The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144630
SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2007

                Shares
Common Stock

Answers Corporation is selling           shares of our common stock. We have granted the underwriters a 30-day option to purchase up to an additional           shares from us to cover over-allotments, if any.

Our common stock is traded on the Nasdaq Global Market under the symbol “ANSW.” On November 8, 2007, the last reported sale price for our common stock was $7.01 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-14.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC	Canaccord Adams

ThinkEquity Partners LLC	Maxim Group LLC

The date of this prospectus supplement is          , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying base prospectus. We are offering to sell shares of common stock and seeking offers to buy common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying base prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or any sale of the common stock.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. Each time we sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was declared effective by the SEC on August 6, 2007. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The accompanying base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus together with the additional information about Answers Corporation to which we refer you in the section of the accompanying base prospectus entitled “Where You Can Find More Information.”

In this prospectus supplement, “Answers,” “we,” “us” and “our” refer to Answers Corporation and its subsidiary and “Lexico” refers to Lexico Publishing Group, LLC. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters overallotment option.

We use various trademarks and trade names in our business, including without limitation “Answers.com,” “AnswerTips,” “WikiAnswers,” “1-Click Answers,” “AnswerRank” and “Brainboost.” Lexico uses various trademarks and trade names in its business, including without limitation “Dictionary.com,” “Thesaurus.com,” “Reference.com” and “Lexico.” This prospectus supplement also contains trademarks and trade names of other businesses that are the property of their respective holders.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information concerning our company, the common stock being sold in this offering and our financial statements appearing in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because this is only a summary, you should read the rest of this prospectus supplement and the accompanying base prospectus, including all documents incorporated by reference, before you invest in our common stock. Read this entire prospectus supplement and the accompanying base prospectus carefully, especially the risks described under “Risk Factors” and the financial statements and related notes, before making an investment decision.

Answers Overview

We are a leading online answer engine. Our Web properties currently consist of Answers.com and WikiAnswers.com. We offer information related to over 4 million topics based on content from brand-name publishers, our WikiAnswers community and our proprietary natural language search technology, which we refer to as Answers from the Web. Answers.com combines and presents targeted information from disparate sources and delivers answers to users’ questions in a single consolidated view. WikiAnswers.com is a user-generated content, or UGC, community-based question and answer site. According to comScore, a global Internet information provider, our Web properties had approximately 14 million unique visitors in September 2007, which ranks Answers Corporation number 62 in the top U.S. Web properties. Our goal is to become the premier online provider of and leading destination for answers on any topic.

According to our internal estimates, our Web properties had approximately 407 million page views during the third quarter of 2007. During the month of September 2007, based on these estimates, approximately 60% of our traffic was generated by search engines; 15% by the definition link appearing on Google’s website result pages; and 25% from direct traffic, which consists of traffic resulting from a direct type-in of our URL, a bookmarked Favorite, a direct link from other Web properties, or a downloaded toolbar.

We believe our valuable content and overall user experience drives traffic to our Web properties, which in turn drives advertising revenue. Our revenue is derived primarily from third party ad networks, which aggregate Web properties looking to monetize their Web traffic and advertisers seeking to advertise on the Internet. We recently began marketing directly to advertisers, and we believe that our direct advertising efforts will be the primary driver of future monetization improvements.

Overview of Lexico Acquisition

On July 13, 2007, we entered into a purchase agreement with the members of Lexico Publishing Group, LLC, a California limited liability company, to acquire all of the outstanding limited liability interests of Lexico for an aggregate purchase price of $100 million in cash, subject to adjustments for closing net working capital and transaction expenses. Our transaction expenses incurred in connection with this acquisition are estimated to be approximately $2.2 million. According to the terms of our agreement, $10 million of the purchase price may be paid to the employees of Lexico, subject to certain terms and conditions. In addition, $10 million of the purchase price will be placed in escrow for 12 months to secure the indemnification obligations of the members under the agreement, as well as any post-closing purchase price adjustments for net working capital or transaction expenses.

Consummation of the acquisition of Lexico is subject to our ability to secure financing for the acquisition, as well as customary conditions to closing, including absence of any legal prohibition on consummation of the acquisition, obtaining governmental and third party consents, the accuracy of the representations and warranties, and delivery of customary closing documents. We intend to use approximately $100 million of the net proceeds from this offering to acquire Lexico.

Lexico Overview

Lexico owns and operates Dictionary.com, Thesaurus.com, and Reference.com. Dictionary.com and Thesaurus.com are two of the most popular destinations on the Internet for information related to words, including definitions, synonyms and antonyms. According to research firm Hitwise, the word “dictionary” ranked as the second most searched generic term on the Internet in 2006. Based on Lexico’s internal estimates, Lexico had more than one billion page views during the third quarter of 2007. According to comScore, Lexico’s Web properties had approximately 15.7 million unique visitors in September 2007, which ranks Lexico number 50 in the top U.S. Web properties. During the month of September 2007, we believe, based on information provided by Lexico, that approximately 85% of Lexico’s traffic was direct traffic, while the remaining 15% was generated by search engines.

Acquisition Benefits

We believe the Lexico acquisition will provide the combined company with the following key benefits:

•	Increased Direct Traffic. Historically, we have relied heavily on search engines for a substantial portion of the traffic on our Web properties. During the month of September 2007, we estimate that approximately 60% of our traffic was generated by search engines. Consequently, indexing algorithm changes and other actions taken by search engines can and have caused significant declines in our traffic. During the month of September 2007, we believe, based on information provided by Lexico, that approximately 15% of Lexico’s traffic was generated by search engines. As a result, Lexico is less susceptible to the loss of traffic as a result of actions taken by search engines. Based on September 2007 data, following the acquisition, we expect that the combined company will have significantly less search engine concentration with approximately 25% of our combined traffic being generated by search engines.

•	Improved Lexico Traffic Monetization. Over the last few years we have significantly improved the monetization rates of our Web traffic. We currently monetize our Web traffic more effectively than Lexico, resulting in comparatively greater revenue per page. We intend to increase Lexico’s monetization rates by using many of the same techniques we have utilized to increase our own monetization rates.

•	Reduced Reliance on Traffic from the Google Definition Link. We estimate that the traffic directed to Answers.com from the definition link appearing on Google’s website search result pages accounted for approximately 15% of the traffic to Answers.com during September 2007. Following the acquisition of Lexico, we believe the percentage of traffic from the Google definition link will account for less than 5% of our combined traffic.

•	Increased Growth of the WikiAnswers Community. The acquisition of Lexico will provide us with additional traffic that we can direct to our WikiAnswers Web property. We believe that this will expand the size, scope and activity of the WikiAnswers community, increasing the overall user value proposition.

•	Increased Operating Scale and Broadened Portfolio of Web Properties. The acquisition of Lexico will broaden our portfolio of Web properties, further establishing us as a leading online answer engine. Based on September 2007 comScore data, the addition of Lexico’s Web properties would have increased our unduplicated reach to over 26.3 million monthly unique visitors, which would have ranked us number 22 in the top U.S. Web properties. We believe that increasing our scale will further help us attract, retain and more deeply engage users, make us increasingly attractive to advertisers and strengthen our employee recruiting efforts.

•	Improved Operating Efficiencies. We expect to benefit from moderate savings on costs and expenses relating to headcount, content and other expenses.

Recent Events

In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In response to this Google algorithm adjustment, we reduced our headcount and related compensation costs, reducing our base payroll expenses by approximately 12%. We have recorded a charge of approximately $250,000 in the third quarter of 2007, related to this restructuring.

In September 2007, Yahoo! dropped our content from its search index, which led to a drop in our Yahoo! directed traffic. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic.

Industry Overview

The Internet has fundamentally changed how people find, access and extract information. The Internet facilitates the classification of diverse content into searchable categories, enabling users to access information more efficiently than with traditional offline sources. We expect that user demand for Internet-based content will continue to grow quickly due to the increasing number of people using the Internet, the increased amount of time people are spending on the Internet and the efficiency of finding information on the Internet.

Internet users are increasingly consulting other users for information and advice, and sharing experiences and opinions as a community. The information generated by online communities is continually being updated, resulting in fresher and more targeted content than that offered by traditional publishers without the associated costs of producing, editing and updating the content.

We believe high-quality, well written, relevant and unique content from respected sources is critical to engage and retain Internet users in search of information. When users find this type of content, we believe, they are more likely to return directly to the provider of this content.

As users spend more time and money online, advertisers are turning to the Internet to market their products and services. Accordingly, advertising is a primary source of revenue for many Internet content websites.

Strategy

We believe our valuable content and overall user experience drives traffic to our Web properties, which in turn drives advertising revenue. Key elements of our strategy to increase revenue include:

•	Improve Traffic Monetization. We strive to improve our traffic monetization rates. In August 2006 we began building our direct sales force and in the fourth quarter of 2006 began marketing directly to advertisers. We believe that our direct advertising efforts will be the primary driver of future monetization improvements. In addition, we work with third party ad networks that we believe optimize the average amount of revenue we earn per page view.

•	Build the WikiAnswers Community. The WikiAnswers community is a source of continuous content creation. We believe the size of the community drives the quantity of the content, content attracts additional users which in turn grows the community. We believe this cyclical pattern is the major source of growth for WikiAnswers. We intend to accelerate this growth by leveraging Lexico’s user base and further enhancing WikiAnswers by incorporating new features to maximize user experience.

•	Expand Content. Content is critical to the success of our business. We plan to continue to offer users high quality, well written, relevant and unique content, which is valued by the user and recognized by the search engine algorithms. Our content strategy includes continuously adding new, rich and unique licensed content as well as proprietary content from our user-generated WikiAnswers community. We also intend to continue offering and enhancing the results and performance of our Answers from the Web natural language search technology.

•	Strengthen the Answers Brands. We are pursuing a brand development strategy that includes public relations, product features that encourage word-of-mouth sharing, and direct marketing to enhance public awareness of our Web properties. We believe our branding strategy will help us become the premier online provider of answers on any topic and the leading free destination site for users searching for any type of information.

•	Enhance the User Experience. We plan to continually enhance the user experience for visitors to our Web properties and further differentiate our Web properties from other online answer engines. We will continue to develop proprietary technologies, such as our Answers from the Web technology, that we believe will allow us to provide a more robust offering and allow us to provide additional features and functionality that users find valuable.

•	Seek Future Acquisitions or Strategic Relationships. We actively seek opportunities to enhance our services, improve our content offerings or grow our user base. We will continue to explore additional acquisition opportunities or strategic relationships that complement our current operations and strategy.

Risks

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus supplement, the accompanying base prospectus, and the documents we have incorporated by reference. In particular see “Risk Factors” beginning on page S-14.

References to Web Property Usage Measurements

Throughout this prospectus supplement, we refer to estimates of traffic. We track the traffic on our Answers.com and WikiAnswers Web properties using two separate systems. Our Answers.com traffic is measured using our internally developed server-side, log-based system. This system is designed to identify traffic from search engine robots and other known Web robots, commonly referred to as Web spiders or Web crawlers, as well as from suspected automated spidering scripts. Traffic from these sources is excluded from the traffic activity measurements.

Through the first quarter of 2007, we reported traffic based on website queries, or traffic directly to one of our Answers.com topic pages. Beginning with the second quarter of 2007, we report traffic based on the more widely recognized industry standard metric of page views. Page views include traffic directly to Answers.com home page, but exclude lookups conducted through 1-Click Answers, AnswerTips and traffic from partners who pay us for providing them our answer-based services.

Based on our internal analysis, we estimate the number of Answers.com page views to be approximately 13% higher than the number of Answers.com queries. This difference is primarily the result of including home page visits in the page view traffic estimates. Traffic and revenue per thousand page views, or RPM, data for the first quarter of 2005 through the second quarter of 2007, as presented in this prospectus supplement, is the result of a conversion of our historical Answers.com query data to estimated page views. The converted Answers.com traffic data represents the product of the historical query data multiplied by 1.13, to adjust historical website query data to the new methodology. Historical RPM for those periods will therefore be approximately 13% lower than amounts reported prior to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007.

With respect to WikiAnswers traffic, we use Visual Sciences, Inc., formerly known as WebSideStory, Inc., HBX Analytics’ tag-based web analytics system. Traffic measurements from this system are generated by our placement of tags on our WikiAnswers Web pages. The HBX Analytics system then independently generates traffic metrics. WikiAnswers community-related statistics, including total number of questions, answers and users, are generated from the WikiAnswers Web property.

We also use Google Analytics measurement services. These measurements are generated by our placement of tags on our Web properties’ pages, which Google Analytics uses to count and report audience metrics independently. We primarily use Google Analytics in cases where other data is unavailable and for purposes of verification of estimates derived from other measurement systems.

Third party services measuring traffic audiences may provide different estimates than the estimates reported by other external services and the estimates reported by internal tracking. These discrepancies may result from differences in methodologies applied or the sampling approaches used by each measuring service.

Throughout this prospectus supplement, we refer to estimates of Lexico’s traffic, which is measured using Lexico’s internally developed server-side, log-based measurement systemfor tracking activity and measuring usage on Dictionary.com, Thesaurus.com and Reference.com. Similar to our practice and in compliance with industry standards, Lexico also excludes traffic resulting from the activity of search engine robots and other known Web robots, as well as from suspected automated spidering scripts.

In June 2007, we retained an independent third party consulting firm to analyze and reconcile the systems used to generate traffic estimates for each of Answers.com and the Lexico Web properties. Based on the recommendations of the third party independent consulting firm, we made certain minor adjustments to our log-based processing system. We believe that the website traffic data contained in this prospectus supplement reflect a consistent traffic measurement methodology.

Corporate Information

We were incorporated as a Texas corporation in December 1998 and reorganized as a Delaware corporation in April 1999. In October 2005, we changed our name from GuruNet Corporation to Answers Corporation. Our principal executive offices are located at 237 West 35th Street, Suite 1101, New York, NY 10001 and our telephone and fax numbers at this location are 646-502-4777 and 646-502-4778, respectively. In addition, we have an office in Israel located at Jerusalem Technology Park, the Tower, Jerusalem 91481 Israel, and our telephone and fax numbers at this location are +972 649-5000 and +972 649-5001, respectively. Our corporate website address is www.answers.com. The information contained on our Web properties or that can be accessed through our Web properties is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Lexico Publishing Group, LLC was formed as a California limited liability company in March 1999. Their principal executive offices are located at 200 Pine Avenue, Suite 20, Long Beach, California 90802 and their telephone and fax numbers at this location are 562-432-7333 and 562-432-7743, respectively. Their corporate website address is www.lexico.com. The information contained on their Web properties or that can be accessed through their Web properties is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million based on the assumed offering price of $ per share (the last reported sales price of our common stock on November , 2007). We intend to apply approximately $100 million of the net proceeds from this offering for the acquisition of Lexico, approximately $2.2 million for estimated related transaction expenses and the remainder for general corporate purposes, including working capital. See “Use of Proceeds.”

Nasdaq Global Market Symbol	ANSW

The above information is based upon 7,854,053 shares of our common stock outstanding as of September 30, 2007. This information does not include 3,242,918 shares of common stock subject to outstanding options and warrants and 212,461 shares of common stock reserved for issuance under our stock plans as of September 30, 2007.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Answers Corporation

The following tables summarize our summary statement of operations and balance sheet data and should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and related notes that appear elsewhere in this prospectus supplement. The summary consolidated statement of operations data for each of the years ended December 31, 2006 and 2005 are derived from our audited consolidated financial statements that appear elsewhere in this prospectus supplement. We derived the summary consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007 from our unaudited consolidated financial statements that appear elsewhere in this prospectus supplement. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements that appear elsewhere in this prospectus supplement and include, in our opinion, all adjustments that are necessary for a fair presentation of our financial position and results of operation for these periods. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
	(in thousands, except share, per share, page view and RPM data)

Consolidated Statement of Operations Data:
Revenue	$7,029	$2,053	$8,404	$4,523

Costs and expenses:
Cost of revenue	3,406	1,158	3,643	2,336
Research and development	5,865	2,190	2,239	5,209
Sales and marketing	3,253	1,818	3,275	2,244
General and administrative	3,385	3,404	3,003	2,530

Total operating expenses	15,909	8,570	12,160	12,319

Operating loss	(8,880)	(6,517)	(3,756)	(7,796)
Interest income, net	553	555	299	430
Other expense, net	(176)	(42)	(11)	(220)

Loss before income taxes	(8,503)	(6,004)	(3,468)	(7,586)
Income taxes	(68)	13	(33)	(9)

Net loss	$(8,571)	$(5,991)	$(3,501)	$(7,595)

Basic and diluted net loss per common share	$(1.12)	$(0.88)	$(0.45)	$(1.00)
Weighted average shares used in computing basic and diluted net loss per common share	7,673,543	6,840,362	7,844,900	7,632,283

Other Data:
Adjusted EBITDA(1)	$(2,289)	$(4,466)	$(1,127)	$(2,083)
Answers.com average daily page views	3,420,000	1,840,000	4,700,000	3,120,000
Answers.com RPM	$5.41	$2.63	$5.59	$5.07

	As of September 30, 2007
		Pro Forma
	Actual	As Adjusted(2)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,293
Working capital	6,816
Total assets	18,368
Long-term liabilities	1,158
Total stockholders’ equity	14,936

(1)	We define Adjusted EBITDA as net earnings before interest, taxes, depreciation, amortization, stock-based compensation, foreign currency exchange rate differences and certain non-recurring revenues and expenses.

We believe that the presentation of Adjusted EBITDA provides useful information to investors because these measures enhance their overall understanding of the financial performance and prospects of our ongoing business operations. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods. Adjusted EBITDA is used by our management team to plan and forecast our business because it removes the impact of our capital structure (interest expense), asset base (amortization and depreciation), stock-based compensation expenses, taxes, foreign currency exchange rate differences and certain non-recurring revenues and expenses from our results of operations. More specifically, we believe that removing these impacts is important for several reasons:

•	Adjusted EBITDA disregards amortization of intangible assets and other specified costs resulting from acquisitions. Specifically, we exclude (a) amortization of acquired technology from our acquisition of Brainboost Technology, LLC, or Brainboost, developer of the Brainboost Answer Engine, which has been integrated into our Answers from the Web technology; (b) compensation expense resulting from the portion of the stock component of the Brainboost purchase price that was deemed compensation expense; (c) penalty payments to the sellers of Brainboost resulting from our failure to timely register the common stock they received in connection with the acquisition; and (d) amortization of intangible assets relating to our acquisition of WikiAnswers. We believe that excluding these expenses is helpful to investors, due to the fact that they relate to prior acquisitions and are not necessarily indicative of future operating expenses. While we exclude these expenses from Adjusted EBITDA we do not exclude the revenue derived from the acquisitions. The revenue attributable to WikiAnswers.com, in the nine months ended September 30, 2007 and 2006 was $598 thousand and $0, respectively. The revenue attributable to our acquisition of the Brainboost technology is not quantifiable due to the nature of its integration.

•	We believe that, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, excluding stock-based compensation from Adjusted EBITDA enhances the ability of management and investors to compare financial results over multiple periods.

•	We believe that, excluding depreciation, interest, foreign currency exchange rate differences and taxes from Adjusted EBITDA provides investors with additional information to measure our performance, by excluding potential differences caused by variations in capital structures (affecting interest expense), asset composition, and tax positions.

•	Prior to December 2003, we sold lifetime subscriptions to our GuruNet service, generally for $40 per subscription. In December 2003, we decided to alter our pricing model and moved to an annual subscription model, for which we generally charged our subscribers $30 per year. We have not sold subscriptions since our launch of Answers.com in January 2005. In February 2007, we terminated the GuruNet service and recognized $425 thousand of deferred revenue as revenue during the quarter ended March 31, 2007. We believe that the recognition of the $425 thousand of revenue is a one-time, non-cash event and is not reflective of our core business and core operating results, and we have therefore excluded this amount from Adjusted EBITDA.

Adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles and should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Investors are cautioned that there are inherent limitations associated with the use of Adjusted EBITDA as an analytical tool. Some of these limitations are:

•	Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles;

•	Many of the adjustments to Adjusted EBITDA reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future;

•	Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than us, thus limiting its usefulness as a comparative tool;

•	Adjusted EBITDA does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in our business;

•	Adjusted EBITDA does not reflect changes in our cash and investment securities and the results of our investments;

•	Adjusted EBITDA excludes taxes, which is a significant cost to most businesses; and

•	Because Adjusted EBITDA does not include stock-based compensation, it does not reflect the cost of granting employees equity awards, a key factor in management’s ability to hire and retain employees.

We compensate for these limitations by providing specific information in the reconciliation to the GAAP amounts excluded from Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net loss is as follows:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2006	2005	2007	2006
		(in thousands)

Net loss	$(8,571)	$(5,991)	$(3,501)	$(7,595)
Interest income, net	(553)	(555)	(299)	(430)
Foreign currency exchange rate differences	(50)	42	11	(7)
Income taxes	68	(13)	33	9
Depreciation and amortization	1,291	282	1,356	908
Stock-based compensation	5,299	1,769	1,698	4,804
Subscription revenue from lifetime subscriptions	—	—	(425)	—
Non recurring penalty payment in connection with registration of shares	227	—	—	227

Adjusted EBITDA	$(2,289)	$(4,466)	$(1,127)	$(2,083)

(2)	Gives effect to the acquisition of Lexico and the sale by us of shares of our common stock in this offering at an assumed public offering price of $ (which is the last reported sale price for our common stock on November , 2007) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Lexico

The following tables summarize the historical financial data of Lexico and should be read together with Lexico’s financial statements and related notes that appear elsewhere in this prospectus supplement. The summary statement of operations data for each of the years ended December 31, 2006 and 2005 are derived from Lexico’s audited financial statements that appear elsewhere in this prospectus supplement. We derived the summary statement of operations data for the nine months ended September 30, 2007, and 2006 and the balance sheet data as of September 30, 2007 from Lexico’s unaudited financial statements that appear elsewhere in this prospectus supplement. The unaudited financial statements for Lexico have been prepared on a basis consistent with Lexico’s audited financial statements included elsewhere in this prospectus supplement and include, in the opinion of Lexico, all adjustments that are necessary for a fair presentation of Lexico’s financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
	(in thousands, except page view and RPM data)

Statement of Operations Data:
Revenue	$7,015	$5,683	$6,180	$4,989

Costs and expenses:
Cost of revenues	1,648	924	1,522	1,198
Selling, general and administrative expenses	2,575	1,759	2,294	1,727

Total operating expenses	4,223	2,683	3,816 (1)	2,925

Operating income	2,792	3,000	2,364	2,064
Interest income	29	19	48	18

Income before income taxes	2,821	3,019	2,412	2,082
Income tax expense	(13)	(19)	(9)	(10)

Net income	$2,808	$3,000	$2,403	$2,072

Other Data:
EBITDA (2)	$2,911	$3,077	$2,476	$2,152
Average daily page views	10,640,000	7,960,000	12,750,000	9,900,000
RPM	$1.72	$1.84	$1.70	$1.75

As of September 30,
2007
(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$2,336
Working capital	3,297
Total assets	4,969
Long-term liabilities	—
Total members’ equity	$4,168

(1)	Includes $516 thousand of legal, accounting and banking fees incurred in connection with the planned sale of Lexico to Answers.

(2)	EBITDA for Lexico is defined as net earnings before interest, taxes, depreciation and amortization. EBITDA removes the impact of the entity’s capital structure (interest expense), asset base (amortization and depreciation of property and equipment), and taxes from its results of operations.

We believe that the presentation of EBITDA for Lexico provides useful information to investors because these measures enhance their overall understanding of the financial performance and prospects of Lexico’s ongoing business operations.

EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Investors are cautioned that there are inherent limitations associated with the use of EBITDA as an analytical tool. Some of these limitations are:

•	Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles;

•	Other companies, including other companies in Lexico’s industry, may calculate EBITDA differently than Lexico, thus limiting its usefulness as a comparative tool;

•	EBITDA does not reflect the periodic costs of certain assets used in generating revenues in our business;

•	EBITDA does not reflect changes in Lexico’s cash and investment securities and the results of its investments; and

•	EBITDA excludes taxes, which is a significant cost to most businesses.

We compensate for these limitations by providing specific information in the reconciliation to the GAAP amounts excluded from EBITDA. A reconciliation of EBITDA, to net earnings, is as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
		(in thousands)

Net income	$2,808	$3,000	$2,403	$2,072
Interest income	(29)	(19)	(48)	(18)
Income taxes	13	19	9	10
Depreciation and amortization of property and equipment	119	77	112	88

EBITDA	$2,911	$3,077	$2,476	$2,152

Pro Forma

The following unaudited pro forma financial data has been derived from unaudited pro forma financial statements and related notes set forth on pages F-48 through F-55. This information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of Answers and Lexico giving effect to the proposed acquisition as if such transaction occurred January 1, 2006. Further, the allocations of purchase price is preliminary and may change. The unaudited pro forma financial data is based on estimates and assumptions made solely for the purposes of developing such pro forma information. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the acquisition.

Answers Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the nine months ended September 30, 2007

	Historical			Pro Forma		Pro Forma
	Answers	Lexico		Adjustments		Combined
	(in thousands, except for share and per share data)

Revenue	$8,404	$6,180		—		$14,584
Costs and expenses:
Cost of revenue	3,643	1,522		(76	)(1)	5,160
				41	(2)
				30	(3)
Research and development	2,239	—		76	(1)	3,540
				475	(2)
				750	(4)
Sales and marketing	3,275	—		608	(2)	3,883
General and administrative	3,003	—		1,170	(2)	5,546
				1,373	(3)
Selling, general and administrative expenses		2,294		(2,294	)(2)	—

Total operating expenses	12,160	3,816	*	2,153		18,129

Operating income (loss)	(3,756)	2,364		(2,153)		(3,545)
Interest income, net	299	48		—		347
Other expense, net	(11)	—		—		(11)

Income (loss) before income taxes	(3,468)	2,412		(2,153)		(3,209)
Income taxes	(33)	(9)		(1,541	)(5)	(1,583)

Net income (loss)	$(3,501)	$2,403		$(3,694)		$(4,792)

Basic and diluted net loss per common share	$(0.45)					$(0.21)
Weighted average shares used in computing basic and diluted net loss per common share	7,844,900			14,961,091	(6)	22,805,991

*	Includes $516 thousand of legal, accounting and banking fees incurred in connection with the planned sale of Lexico to Answers.

Answers Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2006

	Historical		Pro Forma		Pro Forma
	Answers	Lexico	Adjustments		Combined
	(in thousands, except for share and per share data)

Revenue	$7,029	$7,015	—		$14,044
Costs and expenses:
Cost of revenue	3,406	1,648	(67	)(1)	7,661
			56	(2)
			2,500	(4)
			118	(3)
Research and development	5,865	—	67	(1)	9,228
			646	(2)
			2,650	(4)
Sales and marketing	3,253	—	1,018	(2)	7,371
			3,100	(4)
General and administrative	3,385	—	855	(2)	6,821
			750	(4)
			1,831	(3)
Selling, general and administrative expenses	—	2,575	(2,575	)(2)	—

Total operating expenses	15,909	4,223	10,949		31,081

Operating income (loss)	(8,880)	2,792	(10,949)		(17,037)
Interest income, net	553	29	—		582
Other expense, net	(176)	—	—		(176)

Income (loss) before income taxes	(8,503)	2,821	(10,949)		(16,631)
Income taxes	(68)	(13)	(2,054	)(5)	(2,135)

Net income (loss)	$(8,571)	$2,808	$(13,003)		$(18,766)

Basic and diluted net loss per common share	$(1.12)				$(0.83)
Weighted average shares used in computing basic and diluted net loss per common share	7,673,543		14,961,091	(6)	22,634,634

(1)	Cost of revenue of Lexico has been reclassified to conform to Answers’ presentation as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2007	2006
	(in thousands)	(in thousands)

Cost of revenue	$1,446	$1,581
Research and development	76	67

Cost of revenue, as reported by Lexico	$1,522	$1,648

(2)	Selling, general and administrative expenses of Lexico have been reclassified to conform to Answers’ presentation as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2007	2006
	(in thousands)	(in thousands)

Cost of revenue	$41	$56
Research and development	475	646
Sales and marketing	608	1,018
General and administrative	1,170	855

Total selling, general and administrative expenses, as reported by Lexico	$2,294	$2,575

(3)	These pro forma adjustments represent the additional amortization expense for the amortizable intangible assets acquired in connection with the Lexico acquisition, assuming the acquisition of Lexico occurred on January 1, 2006:

			Nine Months Ended	Year Ended
	Gross Carrying		September 30,	December 31,
	Amount	Life	2007	2006
	(in thousands)	(years)	(in thousands)	(in thousands)

Cost of revenue:
Subscribers’ customer base	$119	3	$30	$40
Technology	78	1	—	78

			$30	$118

General and administrative
Domain name	$13,843	10	$1,038	$1,384
Non-compete	894	2	335	447

			$1,373	$1,831

(4)	As part of the total acquisition cost, $10.0 million may be paid to the employees of Lexico, or the Lexico Employee Bonuses, subject to certain terms and conditions and a pre-determined payout schedule, which in most cases is one year. Based on the assumption that the acquisition of Lexico occurred on January 1, 2006, the Lexico Employee Bonuses would have been recorded as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2007	2006
	(in thousands)	(in thousands)

Cost of revenue	$—	$2,500
Research and development	750	2,650
Sales and marketing	—	3,100
General and administrative	—	750

Total Lexico Employee Bonuses	$750	$9,000

(5)	This pro forma adjustment represents the tax expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes,” for temporary differences that will result from the amortization of the first component of goodwill for income tax reporting purposes at a statutory rate of 40.66%. The $10 million of compensation expense payable to the employees of Lexico represents a second component of goodwill, the tax benefit of which will be recognized when realized on the tax return and will be applied as a reduction to goodwill related to the acquisition at such time.

(6)	This pro forma adjustment assumes that we issued 14,961,091 shares of Answers common stock to acquire Lexico on January 1, 2006. This number of shares issued is based on the preliminary purchase price of Lexico divided by $7.01, the closing sale price of our common stock as reported by the Nasdaq Global Market on November 8, 2007.

Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the 14,961,091 shares assumed to be issued, to the weighted average number of shares outstanding for each period.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to the Acquisition

If we fail to increase Lexico’s traffic monetization rates, it may have a materially adverse impact on the anticipated benefits of this acquisition.

We currently monetize our Web traffic more effectively than Lexico, resulting in comparatively greater revenue per page. During the third quarter of 2007, our RPM was $5.41 compared to Lexico’s RPM of $1.87. We expect to improve Lexico’s monetization rates by using the same techniques we have used to increase the monetization of our sites, including, changing site design, changing the color, background, placement and number of textual ads displayed, increasing the size and number of display ads per page, and adding or switching ad providers or types of ads introduced. However, our assumptions may be incorrect and we may not be able to improve Lexico’s monetization rates for several reasons, including:

•	the users of Lexico’s Web properties may behave differently than the users of our Web properties;

•	our assumptions regarding the probability that Lexico’s users will click on the ads displayed on the Lexico Web properties may be incorrect; or

•	we may make a modification to the Lexico Web properties that damages the look or experience for their users.

Our failure to increase Lexico’s monetization rates may have a material adverse impact on the anticipated benefits of the Lexico acquisition.

We may not be able to maintain or grow Lexico’s traffic.

In 2006, Lexico’s Web properties generated overall traffic of approximately 3.9 billion page views, which is approximately three times the number of page views generated by our existing Web properties. For the nine months ended September 30, 2007, Lexico’s Web properties generated overall traffic of approximately 3.5 billion page views. Although we expect that this traffic will grow under our management of Lexico’s Web properties, we cannot assure you that we will be successful in increasing the traffic to the Lexico Web properties, nor can we assure you that we will be able to maintain Lexico’s current levels of traffic, which may materially adversely affect our business and financial results.

If Google does not amend our Google Services Agreement to include the Lexico Web properties after the acquisition or consent to the transfer of Lexico’s Google Services Agreement to us after the acquisition, we may suffer a material reduction in our anticipated ad revenues, which would adversely affect our business and financial results.

Our business is dependent on our Google Services Agreement, or GSA, under which we obtain most of the advertisements displayed on our Web properties and earn most of our ad revenues. Lexico is dependent to a lesser extent on their GSA. Lexico’s GSA requires Google’s consent for the transfer of Lexico’s GSA. If we are unable to incorporate the Lexico Web properties into our GSA, obtain consent for the transfer of Lexico’s GSA to us, or enter into a new GSA with respect to the Lexico Web properties we will have to obtain listings and advertisements from alternative providers. In addition, we may not be able to negotiate terms and ad services as favorable as those that our current GSA provides. This may result in a material reduction in our anticipated ad revenues from the Lexico web properties which may adversely affect our business and financial results.

We may not be able to realize other intended benefits of the acquisition of Lexico, which could adversely affect our financial condition.

We intend to use approximately $100 million of the net proceeds from this offering to acquire Lexico. The success of the acquisition will depend, in part, on our ability to realize the assumed benefits of the acquisition, set forth in detail beginning on page S-54 of this prospectus supplement. However, our assumptions and rationale for the acquisition may be incorrect and we may not be able to realize such benefits. As a result, we cannot assure you that the acquisition will be successful or will not harm our current business. Failure to achieve these benefits could adversely affect our financial results.

Our sale of equity securities in the market to obtain financing for the acquisition could lead to a decline in the price of our common stock.

The issuance of shares of our common stock in this offering to obtain financing for the acquisition will have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the acquisition of Lexico could cause some of our stockholders to sell their stock, causing the price of our stock to decline. Assuming a public offering price of $     , which is the last reported sale price for our common stock on November   , 2007,           shares of our common stock would be issued by us in this offering resulting in     % dilution. An increase of $1.00 in the assumed public offering price would decrease the number of shares offered to          . Similarly, a decrease of $1.00 in the assumed public offering price, would increase the number of shares offered to           .

We have a limited number of common shares available for future issuance which could adversely affect our ability to raise capital or consummate acquisitions.

We are authorized to issue 30,000,000 shares of common stock. We currently have outstanding 7,854,890 shares of common stock, or 11,309,432 shares of common stock after giving effect to the exercise of all outstanding options and warrants. After giving effect to the        shares of common stock issued in this offering, we will have outstanding        shares of common stock, or        shares of common stock after giving effect to the exercise of all outstanding options and warrants. To facilitate the raising of additional capital or the completion of acquisitions, it is likely that we will seek shareholder approval to increase the number of shares of common stock we are authorized to issue.

Because we will have limited resources after the Lexico acquisition, and because of the significant competition for acquisitions, we may not able to consummate an acquisition with growth potential, if at all.

The Lexico acquisition will result in significant costs to us, and in certain circumstances we may be required to pay a termination fee to Lexico if we do not complete the acquisition. Payment of the termination fee would materially adversely affect our business and financial results.

The acquisition will result in significant costs to us. Transaction costs will be substantial, and additional unanticipated costs may be incurred. These costs will be incurred whether or not the acquisition is completed. Under certain circumstances, if we do not complete the acquisition, under the terms of the purchase agreement, we may be required to pay Lexico a termination fee of $2 million. Under the terms of the purchase agreement, we may also be obligated to reimburse Lexico’s costs up to a maximum of $400,000. Should the purchase agreement be terminated in circumstances under which this termination fee is payable, the payment of the fee would materially adversely affect our business and financial results.

Completion of the Lexico acquisition is subject to conditions to closing in the purchase agreement that could delay completion of the acquisition or impose conditions that could have a material adverse effect on us or that could cause abandonment of the acquisition.

The closing of the acquisition is subject to certain closing conditions as set forth in the purchase agreement, such as obtaining the financing for the acquisition, receipt of certain closing deliveries and obtaining all necessary approvals and consents. If any of the closing conditions to the acquisition are not satisfied or, where permissible, not waived, the acquisition will not be consummated. Failure to consummate the acquisition could negatively impact our stock price, future business and operations, and financial condition. Any delay in the consummation of the acquisition or any uncertainty about the consummation of the acquisition could also adversely affect our business, growth, revenue and results of operations.

We may not be able to successfully integrate Lexico’s operations, which could adversely affect our financial condition and results of operations.

Our ability to integrate the operations of Lexico will depend, in part, on our ability to overcome or address a number of challenges, including:

•	the difficulties of assimilating the operations of Lexico in our ongoing operations;

•	the potential loss of key employees of Lexico subsequent to the acquisition;

•	the successful incorporation of the acquired Web properties into our products and services;

•	the acquired Web properties may not perform as well as we anticipate due to various factors, such as disruptions caused by the integration of operations with us and changes in economic conditions;

•	the possible impairment of relationships with current employees, users or advertisers as a result of the integration of new management or operations;

•	the diversion of management attention to the integration of operations could have a negative impact on our existing business; and

•	we may experience greater than expected costs or difficulties relating to the integration of Lexico or may not realize the expected revenues from the transaction within the expected timeframe, if at all.

We cannot assure you that we will be able to integrate Lexico’s operations without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

If the liabilities we assume in the Lexico acquisition are greater than expected, or if there are unknown liabilities, our business could be materially and adversely affected.

We intend to acquire the outstanding equity interests in Lexico through an acquisition. Lexico may be subject to liabilities unknown to us that, if asserted, could have a material adverse effect on us, including:

•	claims of vendors or other persons dealing with Lexico;

•	liabilities, claims and litigation, whether or not incurred in the ordinary course of business, relating to periods prior to the acquisition of Lexico, including with respect to the intellectual property used by Lexico in its business;

•	claims for indemnification by members or employees and others who may be indemnified by Lexico; and

•	liabilities for taxes relating to periods prior to the acquisition.

Although the purchase agreement provides us with indemnification protection, the indemnification is limited and may be insufficient if any significant liabilities are found, depending on the amount, timing and nature of any claim. As a result, we cannot assure you that the acquisition will be successful or will not, in fact, harm our business. Among other things, if the liabilities we have assumed are greater than expected and are not covered by the sellers’ indemnification, the acquisition could have a material adverse effect on us. In addition, if we learn of information with respect to Lexico, after completion of the acquisition, that prevents us from making the certifications required by the Sarbanes-Oxley Act of 2002, investors’ confidence in our reporting capabilities could be reduced, and our business could be materially adversely affected.

The pro forma financial statements are presented for illustrative purposes only and may not be indicative of the combined company’s financial condition or results of operations following the acquisition.

The pro forma financial statements that appear herein were presented for illustrative purposes only and may not be indicative of the combined company’s financial statements. The pro forma financial statements have been derived from our and Lexico’s historical financial statements and certain adjustments and assumptions have been made regarding the combined company after giving effect to the acquisition. The information upon which these adjustments and assumptions have been made is based on estimates, and such adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the acquisition. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the acquisition.

Risks Related to our Business

We have incurred significant and continuing net losses since our inception and may continue to incur losses.

We incurred net losses of approximately $8.6 million and $6.0 million for the years ended December 31, 2006 and 2005, respectively. As of September 30, 2007, we had an accumulated deficit of approximately $58.5 million. We cannot assure you that we will be able to achieve net income on a quarterly or annual basis. If our revenues do not increase, or if our operating expenses exceed expectations or cannot be reduced, we will continue to incur substantial losses, which would materially adversely affect our business and financial results.

If search engines alter their algorithms or methods or otherwise restrict the flow of users visiting our Web properties, our business and financial results could suffer.

Search engines serve as origination Web properties for users in search of information, and our topic pages often appear as one of the top links on the pages returned by search engines in response to users’ search queries. As a result, we rely heavily on search engines for a substantial portion of the users visiting our Web properties. According to our internal estimates traffic to our Web properties originating from search engines during September 2007, excluding Google-directed definition link traffic, was approximately 60% of the overall traffic to our Web properties, the majority of which originated from Google and, to a lesser but still significant extent, Yahoo!. Our WikiAnswers search engine traffic during the same period was even more significant, amounting to approximately 85% of its overall traffic. According to Lexico’s internal data, Lexico’s traffic originating from search engines during September 2007 was approximately 15% of Lexico’s overall traffic. After the closing of the acquisition, we believe that, on a combined aggregated basis, we would have traffic originating from search engines of approximately 25% of our overall traffic. If our traffic from search engines declines for any reason, we would suffer a significant decline in overall traffic and revenue. For example, In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In response to the Google algorithm adjustment, we reduced our headcount and related compensation costs, reducing our base payroll expenses by approximately 12%. In September 2007, Yahoo! dropped our content from its search index, which led to a drop in our Yahoo! directed traffic. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic. Search engines, at any time and for any reason, could change their algorithms that direct search queries to our Web properties or could restrict the flow of users visiting our Web properties specifically. In fact, as illustrated above, on occasion our Web properties have experienced decreases in traffic, and consequently in revenue, due to these search engine actions. We cannot guarantee that we will successfully react to these actions in the future and recover the lost traffic. Accordingly, a change in algorithms that search engines use to identify Web pages towards which traffic will ultimately be directed, or a restriction on the flow of users visiting our Web properties from the search engines, could cause a significant decrease in traffic and revenues, which could adversely affect our business and financial results.

Components of our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced rapid growth in our headcount and operations over the past several years, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects and may increase the risks that we will not continue to be successful and that our financial results could suffer.

There are two primary categories of Internet advertising, pay-per-performance, or most commonly cost per click, or CPC, and pay-per-impression, or cost per 1,000 impressions, or CPM. In the case of performance-based advertising, the advertiser only pays when a user clicks on an ad, as opposed to viewing the ad, as in impression-based advertising. We first derived advertising revenue in the first quarter of 2005, and we have only a short operating history with our CPC and CPM advertising model. As a result, we have very little operating history to aid in assessing our future prospects. Also, we derive nearly all of our revenues from online advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. We will encounter risks and difficulties as a growing company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We depend on Google to direct traffic to Answers.com through its definition link, and the loss of this source of traffic could reduce our ad revenues and adversely affect our business and financial results.

A significant percentage of our direct traffic is directed to Answers.com by the definition link appearing on Google’s website result pages. As an additional result of this arrangement, a significant number of secondary users visit Web properties via the definition link and perform additional searches. We refer to these users as secondary traffic. The definition link traffic is the result of a unilateral decision by Google to link certain definitions to Answers.com, and not any contractual relationship. Google may change these links at any time, in its sole discretion. According to our internal estimates, for September, 2007, the primary and secondary traffic from the Google definition link accounted for approximately 15% of the traffic to our Web properties. If Google stops directing traffic to Answers.com through its definition link, we would experience a significant reduction in our traffic and the corresponding ad revenues, which would adversely affect our business and financial results.

If our GSA is terminated by Google, we would have to seek an alternative provider of listings and advertisements, which could adversely affect our business and financial results.

Our business is dependent on the GSA, under which we obtain most of the advertisements displayed on our Web properties and earn most of our ad revenues. Google may terminate the GSA with no advance notice if we:

•	take certain prohibited actions including, among other things:

•	editing or modifying the order of search results,

•	redirecting end users, producing or distributing any software which prevents the display of ads by Google,

•	modifying, adapting or otherwise attempting to obtain source code from Google technology, content, software and documentation or

•	engaging in any action or practice that reflects poorly on Google or otherwise disparaging or devaluing Google’s reputation or goodwill;

•	breach the grant of a license to us by Google of certain trade names, trademarks, service marks, logos, domain names and other distinctive brand features of Google;

•	breach the confidentiality provisions of the GSA;

•	breach the exclusivity provisions of the GSA; or

•	materially breach the GSA more than two times, irrespective of any cure to such breaches.

The GSA is scheduled to expire on January 31, 2010, unless renewed upon mutual written consent.

Google’s termination of the GSA would result in our need to replace this relationship and obtain listings and advertisements from alternative providers, and we may not succeed in receiving equally favorable as those provided in the GSA. Termination of the GSA and our failure to replace it on equally favorable terms could result in a material reduction in our ad revenues and could adversely affect our business and financial results.

Our direct ad sales efforts may suffer if advertisers do not find our Web properties to be effective for promoting their products and services, which could have an adverse effect on our business and financial results.

In late 2006, our advertising sales team began marketing directly to advertisers. However, we cannot assure you that these advertisers will find our Web properties to be as effective as other Web properties or traditional media for promoting their products and services. Failure on our part to convince advertisers of the suitability of our Web properties for their needs, or our inability to generate the advertisers’ desired levels of traffic, could make it difficult to attract new advertisers and may cause us to lose relationships with existing advertisers, which could have an adverse effect on our business and financial results.

The failure of WikiAnswers to grow in accordance with our expectations could have an adverse impact on our business and financial results.

We are spending increasing amounts of money and devoting greater resources to the development of WikiAnswers. We expect to derive an increasingly significant portion of our revenues from WikiAnswers. We intend to utilize the strategies we have used with Answers.com to increase monetization of our WikiAnswers Web property. If WikiAnswers fails to perform as well as we anticipate, our business and financial results could be adversely affected.

If Internet users do not interact with our WikiAnswers Web property frequently or if we fail to attract new users to the service, our business and financial results will suffer.

The success of our WikiAnswers Web property is largely dependent upon users constantly interacting with the community by asking questions, posting answers and improving upon both. We need to attract users to register as community members, visit the Web property frequently and spend increasing amounts of time on the Web property when they visit. In addition, only a very small number of users actually post information on the site on a regular basis and are engaged in improving the information it contains. If we are unable to encourage users to interact more frequently with our WikiAnswers Web property and to increase the amount of user generated content they provide, our ability to attract new users to the Web property, increase the number of registered users loyal to the community and attract advertisers to WikiAnswers will be diminished and adversely affected. As a result, our business and financial results will suffer, and we will not be able to grow our business as planned.

If we are unable to improve and maintain the quality of content being contributed to WikiAnswers, the Web property will become less valuable to the users, less popular as a destination for obtaining answers to questions and its growth will be negatively affected, which in turn could adversely impact our financial results.

It is critical that we ensure that the quality of content being posted on WikiAnswers, both questions and answers, is maintained and improved over time. The better the quality of the content generated on the Web property, the more valuable the Web property will be for users in search of answers, which in turn will lead to stronger growth in the community size. We will need to closely monitor the content being contributed by users and constantly be on the alert for and filter out content that does not add value, or even worse, damages the user experience. If we fail to maintain and improve the quality of the Web property’s content, the appeal of WikiAnswers to users may diminish and the growth of the Web property may be negatively affected, which in turn could cause our financial results to suffer.

If we are unable to attract and retain dedicated supervisors for WikiAnswers for the administration of the Web property and the encouragement of the community’s expansion, our plans for growing WikiAnswers may fail and our results of operations may be adversely affected.

Much of the effort of administering WikiAnswers, monitoring its activity and ensuring its steady growth and development is borne by a large group of external supervisors, the vast majority of whom are not employed by us and not compensated for their efforts. The supervisors are in charge of monitoring questions and answers in specific categories in an effort to ensure questions are being answered timely, prevent vandalism, improve consistency and encourage high-quality contributions. As of October 31, 2007, the community enjoyed the benefit of over 100 such supervisors. The success of WikiAnswers is dependant, to a certain extent, on the continued attention of these supervisors to WikiAnswers. If we are not able to attract and maintain enough supervisors, the WikiAnswers Web property will suffer and the Web property will become less attractive to users, which in turn will adversely affect the site’s growth and our business and financial results.

We generate our revenue almost entirely from advertising so uncertainties in the Internet advertising market and our failure to increase advertising inventory on our Web properties could adversely affect our ad revenues.

We generated approximately 86%, 97% and 93%, respectively, of our revenues in 2005, 2006 and for the nine months ended September 30, 2007 from our advertisers. Although worldwide online advertising spending is growing steadily, it represents only a small percentage of total advertising expenditures. Our advertisers can generally terminate their contracts with us at any time. Advertisers will not continue to do business with us if their investment in Internet advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If the Internet does not continue to be a widely accepted as a medium for advertising and the rate of advertising on the Internet increase, our ability to generate increased revenues could be adversely affected. We believe that growth in our ad revenues will also depend on our ability to increase the number of pages on our Web properties to provide more advertising inventory. If we fail to increase our advertising inventory at a sufficient rate, our ad revenues could grow more slowly than we expect, which could have an adverse effect on our financial results.

New technologies could block Internet ads, which could harm our financial results.

Technologies have been developed, and are likely to continue to be developed, that can block the display of Internet ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of their ads. Ad-blocking technology may cause a decrease in the number of ads that we can display on our Web properties, which could adversely affect our ad revenues and our financial results.

We face significant competition from search engines, destination portals and other free reference and industry-specific Web properties that could adversely impact our competitive position.

We face significant competition from a wide variety of Web properties, including traditional search engines, such as Google, Yahoo! and Ask.com, destination portals and other free online answer engines, such as About.com, TheFreeDictionary.com and Wikipedia.org. We also compete with industry-specific Web properties, such as Bankrate.com and WebMD.com, as well as with other popular question and answer sites, such as Yahoo! Answers and Answerbag.com. Many of our competitors have longer operating histories, more extensive management experience, an employee base with more extensive experience, better geographic coverage, larger consumer bases, greater brand recognition and significantly greater financial, marketing and other resource than we do. We expect competition to intensify in the future. If our competitors are more successful than we are in developing compelling products or attracting and retaining users or advertisers, then our competitive position and financial results could be adversely affected.

Our failure to generate direct traffic to our Web properties could adversely affect our business and financial results.

In addition to search engine traffic and traffic directed by the Google definition link, our traffic also originates from Internet users arriving at our Web properties directly by typing our website address directly into their Web browser, bookmarking our Web properties, using AnswerTips and visiting sites that direct users to our Web properties. Given the wide availability of free search engines and reference content sites, we may not be able to retain current Internet users or attract new Internet users in this direct fashion. If we are unable to retain our direct Internet users or attract new direct Internet users, our ability to generate revenues would be adversely impacted, which could adversely affect our business and financial results.

Traffic to our Web properties and advertising demand fluctuates significantly on a seasonal basis, which impacts our operations from quarter to quarter.

Many of our users are students that utilize our Web properties as reference sources. Our traffic fluctuates with the academic school year, rising from February through May, falling to its lowest levels during the summer months, rising again in September and falling again in December through January. We expect traffic to our Web properties to continue to fluctuate seasonally in the future. This seasonal fluctuation in traffic results in a fluctuation in our quarterly revenues, since fewer users to our Web properties translates into fewer users viewing or clicking on the advertisements on our Web properties. In addition, the demand for our advertising inventory fluctuates during the year based on the seasonal needs of our advertisers, rising to its highest levels during the fourth quarter and falling to its lowest levels in the first quarter. Accordingly, our revenue fluctuates based on the seasonality of our traffic and advertising demand. The effect of this seasonality makes it difficult to estimate future operating results based on the results of any specific quarter. As a result, we may be unable to forecast our revenue accurately, and a failure to meet our revenue or expense forecasts could have an immediate and negative impact on the market price of our common stock.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-

date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall.

Our partnerships and revenue-sharing arrangements with third-parties may not be renewed or continued, which could impact our credibility in the marketplace, which could adversely affect our traffic and revenues.

We have entered into revenue-sharing and other arrangements with third parties that direct traffic to our Web properties and license our online answer engine services, and we plan to enter into similar arrangements in the future. Although these arrangements have not had a substantial impact on our revenues to date, they have provided us with third party validation of our product offerings. We believe these arrangements and similar arrangements may result in significant revenues in the future. These arrangements may be terminated or discontinued by the third parties upon varying notice periods. If these arrangements and similar arrangements impact our revenues substantially in the future, then termination of any of these arrangements would result in the loss of ad revenue and adversely affect our financial condition. Further, termination of any of these arrangements could impact our credibility in the marketplace, which could adversely affect our traffic and revenues.

We may not be successful in expanding our business through acquisitions, business combinations and other transactions, and, even if we are successful, our operations may be adversely affected as a result of these transactions.

We intend to pursue acquisitions, business combinations and joint ventures, which we refer to as extraordinary transactions. Our ability to implement this business strategy depends in large part on our ability to compete successfully with other entities for acquisition candidates and joint venture partners. Factors affecting our ability to compete successfully include:

•	our financial condition and resources relative to the financial condition and resources of competitors;

•	our ability to issue common stock as potential consideration;

•	the attractiveness of our common stock as potential consideration relative to the common stock of competitors;

•	our ability to obtain financing; and

•	our available cash, which depends upon our results of operations and our cash demands.

In addition, we may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or such acquisitions may be viewed negatively by customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses or adversely affect our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, financial condition and operating results.

If we fail to maintain and enhance awareness of our Web properties, our business and financial results could be adversely affected.

We believe that maintaining and enhancing awareness of our Web properties is critical to achieving widespread acceptance of our services and to the success of our business. We also believe that the importance of brand recognition will increase due to the relatively low barriers to entry in our market. Maintaining and enhancing our Web properties may require us to spend increasing amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts, and these investments may not be successful. Further, even if these efforts are successful, they may not be cost-

effective. If we are unable to continuously maintain and enhance our Web properties, our traffic may decrease and we may fail to attract advertisers, which could in turn result in lost revenues and adversely affect our business and financial results.

Our failure to license compelling content and provide our users with quality reference information could result in lost revenue, as a result of a loss of users and advertisers.

We believe our future success depends in part upon our ability to deliver valuable content through our Web properties. We are heavily dependent on licensed content. We cannot guarantee that we will be able to enter into new or renew current or future content agreements on commercially acceptable terms or at all. If we are unable to maintain and enhance our existing relationships with content providers or develop new relationships with alternative providers of content, our service may become less attractive to Internet users, resulting in decreased traffic to our Web properties, which could have an adverse effect on our ad revenues and a negative impact on our business. Accordingly, our inability to retain our existing users and attract new Internet users would lead to a loss of revenues and adversely affect our business and financial results.

If we are unable to maintain and expand our computer and communications systems, then interruptions and failures in our services could result, making our services less attractive to consumers and subjecting us to lost revenue from the loss of users and advertisers.

Our ability to provide high quality user experience depends on the efficient and uninterrupted operation of our computer and communications systems. Over time, our Web properties have experienced significant increases in traffic, and we continuously seek to further increase our user base. Accordingly, our Internet servers must accommodate spikes in demand for our Web pages in addition to potential significant growth in traffic. Delays and interruptions could frustrate users and reduce traffic on our Web properties, adversely affecting our operations and growth prospects.

We outsource our Web hosting services to Data Return LLC. As our business grows and we require more servers, we believe that the economic justification of outsourcing our Web hosting services diminishes. We are planning to migrate our Web properties to co-location facilities and manage the operations with our own staff. This change may be technologically challenging to implement, take time to test and deploy, cause us to incur substantial costs or data loss, and cause users, advertisers, and affiliates to experience delays or interruptions in our service. These changes, delays or interruptions in our service could cause users and advertisers to become dissatisfied with our service and move to competing providers of online services, reducing the traffic on our Web properties and adversely affecting our business and financial results.

If we were to lose the services of our key personnel, we may not be able to execute our business plan and our business could be adversely affected.

Our ability to execute our business plan depends upon the continued service of our executive officers and other key technology, marketing, sales and support personnel. Our employment agreements with our executive officers and key employees are terminable by either party upon 30-90 days notice. If we lose the services of one or more of our key employees, or if one or more of our executive officers or key employees joined a competitor or otherwise competed with us, our business could be adversely affected. We cannot assure you that we will be able to retain or replace our key personnel, and the services of key members of our research and development team, in particular, would be difficult to replace. If we do not succeed in retaining or replacing our key personnel, we may be unable to execute our business plan and, as a result, our stock price may decline.

Our business depends on increasing use of the Internet by users searching for information, advertisers marketing products and services and Web properties seeking to earn revenue to support their web content. If the Internet infrastructure does not grow and is not maintained to support these activities, our business will be harmed.

Our success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

Rules established by the Financial Accounting Standards Board, or FASB, require us to expense equity compensation given to our employees and may impact our ability to effectively utilize equity compensation to attract and retain employees.

The FASB has adopted changes that require companies to record a charge to earnings for employee stock option grants and other equity incentives effective January 1, 2006, which we have adopted. These accounting changes may cause us to reduce the availability and amount of equity incentives provided to employees, which may make it more difficult for us to attract, retain and motivate key personnel. Additionally, it may be difficult for us to estimate the impact of such compensation charges on future operating results because they will be based upon the fair market value of our common stock and other assumptions at future dates.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

We anticipate that our current cash (including the net proceeds we receive from this offering) and cash equivalents will be sufficient to meet our current needs for general corporate purposes for at least the next 12 months. However, we may need or desire additional financing to execute on our current or future business strategies, including to:

•	improve traffic monetization and expand content on our Web properties;

•	enhance our operating infrastructure;

•	acquire businesses or technologies; or

•	otherwise respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our services, or otherwise respond to competitive pressures would be significantly limited.

We may be subject to liability for online services, which may not be limited by the safe harbors in The Digital Millennium Copyright Act, or DMCA, The Communications Decency Act, or CDA, or the U.S. Children’s Online Privacy Protection Act, or COPPA. If we do not meet the safe harbor requirements, or if it is otherwise determined that our Web properties contain actionable content, we could be subject to claims, which could be costly and time-consuming to defend.

We host certain services that enable individuals to generate content and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. Claims have been threatened and may in the future be brought against us for defamation, invasion of privacy, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information to which we provide links, or that may be posted online or generated by the users of our Web properties. Our defense of any of these actions could be costly and involve significant time and attention of our management and other resources.

The DMCA is intended, among other things, to reduce the liability of online service providers for listing or linking to third party Web properties that include materials that infringe copyrights or rights of others. Additionally, portions of the CDA are intended to provide statutory protections to online service providers who distribute third party content. A safe harbor for copyright infringement is also available under the DMCA to certain online service providers that provide specific services, if the providers take certain affirmative steps as set forth in the DMCA. Important questions regarding the safe harbor under the DMCA and the CDA have yet to be litigated, and we can not guarantee that we will meet the safe harbor requirements of the DMCA or of the CDA. If we are not covered by a safe harbor, for any reason, we could be exposed to claims, which could be costly and time-consuming to defend.

In addition, COPPA was enacted in October 1998. COPPA imposes civil and criminal penalties on persons distributing material harmful to minors over the Internet to persons under the age of 17 or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from minors. The manner in which COPPA may be interpreted and enforced cannot yet be determined. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. We may be subject to claims that our content violates such laws, which could damage our business and cause our stock price to decline.

We also periodically enter into arrangements to offer third party products, services or content under the Answers brand or through our Web properties. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to them.

It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. While it is our belief that the Terms of Use governing the use of our Web properties covers us against these types of claims, there are no assurances as to the final determination of these types of claims by any court of law. Furthermore, investigating and defending any of these types of claims is expensive, even to the extent that the claims are without merit or do not ultimately result in liability.

Third parties may claim that we are infringing on their patents, trademarks or copyrights, which could result in substantial costs, diversion of significant managerial resources and significant harm to our reputation.

The industry in which we operate is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We expect that Internet technologies, software products and services may be increasingly subject to third party patent infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time, third parties may assert patent infringement claims against us in various jurisdictions that are important to our business. Additionally, third parties may assert trademark infringement claims with respect to brand names we use from time to time and content we display on our Web properties. For example, a third party may make claims against us over the display of search results triggered by search terms that include trademark terms. Furthermore, we may be faced with copyright infringement claims. We have received, and are likely to continue to receive, “cease and desist” letters demanding that we remove infringing content from our Web properties based on a theory of copyright and trademark infringement.

A successful patent, trademark or copyright infringement claim against us by any third party, could subject us to:

•	substantial liability for damages and litigation costs, including attorneys’ fees;

•	lawsuits that prevent us from further use of intellectual property and require us to permanently cease and desist from selling or marketing products that use the intellectual property;

•	licensing intellectual property from a third party, which could include significant licensing and royalty fees not presently paid by us, adding materially to the our costs of operations;

•	developing new intellectual property, as a non-infringing alternative, that could delay projects, add materially to our costs of operations and be unacceptable to our users, which in turn could adversely affect our traffic and revenues; and

•	indemnifying third parties who have entered into agreements with us with respect to losses they incurred as a result of the infringement, which could include consequential and incidental damages that are material in amount.

Regardless of the merit of third party infringement claims, these claims could result in substantial costs, diversion of significant resources and management attention, termination of customer contracts, loss of customers and significant harm to our reputation.

Finally, many of our agreements with advertisers, distribution partners, and other third party partners require us to indemnify these partners for certain third party intellectual property infringement claims, which could increase our costs as a result of defending the claims and may require that we pay damages if there were an adverse ruling in any of the claims. An adverse determination could also prevent us from offering our products and services to others and may require that we procure substitute products or services, which could adversely affect our business and financial results.

Misappropriation of our intellectual property could harm our reputation, adversely affecting our competitive position and financial results.

Our ability to compete depends in part upon the strength of our proprietary rights in our technologies, brands and content. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available through the Internet. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our Web properties may be reduced, which could negatively impact our business. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

New government regulation and legal uncertainties could require us to incur significant expenses.

The laws and regulations applicable to the Internet, and to our products and services, are evolving and unclear and could damage our business. In addition, we will be subject to any new laws and regulations directly applicable to our products and services. It is possible that laws and regulations may be adopted covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. This legislation could expose us to substantial liability as well as dampen the growth in use of the Internet generally, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant compliance expenses. Compliance with these laws and regulations may also cause us to change or limit our business practices in a manner adverse to our business.

Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect us.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate these laws. Such laws may be modified, or new laws may be enacted, in the future. Our business may be negatively affected by a variety of new or existing laws and regulations, which may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet generally.

Risks Related to our Common Stock

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Global Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

There may be substantial sales of our common stock, which could cause our stock price to fall.

All of our issued and outstanding shares are immediately available for sale in the public market without registration under Rule 144. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights, which could dilute the interest of, or impair the voting power of, our stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Although we do not presently intend to issue any shares of preferred stock, we may do so in the future.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our board of directors is divided into three classes, with one class being elected each year by our stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of our board. In addition, stockholder meetings may be called only by our board of directors, the chairman of the board and the president, advance notice is required prior to stockholder proposals and stockholders may not act by written consent. Furthermore, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law, to which our company is subject, may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

We are at risk of securities class action litigation.

Securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because Internet companies often experience significant stock price volatility. If we faced such litigation, it could result in substantial costs and diversion of management’s attention and resources, which could adversely affect our business.

Failure to develop or maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to and reporting on these controls. If we fail to adequately maintain compliance with, or maintain, the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

In addition, we will be transitioning Lexico’s separate accounting system to our accounting system. This transition could result in corruption or loss of data or other problems that could adversely affect our ability to produce accurate and timely financial statements. If we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the listing requirements of the Nasdaq Global Market.

Any future disclosure regarding our internal controls or investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may also adversely affect our stock price

Any future material weaknesses in our internal controls may impede our ability to produce timely and accurate financial statements, which could cause us to fail to file our periodic reports timely, result in inaccurate financial reporting or restatements of our financial statements, subject our stock to delisting and materially harm our business reputation and stock price.

As a public company, we are required to file annual and quarterly periodic reports containing our financial statements with the Securities and Exchange Commission within prescribed time periods. As part of The Nasdaq Global Market listing requirements, we are also required to provide our periodic reports, or make them available, to our shareholders within prescribed time periods. If we are required to restate our financial statements in the future, any specific adjustment may be adverse and may cause our operating results and financial condition, as restated, on an overall basis to be materially and adversely impacted. As a result, we or members of our management could be the subject of adverse publicity, investigations and sanctions by such regulatory authorities as the Securities and Exchange Commission and subject to shareholder lawsuits. Any of the above consequences could cause our stock price to decline materially and could impose significant unanticipated costs on us.

As of each year end beginning with the year ending December 31, 2007, our management will be required to evaluate our internal control over financial reporting and to provide in our Form 10-K its assessment of our internal controls to our shareholders. To the extent we have material weaknesses in our internal controls, we may determine that we have ineffective internal controls as of December 31, 2007 or any subsequent year end.

If we are not able to issue our financial statements in a timely manner, or if we are not able to obtain the required audit or review of our financial statements by our registered independent public accounting firm in a timely manner, we will not be able to comply with the periodic reporting requirements of the Securities and Exchange Commission and the listing requirements of The Nasdaq Global Market. If these events occur, our common stock listing on The Nasdaq Global Market could be suspended or terminated and our stock price could materially suffer. In addition, we or members of our management could be subject to investigation and sanction by the Securities and Exchange Commission and other regulatory authorities and to shareholder lawsuits, which could impose significant additional costs on us, divert management attention and materially harm our operating results, financial condition, business reputation and stock price.

Risks Related to our Location in Israel

Conditions in Israel may limit our ability to produce and sell our product, which would lead to a decrease in revenues.

Because most of our operations are conducted in Israel, our operations are directly affected by economic, political and military conditions affecting Israel. Specifically, we could be adversely affected by:

•	any major hostilities involving Israel;

•	a full or partial mobilization of the reserve forces of the Israeli army;

•	the interruption or curtailment of trade between Israel and its present trading partners;

•	risks associated with the fact that a certain number of our key employees and one officer reside in what are commonly referred to as occupied territories;

•	risks associated with outages and disruptions of communications networks due to any hostilities involving Israel; and

•	a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip. In addition, the recent armed conflict with Hezbollah on the northern border of Israel negatively affected business conditions in Israel. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future conflict, political instability or violence in the region may have a negative effect on our business, harm our results of operations and adversely affect our share price.

Furthermore, there are a number of countries that restrict business with Israel or with Israeli companies, which may limit our ability to promote our products and services those countries.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, almost all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

The Israeli government tax benefits program in which we currently participate and from which we receive benefits requires us to meet several conditions. These programs or benefits may be terminated or reduced in the future, which may result in an increase in our tax liability.

Our Israeli subsidiary receives tax benefits authorized under Israeli law for capital investments that are designated as “Approved Enterprises.” To be eligible for these tax benefits, we must meet certain conditions. If we fail to meet such conditions, these tax benefits could be cancelled, and we could be required to pay increased taxes or refund the amount of tax benefits we received, together with interest and penalties. Israeli governmental authorities have indicated that the government may in the future reduce or eliminate the benefits of such programs. The termination or reduction of these programs and tax benefits could increase our Israeli tax rates, and thereby reduce our net profits or increase our net losses.

U.S. and Israeli tax authorities may interpret tax issues in manners other than those which we have adopted, which may expose us to tax liabilities.

We operate in the U.S. and in Israel and our earnings are subject to taxation in both jurisdictions, at different rates. Relevant tax authorities may disagree with our interpretation and application in practice of tax laws and may dispute various assumptions we make during our tax planning process. Further, the tax authorities in the U.S. and/or Israel may take exception with the transfer price of transactions between Answers Corporation and its wholly owned Israeli subsidiary. If there is a successful tax challenge of our tax position, our interpretation and/or application of tax laws in practice, we may be forced to recognize additional tax liabilities, which may include interest and penalties. This may harm our results of operations and adversely affect our financial condition. Our unrecognized tax benefits disclosed in the notes to our financial statements for the period ending September 30, 2007, include amounts relating to this risk factor.

Our business may be impacted by NIS exchange rate fluctuations, which may negatively affect our earnings.

Exchange rate fluctuations between the U.S. dollar and the NIS may negatively affect our earnings. Our revenues and most of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Israeli operations, including personnel and facilities related expenses, are incurred in NIS. Consequently, a devaluation of the U.S. dollar in comparison to the NIS will have the effect of increasing the dollar cost of our operations in Israel. In 2006, the U.S. dollar depreciated against the NIS by 8.2% and from January 1, 2007 to September 30, 2007, the U.S. dollar depreciated against the NIS by 5.0%. We cannot predict any future trends in the rate of devaluation or appreciation of the NIS against the U.S. dollar or of the U.S. dollar against the NIS. Despite the fact that we use various hedging tools, including forward contracts and options, to minimize the effect of currency fluctuations on our income, if the U.S. dollar cost of our operations in Israel increases, our dollar-measured consolidated results of operations will be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, among other things, statements about:

•	our ability to complete the acquisition of Lexico;

•	our ability to realize the intended benefits of the acquisition of Lexico;

•	our ability to successfully integrate the operations of Lexico;

•	our ability to increase the number of persons who use our services and products;

•	our ability to increase the number of partners who will generate increased traffic to our Web properties;

•	our financial performance;

•	our ability to improve the monetization of our services and products;

•	the effects of facing liability for any content displayed on our Web properties;

•	potential claims that we are infringing the intellectual property rights of any third party; and

•	the effects of lost traffic due to algorithm or other adjustments by search engines.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believes,” “seeks,” or the negative of such terms or other similar expressions. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement. We have included important factors in the cautionary statements included in this prospectus supplement, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus supplement, the accompanying prospectus, including the documents we incorporate by reference, and the documents that we have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Based on our last reported stock price of $      on November   , 2007, the estimated net proceeds from this offering are expected to be approximately $      million, after deducting underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $      million if the underwriters exercise their option to purchase additional shares in full. A $1.00 increase (decrease) in the assumed public offering of $      per share would increase (decrease) the net proceeds to us from this offering by approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional shares in full), assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Approximately $100 million of the net proceeds from this offering will be used for the acquisition of Lexico, approximately $2.2 million for estimated related transaction expenses and the remainder will be used for general corporate purposes, including working capital. Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been quoted on the Nasdaq Global Market under the symbol “ANSW” since August 2, 2005. Prior to such date, our common stock was traded on the American Stock Exchange, under the symbol GRU, between October 13, 2004 and August 1, 2005. Prior to October 13, 2004, there was no established market for our shares.

The following table sets forth the high and low reported sales prices for our common stock for the fiscal years ended December 31, 2005 and 2006 and the subsequent periods indicated. For the period January 1, 2005 through August 1, 2005, the prices represent the range of high and low closing sale prices for our common stock as reported by the American Stock Exchange; and for the period August 2, 2005 through November 8, 2007, the prices represent the range of high and low closing sale prices for our common stock as quoted on the Nasdaq Global Market.

	High	Low

Year ended December 31, 2005
First quarter	$26.45	$7.62
Second quarter	$22.45	$11.50
Third quarter	$15.85	$11.10
Fourth quarter	$13.12	$9.19
Year ended December 31, 2006
First quarter	$14.49	$9.98
Second quarter	$12.51	$8.91
Third quarter	$11.28	$8.37
Fourth quarter	$17.24	$10.39
Year ending December 31, 2007
First quarter	$14.84	$11.24
Second quarter	$17.12	$10.14
Third quarter	$13.20	$6.20
Fourth quarter (through November 8, 2007)	$9.15	$7.60

The closing sale price of our common stock as reported by the Nasdaq Global Market on November 8, 2007 was $7.01 per share.

Historically, we have not paid any cash dividends to the holders of our common stock. We do not expect to pay cash dividends in the foreseeable future as we expect to retain our future earnings for use in operation and expansion of our business.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2007, on an actual basis and on a pro forma as adjusted basis to give effect to the acquisition of Lexico and the sale by us of           shares of our common stock in this offering at an assumed public offering price of $     (which is the last reported sale price for our common stock on November   , 2007) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements that appear herein and the related notes “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in this prospectus supplement.

	As of September 30, 2007
		Pro Forma
	Actual	As Adjusted
	(in thousands)

Stockholders’ equity:
Preferred stock: $0.01 par value; 1,000,000 shares authorized and issuable in series; no shares issued and outstanding actual and pro forma as adjusted	—	—
Common stock: $0.001 par value per share; 30,000,000 shares authorized; 7,854,053 shares issued and outstanding actual; shares issued and outstanding pro forma as adjusted	8
Additional paid-in capital	73,441
Accumulated other comprehensive loss	(28)
Accumulated deficit	(58,485)

Total stockholders’ equity	$14,936	$

A $1.00 increase (decrease) in the offering price of $      per share would increase (decrease) each of additional paid-in capital and total stockholders’ equity in the pro forma as adjusted column by $      million, assuming the number of shares offered by us, as set forth in the cover of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commission and estimated offering expenses payable by us.

The above information is based upon 7,854,053 shares of our common stock outstanding as of September 30, 2007. This information does not include 3,242,918 shares of common stock subject to outstanding options and warrants and 212,461 shares of common stock reserved for issuance under our stock plans as of September 30, 2007.

SELECTED FINANCIAL DATA

Answers Corporation

The following tables summarize our selected consolidated statement of operations and balance sheet data and should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and related notes that appear elsewhere in this prospectus supplement. The selected consolidated statement of operations and balance sheet data for each of the years ended December 31, 2006 and 2005 are derived from our audited consolidated financial statements that appear elsewhere in this prospectus supplement. We derived the selected statement of operations data for the nine months ended September 30, 2007 and 2006 and the balance sheet data as of September 30, 2007, from our unaudited consolidated financial statements that appear elsewhere in this prospectus supplement. The unaudited financial statements have been prepared on a basis consistent with our audited consolidated financial statements that appear elsewhere in this prospectus supplement and include, in our opinion, all adjustments that are necessary for a fair presentation of our financial position and results of operation for these periods. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
	(in thousands, except share and per share data)

Consolidated Statement of Operations Data:
Revenue	$7,029	$2,053	$8,404	$4,523

Costs and expenses:
Cost of revenue	3,406	1,158	3,643	2,336
Research and development	5,865	2,190	2,239	5,209
Sales and marketing	3,253	1,818	3,275	2,244
General and administrative	3,385	3,404	3,003	2,530

Total operating expenses	15,909	8,570	12,160	12,319

Operating loss	(8,880)	(6,517)	(3,756)	(7,796)
Interest income, net	553	555	299	430
Other expense, net	(176)	(42)	(11)	(220)

Loss before income taxes	(8,503)	(6,004)	(3,468)	(7,586)
Income taxes	(68)	13	(33)	(9)

Net loss	$(8,571)	$(5,991)	$(3,501)	$(7,595)

Basic and diluted net loss per common share	$(1.12)	$(0.88)	$(0.45)	$(1.00)

Weighted average shares used in computing basic and diluted net loss per common share	7,673,543	6,840,362	7,844,900	7,632,283

	As of December 31,		As of September 30,
	2006	2005	2007
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,976	$2,840	$5,293
Working capital	8,539	13,436	6,816
Total assets	19,679	21,971	18,368
Long-term liabilities	828	1,064	1,158
Total stockholders’ equity	$16,592	$19,540	$14,936

Lexico

The following tables summarize the historical financial data of Lexico and should be read together with Lexico’s financial statements and related notes that appear elsewhere in this prospectus supplement. The summary statement of operations and balance sheet data for each of the years ended December 31, 2006 and 2005 are derived from Lexico’s audited financial statements that appear elsewhere in this prospectus supplement. We derived the summary statement of operations data for the nine months ended September 30, 2007, and 2006 and the balance sheet data as of September 30, 2007 from Lexico’s unaudited financial statements that appear elsewhere in this prospectus supplement. The unaudited financial statements for Lexico have been prepared on a basis consistent with Lexico’s audited financial statements included elsewhere in this prospectus supplement and include, in the opinion of Lexico, all adjustments that are necessary for a fair presentation of Lexico’s financial position and results of operation for these periods. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007		2006
	(In thousands)

Statement of Operations Data:
Revenue	$7,015	$5,683	$6,180		$4,989

Costs and expenses:
Cost of revenues	1,648	924	1,522		1,198
Selling, general and administrative expenses	2,575	1,759	2,294		1,727

Total operating expenses	4,223	2,683	3,816	(1)	2,925

Operating income	2,792	3,000	2,364		2,064
Interest income	29	19	48		18

Income before income taxes	2,821	3,019	2,412		2,082
Income tax expense	(13)	(19)	(9)		(10)

Net income	$2,808	$3,000	$2,403		$2,072

(1)	Includes $516 thousand of legal, accounting and banking fees incurred in connection with the planned sale of Lexico to Answers.

	As of December 31,		As of September 30,
	2006	2005	2007
	(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$2,315	$1,287	$2,336
Working capital	3,053	2,565	3,297
Total assets	4,662	3,796	4,969
Long-term liabilities	—	—	—
Total members’ equity	$3,934	$3,354	$4,168

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the notes to those statements that appear elsewhere in this prospectus supplement. This discussion contains forward-looking statements reflecting our current expectations and involves risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other comparable terminology. For example, statements regarding our expectations as to future financial performance, expense levels and liquidity sources are forward-looking statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Overview

We are a leading online answer engine. Our Web properties currently consist of Answers.com and WikiAnswers.com. We offer information related to over 4 million topics based on content from brand-name publishers, our WikiAnswers community and our proprietary natural language search technology, which we refer to as Answers from the Web. Answers.com combines and presents targeted information from disparate sources and delivers answers to users’ questions in a single consolidated view. WikiAnswers.com is a user-generated content, or UGC, community-based question and answer site. According to comScore, a global Internet information provider, our Web properties had approximately 14 million unique visitors in September 2007, which ranks Answers Corporation number 62 in the top U.S. Web properties. Our goal is to become the premier online provider of and leading destination for answers on any topic.

Prior to January 2005, we sold subscriptions to our reference-based product, GuruNet. After the launch of Answers.com in January 2005, we ceased offering new subscriptions to GuruNet. In February 2007, we terminated the GuruNet service.

Recent Events

In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue also declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In response to the Google algorithm adjustment, we reduced our headcount and related compensation costs, reducing our base payroll expenses by approximately 12%. As a result, we recorded a charge of approximately $250 thousand in the third quarter of 2007, related to this restructuring.

In September 2007, Yahoo! dropped our content from its search index, which reduced our Yahoo! directed traffic. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic.

Acquisitions

WikiAnswers

On November 2, 2006, we acquired WikiAnswers and certain other assets for an aggregate of $2.0 million in cash. In connection with the allocation of the purchase price, we recorded goodwill of approximately $437 thousand and intangible assets, with estimated useful lives of three to ten years, of approximately $1,563 thousand. Since the date of the acquisition the revenues and operating expenses of WikiAnswers have been included in our results of operations.

Brainboost

On December 1, 2005, we acquired Brainboost, developer of the Brainboost Answer Engine which we have integrated into our Answers from the Web technology, an artificial intelligence technology enabling natural language search on the Web. As consideration for the acquisition, we paid $4.0 million in cash and issued 439,000 shares of our common stock, valued at approximately $5.6 million at the time of the acquisition. In connection with the allocation of the purchase price, we recorded an intangible asset related to the Brainboost technology, of approximately $5.4 million, with an estimated useful life of six years, and recognized compensation expense of approximately $4.2 million.

Under the terms of the acquisition, 50% and 25% of the shares of common stock were held in escrow for 3 and 6 months after the purchase date, respectively. Release from escrow was contingent upon our continued employment of one of the principals of the general partnership that formerly owned Brainboost. The escrowed shares were deemed to be compensation for services to be performed by the principal of the seller over the six-month period ending May 31, 2006. Because the escrow criteria were met, the shares were released from escrow, as scheduled, on March 1, 2006 and June 1, 2006. As a result, we recorded a compensation expense charge of approximately $4.2 million, which represented the value of these shares, on a straight-line basis, over the requisite six-month employment commitment period.

The stock component of the consideration was subject to a registration rights agreement pursuant to which we agreed that if our registration statement was not effective with the SEC by April 1, 2006, we would pay the sellers a penalty of $100,000 per month, pro-rated daily. Our registration statement was declared effective on June 9, 2006; consequently, we paid the sellers $227 thousand in the second quarter of 2006.

In June 2006, we completed our initial beta integration of the Brainboost technology into Answers.com as Answers from the Web. We plan to further develop the technology through enhancements to its accuracy, range and speed.

Pending Lexico Acquisition

On July 13, 2007, we entered into a purchase agreement to acquire all of the outstanding limited liability interests of Lexico Publishing Group, LLC for an aggregate purchase price of $100 million in cash, subject to adjustments for closing net working capital and transaction expenses. Our transaction expenses incurred in connection with this acquisition are estimated to be $2.2 million. According to the terms of our agreement, $10 million which we refer to as the Lexico Employee Bonuses may be paid to the employees of Lexico, subject to certain terms and conditions and a pre-determined payout schedule. In the event that these terms and conditions are not met, the portion of the Lexico Employee Bonuses not paid to employees will be due to the members. In addition, $10 million of the purchase price will be placed in escrow for 12 months to secure the indemnification obligations of the members under the agreement, as well as any post-closing purchase price adjustments for net working capital or transaction expenses.

In connection with the initial allocation of the purchase price, Lexico Employee Bonuses paid to Lexico employees will be recorded as compensation expense during the contracted service period, which in most cases is one year. The remaining purchase price will be recorded mostly as intangible assets, with estimated useful lives of one to ten years, and goodwill.

Consummation of the acquisition of Lexico is subject to our ability to secure financing for the acquisition, as well as customary conditions to closing, including absence of any legal prohibition on consummation of the acquisition, obtaining governmental and third party consents, the accuracy of the representations and warranties, and delivery of customary closing documents. We intend to use approximately $100 million of the net proceeds from this offering to acquire Lexico.

The purchase agreement may be terminated under the following circumstances, subject to the limitations described in the purchase agreement: (i) by mutual written consent; (ii) by either us or the sellers if the acquisition is not consummated by January 13, 2008 subject to certain extensions; (iii) by either us or the sellers if there is a final, non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the acquisition; or (iv) by either us or the sellers upon an incurable material breach of the purchase agreement by the other party, which breach would result in the failure of the terminating party’s closing conditions to be fulfilled. The purchase agreement provides that, upon termination for an incurable material breach of the purchase agreement by us, which breach would result in the failure of our closing conditions to be fulfilled, we will be required to pay the sellers a

$2.0 million termination fee. Similarly, the purchase agreement provides that, upon termination of the purchase agreement for an incurable material breach by the sellers, which breach would result in the failure of their closing conditions to be fulfilled, they will be required to pay us a $2.0 million termination fee. In addition, if the purchase agreement is terminated for failure of the financing condition, we will be required to reimburse the out-of-pocket transaction expenses of the sellers up to $400,000.

Revenue

Traffic

Our revenue is primarily driven by the traffic generated by our Web properties and our ability to effectively monetize that traffic. Our current sources of traffic include the following:

•	Search engines: Users submit queries and algorithm search engines respond by generating a list of Web pages that are likely to offer the most relevant content. When our pages rank high in the algorithmic systems of search engines, our results are more likely to be accessed by users. For September 2007, according to our internal estimates, this source of traffic represented approximately 60% of our traffic.

•	Google’s definition link: We have an informal, non-contractual relationship with Google under which Google links search results related to certain definitional queries to Answers.com. For September 2007, according to our internal estimates, this source of traffic represented approximately 15% of our traffic.

•	Direct users: Users visiting our Web properties directly. For September 2007, according to our internal estimates, direct users represented approximately 25% of our traffic.

Since most of our traffic originates from search engines, we expend considerable resources improving the volume and optimizing the monetization of this traffic. The industry commonly refers to such efforts as search engine optimization, or SEO. Our Web properties have at times experienced decreases in traffic, and consequently decreases in revenue, due to these search engine actions, including the recent actions by Google and Yahoo!.

We continuously seek to improve the user experience of visitors to our Web properties, which we believe leads to increased pages per visit, or stickiness, and return visits, or user-retention. We seek to increase stickiness and user-retention by adding new features, enhancing user interfaces and adding new content to our Web properties.

Our Web properties receive direct traffic to their respective home pages. Answers.com also receives direct traffic through partner Web properties or through software downloads and access tools, 1-Click Answers and AnswerTips. 1-Click Answers and AnswerTips are tools that allow users to click on a word or phrase and gain access to Answers.com’s online content through a pop-up information bubble.

Monetization

Advertising Revenue.  We earn most of our revenue from advertising. There are two primary categories of Internet advertising, pay-per-performance, or most commonly cost per click, or CPC, and pay-per-impression, or cost per 1,000 impressions, or CPM. In the pay-for-performance model we earn revenue based on the number of clicks associated with an ad; in the paid-for-impression model we derive revenue from the display of ads. We also work with third party ad networks that we believe optimize the average amount of revenue we earn per page view. Third party ad networks generally compensate us by paying us a portion of the revenue they earn from advertisers for our provision of promotional space on our Web properties. Additionally, in the fourth quarter of 2006, we began marketing directly to advertisers and generating direct advertising revenue. We expect direct advertising revenue to become a greater part of our overall revenue during the remainder of 2007.

We gauge the effectiveness of our monetization efforts and trends by measuring our RPM. In our Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007, we reported RPM based on website queries, or traffic, directly to one of our Answers.com topic pages. Beginning with the

Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007, we refer to RPM based on page views. Page views include traffic directly to the Answers.com home page, but exclude lookups conducted through 1-Click Answers, AnswerTips and traffic from partners who pay us for providing them our answer-based services. Page views are the more widely recognized industry standard traffic metric. Based upon our internal analysis, we estimate the number of Answers.com page views to be approximately 13% higher than the number of our previously reported Answers.com queries. This difference is primarily attributable to home page visits in the page view traffic estimates. Historical RPM in this prospectus supplement, have been modified to conform to the new methodology and are approximately 13% lower than amounts reported prior to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007.

Our Answers.com RPM increased significantly since we launched the Web property, due to the implementation of various optimization methods, including:

•	modifying the user interface;

•	modifying the color, background and placement of ads displayed;

•	modifying the size of ads;

•	changing the number of ads per page;

•	adding or switching third party ad networks;

•	increasing the revenue-share percentage offered by third party ad networks;

•	modifying the types of ads introduced;

•	modifying the content displayed; and

•	introducing direct advertising sales.

We continue to monitor and adjust these, and potentially other, optimization techniques to maximize our RPM.

While we plan to continue focusing on optimizing our monetization, utilizing and expanding on many of the techniques we have used in the past, we believe that the primary factor that will improve our Answers.com RPM is selling ads directly through our own sales force. Excluding expected growth in direct ad sales revenue, we anticipate that our Answers.com RPM will fluctuate around current levels. In the second half of 2006, we hired our Vice President of Advertising Sales. During the second quarter of 2007, we hired three additional salespersons. As our direct advertising sales grow and become a more significant part of our revenue, we expect to see additional growth in our Answers.com RPM.

Two of our third party ad networks, Google and Shopping.com, accounted for approximately 65% and 14%, respectively, of our total revenue in 2006 and approximately 65% and 19%, respectively, of our total revenue in the nine months ended September 30, 2007. In addition to Google and Shopping.com, we utilize the services of other third party ad networks that provide us with ads. Although there are many companies that provide third party ad networks, the loss of Google as a third party ad network could have a material adverse impact on our financial condition, as we may not succeed in receiving terms and ad services as favorable as those provided under our GSA with Google. While the drop in traffic due to the July 2007 Google search engine algorithm adjustment impacted our aggregate advertising revenue, it did not affect our contractual relationship with Google under the GSA.

Licensing Revenue.  We also earn revenues from partners that pay us for providing them with our answer-based services that they then use in their own products, via co-branded Web pages. Revenue from these arrangements are based on various formulas, including a percentage of the revenues these parties earn by delivering our services to their users, fees based on the number of user queries and fixed periodic fees.

Subscription Revenue.  Prior to December 2003, we sold lifetime subscriptions to GuruNet, generally for $40 per subscription. In December 2003, we decided to alter our pricing model and moved to an annual subscription model, for which we generally charged our subscribers $30 per year. We have not sold subscriptions since our launch of Answers.com in January 2005. As of February 2007, we terminated the GuruNet service. Subscription revenue in periods subsequent to January 2005 reflects the recognition of revenue from subscriptions that we sold prior to our launch of Answers.com in January 2005.

Costs and Expenses

Cost of Revenue

Cost of revenue consists of fees to third party providers of content, Web search service fees, ad serving fees, amortization of the cost of acquired software used in our products, data center costs including depreciation of information technology assets, contractual revenue sharing fees to various Web property operators for visitors directed to our Web properties, or traffic acquisition costs, as well as the compensation, travel and overhead costs relating to personnel who are responsible for content editing and integration, production operations and customer support. As revenue increases, we expect our cost of revenue as a percentage of revenue to decrease, however, we may experience an increase in our cost of revenue as a percentage of revenue, during the transition period in 2008 related to our anticipated shift to a co-location facility for hosting our web properties, rather than our current managed hosting facility.

Research and Development Expenses

Research and development expenses consist of compensation, travel and overhead costs of personnel conducting research and development of our products and services, and consulting costs. Our research and development team works primarily on projects to improve and enhance user interface, product functionality, disambiguation, scalability and performance. We generally expect that our research and development expenses will decline as a percentage of revenue as we grow our revenue.

Sales and Marketing Expenses

Sales and marketing expenses consist of compensation, travel and overhead costs of sales and marketing and product management personnel, public relations, marketing and market information services, and advertising and promotional costs. We generally expect that our sales and marketing expenses will decline as a percentage of revenue as we grow our revenue.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, travel and overhead costs for financial, legal and administrative personnel, insurance fees, fees for professional services, including investor relations, legal, accounting and other consulting fees, investment banking fees, amortization of domain names, and other general corporate expenses. Overhead costs consist primarily of rent, telecommunications, utilities and depreciation expenses. We generally expect that our general and administrative expenses will decline as a percentage of revenue as we grow our revenue.

Stock-Based Compensation

New employees typically receive stock option awards within three months of their start date. We also grant additional stock option awards to existing employees and directors, usually once a year. As of January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payments”, or SFAS 123R, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period awards are expected to vest. Such costs are part of our compensation expense and are included in the operating expense categories in our Statement of Operations.

Other Compensation Charges

In connection with our purchase of Brainboost, we issued shares of common stock, valued at approximately $4.2 million, which were deemed to be compensation for services. Accordingly, $4.2 million was charged to compensation expense over the six-month period ending May 31, 2006.

In connection with our pending acquisition of Lexico, we will pay the Lexico Employee Bonuses to the employees of Lexico, subject to certain terms and conditions and a pre-determined payout schedule.

In the event that these terms and conditions are not met, the portion of the $10 million not paid to employees will be payable to the members. In connection with the initial allocation of the purchase price, Lexico Employee Bonuses paid to Lexico employees will be recorded as compensation expense during the contracted service period, which in most cases is one year.

Other

Interest Income (Net)

Interest income (net) primarily consists of interest income earned on cash, cash equivalent and investment securities balances.

Other Expenses

Other expenses consists primarily of foreign currency exchange gains and losses. In the second quarter of 2006, other expenses included a payment of $227 thousand to the sellers of Brainboost as a result of our delay registering with the SEC shares we issued as consideration in the transaction.

Income Tax Expense

Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by income tax regulations and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating and amortizing property, equipment and intangible assets and different methods and timing for calculating and recording stock compensation expense. Furthermore, permanent differences arise from certain income and expense items recorded for financial reporting purposes but not recognizable for income tax purposes. In addition, our income tax expense has been adjusted for the effect of state and local taxes and foreign income from our wholly owned subsidiary. Our deferred tax assets are offset by a valuation allowance because realization depends on generating future taxable income, which, in our estimation, is not more likely than not to transpire.

Our Israeli subsidiary had income during the nine months ending September 30, 2007 and 2006 and the years ending December 31, 2006 and 2005, resulting from the services agreement we entered into with such Israeli subsidiary. Pursuant to this agreement, the Israeli subsidiary charges us for research and development services it provides us, plus 12.5%. However, the subsidiary is an “approved enterprise” under Israeli law, which means that income arising from the subsidiary’s approved activities is subject to zero tax under the “alternative benefit” path for a period of ten years. In the event of distributions by the subsidiary to the parent, the subsidiary would have to pay a 10% corporate tax on the amount distributed, and the recipient would have to pay a 15% tax to be withheld at source on the amounts of such distribution received.

The following table sets forth the historical operating results as a percentage of revenue for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006

Revenue	100%	100%	100%	100%

Costs and expenses:
Cost of revenue	49	56	43	52
Research and development	83	107	27	115
Sales and marketing	46	89	39	50
General and administrative	48	166	36	56

Total operating expenses	226	418	145	273

Operating loss	(126)	(318)	(45)	(173)
Interest income, net	8	27	3	10
Other expense, net	(3)	(2)	—	(5)

Loss before income taxes	(121)	(293)	(42)	(168)
Income taxes	(1)	1	—	—

Net loss	(122)%	(292)%	(42)%	(168)%

Nine Months Ended September 30, 2007 and 2006

Revenue

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
	(in thousands)

Answers.com advertising revenue	$7,179	$4,357	$2,822	65%
WikiAnswers advertising revenue	598	—	598	—
Answers services licensing revenue	202	143	59	41
Subscription revenue	425	23	402	1,748

	$8,404	$4,523	$3,881	86%

Revenue increased $3,881 thousand, or 86%, to $8,404 thousand for the nine months ended September 30, 2007 from $4,523 thousand for the nine months ended September 30, 2006. The majority of the increase in our revenue was due to an increase in Answers.com advertising revenue of $2,822 thousand, which was the result of increases in our Answers.com traffic and monetization rates. Average daily page views for Answers.com in the nine months ended September 30, 2007 were approximately 4.7 million compared to approximately 3.1 million in the same period in 2006. RPM for Answers.com was $5.59 in the nine months ended September 30, 2007, compared to $5.07 in the same period in 2006. In addition, advertising revenues in the nine months ended September 30, 2007 includes $598 thousand generated from WikiAnswers, a website we did not own during the same period in 2006. In future periods we expect that WikiAnswers will comprise a larger percentage of our advertising revenue.

In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue also declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In response to the Google algorithm adjustment, we reduced our headcount and related compensation costs, reducing our base payroll expenses by approximately 12%. In September 2007, Yahoo! dropped our content from its search index. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic.

Approximately $256 thousand and $415 thousand of our advertising revenue in the nine months ending September 30, 2007, resulted from the efforts of our direct ad sales force. We had no direct ad sales during the nine months ending September 30, 2006.

Subscription revenue in the nine months ended September 30, 2007 of $425 thousand resulted from the recognition of revenue from the sale of lifetime subscriptions of our GuruNet service prior to December 2003. As of December 31, 2006, we had approximately $425 thousand of deferred revenue relating to these subscriptions. Prior to the nine months ended September 30, 2007, we did not recognize any revenue from the lifetime subscriptions to our GuruNet service because the subscriptions had no defined term. On February 2, 2007, in accordance with our rights under the agreements we entered into with such subscribers, we terminated the GuruNet service and thereby extinguished our service obligations to our subscribers. As a result, we recognized the entire $425 thousand previously deferred, as revenue, in the first quarter of 2007. We had no additional subscription revenue in 2007. Subscription revenue of $23 thousand in the nine months ended September 30, 2006 related to fixed-term subscriptions we sold prior to January 2005, as we recognized the revenue from fixed term subscriptions over the lives of such subscriptions.

Costs and Expenses

Cost of Revenue

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
		(in thousands)

Cost of revenue	$3,643	$2,336	$1,307	56%

Cost of revenue increased $1,307 thousand, or 56%, to $3,643 thousand for the nine months ended September 30, 2007 from $2,336 thousand for the nine months ended September 30, 2006. The increase in cost of revenue was due primarily to increases in data center costs of $503 thousand, including depreciation of information technology assets, increases in content licensing costs of $369 thousand, increases in fees we pay to Google for web search and ad serving fees of $160 thousand, and increases in compensation costs of $77 thousand as a result of staffing additions in our production operations and content departments and salary increases which took effect in March 2007. Additionally, in the nine months ended September 30, 2007 we incurred $97 thousand of amortization expenses relating to intangible assets we purchased in connection with the WikiAnswers acquisition in November 2006. We did not incur any similar expenses for the nine months ended September 30, 2006.

Research and Development Expenses

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
	(in thousands)

Research and development	$2,239	$5,209	$(2,970)	57%

Research and development expenses decreased $2,970 thousand, or 57%, to $2,239 thousand for the nine months ended September 30, 2007 from $5,209 thousand for the nine months ended September 30, 2006. The decrease in research and development expenses was due primarily to compensation charges of $3.5 million for the nine months ended September 30, 2006, resulting from the acquisition of Brainboost. We did not incur any similar charges in the same period of 2007. This decrease was partially offset by increases in compensation-related expenses of $413 thousand due to growth in our research and development team and salary increases which took effect in March 2007, and increases in overhead of $81 thousand.

Sales and Marketing Expenses

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
	(in thousands)

Sales and marketing	$3,275	$2,244	$1,031	46%

Sales and marketing expenses increased $1,031 thousand, or 46%, to $3,275 thousand for the nine months ended September 30, 2007 from $2,244 thousand for the nine months ended September 30, 2006. Compensation related expenses increased $843 thousand, primarily due to growth in our sales and marketing team, including the hiring of three ad sales managers during the second quarter of 2007. We also incurred a severance charge of approximately $220 thousand in the nine months ended September 30, 2007, as the result of the termination of employment of our Chief Revenue Officer in August 2007 as part of a reduction in our headcount due to the impact on us of the Google search engine algorithm adjustment in July 2007. Additionally, expenses relating to Internet and marketing metrics software and information services increased approximately $160 thousand, and overhead rose approximately $80 thousand, in the nine months ended September 30, 2007 as compared to the same period in 2006. Finally, in the nine months ended September 30, 2007, we incurred recruiting fees of approximately $50 thousand to fill certain ad sales position openings, fees we did not incur during the same period in 2006. These increases were offset, in part, by a decrease in advertising and promotion expenses of approximately $235 thousand and by a decrease in marketing-related expenses due to an accrual of $75 thousand relating to a lawsuit from a former marketing employee incurred in the nine months ended September 30, 2006. There was no such expense in the same period of 2007.

General and Administrative Expenses

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
	(in thousands)

General and administrative	$3,003	$2,530	$473	19%

General and administrative expenses increased $473 thousand, or 19%, to $3,003 thousand for the nine months ended September 30, 2007 from $2,530 thousand for the nine months ended September 30, 2006. The increase in general and administrative expenses was due primarily to increases in compensation costs of $454 thousand, amortization expenses of $150 thousand relating to the WikiAnswers intangible assets. These increases were offset, in part, by decreases in various expenses, including stock administration of $98 thousand and insurance of $40 thousand. The stock administration costs declined because in the nine months ended September 30, 2006 we incurred costs relating to the registration of the Brainboost shares, costs that we did not incur in the same period in 2007.

Interest Income, Net

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
	(in thousands)

Interest income, net	$299	$430	$(131)	30%

Interest income, net decreased $131 thousand, or 30%, to $299 thousand for the nine months ended September 30, 2007 from $430 thousand for the nine months ended September 30, 2006. The decrease in interest income resulted primarily from lower average cash and investment securities balances during the nine months ended September 30, 2007 as compared to the same period in 2006.

Other Expenses, Net

	Nine Months Ended September 30,
			Change
	2007	2006	Amount	%
		(in thousands)

Other expense, net	$(11)	$(220)	$209	95%

Other expense, net increased $209 thousand, or 95%, to negative $11 thousand for the nine months ended September 30, 2007, from negative $220 thousand for the nine months ended September 30, 2006. Other expenses in the nine months ended September 30, 2006 resulted, primarily, from the payment of $227 thousand to the sellers of Brainboost as a result of our delay registering with the SEC shares we issued as consideration in the transaction. Other expenses during the nine months ended September 30, 2006, resulted from foreign currency exchange net losses.

Income Tax (Expense) Benefit

We had net operating loss carryforwards, or NOLs, for federal income tax purposes of approximately $49 million at December 31, 2006. The federal net operating losses will expire if not utilized on various dates from 2019 through 2026. Because we have experienced one or more ownership changes, within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, an annual limitation is imposed on our ability to use $32 million of these carryforwards. Our best estimate at this time is that the annual limitation on the use of $32 million of our NOLs is approximately $1.8 million per year. Any unused portion of the $1.8 million annual limitation applicable to our restricted NOLs is available for use in future years until such NOLs are scheduled to expire. Our remaining NOLs are not currently subject to such limitations. We expect that this offering will result in an additional ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and that additional limitations will be placed on our ability to use our NOLs. Our Israeli subsidiary has capital loss carryforwards of approximately $680 thousand that can be applied to future capital gains for an unlimited period of time under current tax rules.

Years Ended December 31, 2006 and 2005

Revenue

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

Advertising revenue	$6,817	$1,771	$5,046	285%
Answers services licensing revenue	187	110	77	70
Subscription revenue	25	172	(147)	85

	$7,029	$2,053	$4,976	242%

Revenue increased $4,976 thousand, or 242%, to $7,029 thousand for the year ended December 31, 2006 from $2,053 thousand for the year ended December 31, 2005. The increase in advertising revenue was primarily the result of increases in our Answers.com traffic and monetization rates. Advertising revenue beginning in the fourth quarter of 2006 also included revenue attributable to WikiAnswers. Average daily page views in 2006 were approximately 3.4 million, compared to approximately 1.8 million in 2005. RPM for Answers.com were $5.41 in 2006, compared to $2.63 in 2005.

Subscription revenue in 2006 and 2005 relates to fixed-term GuruNet subscriptions we sold prior to January 2005. The decrease in subscription revenue in 2006 of $147 thousand as compared to 2005 is the result of the termination dates of fixed-term subscriptions, since we recognized the revenue from fixed term subscriptions over the lives of such subscriptions.

Costs and Expenses

Cost of Revenue

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

Cost of revenue	$3,406	$1,158	$2,248	194%

Cost of revenue increased $2,248 thousand, or 194%, to $3,406 thousand for the year ended December 31, 2006 from $1,158 thousand for the year ended December 31, 2005. The increase in cost of revenue for 2006 was partially due to certain expenses we incurred in 2006 that we did not experience in the prior year, as well as increases in certain expenses.

During 2006, we incurred $893 thousand of expense from the amortization of the Brainboost technology. We did not incur similar costs in 2005. Additionally, in 2006, we incurred $22 thousand of amortization resulting from intangible assets in connection with the acquisition of WikiAnswers, stock-based compensation of $127 thousand as a result of adopting SFAS 123R, and traffic acquisition costs of $68 thousand, all of which we did incur in 2005. The remaining net increase in cost of revenue was due primarily to increases in compensation costs, excluding stock-based compensation, of $298 thousand during 2006 as a result of staffing additions in production operations, content and customer support, salary increases which took affect in 2006, increases in data center costs, including depreciation of information technology assets, required to manage more Internet traffic of $348 thousand, increases in fees paid to Google for web search services of $45 thousand, increases in content licensing costs of $234 thousand and increases in overhead costs of $110 thousand.

Research and Development Expenses

	Year Ended December 31,
			Change
	2006	2005	Amount	%
		(in thousands)

Research and development	$5,865	$2,190	$3,675	168%

Research and development expenses increased $3,675 thousand, or 168%, to $5,865 thousand for the year ended December 31, 2006 from $2,190 thousand for the year ended December 31, 2005. The increase in research and development expenses was due primarily to compensation charges of approximately $3.5 million resulting from the acquisition of Brainboost in 2006, compared to approximately $700 thousand in 2005. The increase was also due to increases in compensation-related expenses, excluding stock-based compensation, of approximately $688 thousand, due to growth in our research and development team, including the addition of a Director of Natural Language Research, and salary increases which took effect in January 2006. Finally, as a result of adopting SFAS 123R, stock-based compensation attributable to research and development activities in 2006 increased to $341 thousand compared to $32 thousand in 2005.

Sales and Marketing Expenses

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

Sales and marketing	$3,253	$1,818	$1,435	79%

Sales and marketing expenses increased $1,435 thousand, or 79%, to $3,253 thousand for the year ended December 31, 2006 from $1,818 thousand for the year ended December 31, 2005. Compensation-related expenses, excluding stock-based compensation increased $840 thousand, from $634 thousand to $1,474 thousand, primarily due to growth in our sales and marketing team, where we hired an additional 7 employees during the course of 2006, including our Vice President of Advertising Sales and a business development manager. Additionally, as a result of adopting SFAS 123R, stock-based compensation in 2006 was $676 thousand compared to $1 thousand in 2005. Additionally, other marketing-related expenses, including travel, third party marketing services and an accrual relating to a lawsuit from a former marketing employee, increased by of $237 thousand and overhead increased $113 thousand. These increases were offset, in part, by a decrease in advertising and promotion expenses of approximately $140 thousand and two non-recurring items, including approximately $248 thousand in consulting costs, $213 thousand of which was stock-based compensation, relating to a strategic consultant who assisted us in formulating our product and marketing strategy, and $35 thousand in recruiting fees.

General and Administrative Expenses

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

General and administrative	$3,385	$3,404	$(19)	1%

General and administrative expenses decreased $19 thousand, or 1%, to $3,385 thousand for the year ended December 31, 2006 from $3,404 thousand for the year ended December 31, 2005. In 2005, we recorded $50 thousand of cash compensation, and $577 thousand in stock-based compensation, which represented the amortization of the fair value of warrants issued to an investment banking firm that provided us with general financial advisory and investment banking services. Such expense did not recur in 2006. Additionally, in 2005 we recorded $97 thousand of cash compensation, and $151 thousand in stock-based compensation in connection with the retention of an investor relations firm. Although we retained the same investor relations firm in 2006, the remuneration did not include a stock component; therefore, there was no recurrence of stock-based compensation to our investor relations firm in 2006. In 2006, employee compensation, excluding stock-based compensation, increased by $339 thousand, due to increases in the number of employees in the general and administrative department and salary increases which took affect in January 2006. Additionally, as a result of adopting SFAS 123R, stock-based employee compensation increased to $665 thousand in 2006, compared to $94 thousand in 2005. Other general and administrative expenses decreased by approximately $200 thousand, which included a decrease in legal expenses of $207 thousand offset, in part, by an increase of $133 thousand in accounting expenses.

Interest Income, Net

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

Interest income, net	$553	$555	$(2)	0%

Interest income, net, decreased $2 thousand, or 0%, to $553 thousand for the year ended December 31, 2006 from $555 thousand for the year ended December 31, 2005. Although our average cash balances during 2006 were lower compared to the average cash balances during 2005, Interest income, net, in 2006 stayed almost the same due to higher short-term interest rates.

Other Expenses, Net

	Year Ended December 31,
			Change
	2006	2005	Amount	%
	(in thousands)

Other expenses, net	$(176)	$(42)	$134	319%

Other expenses, net, increased $134 thousand, or 319%, to negative $176 thousand for the year ended December 31, 2006 from negative $42 thousand for the year ended December 31, 2005. Other expenses in 2006 resulted primarily from the payment of $227 thousand to the sellers of Brainboost as a result of our delay registering with the SEC shares we issued as consideration in the transaction. This $227 thousand expense was offset, in part, by foreign currency exchange net gains of approximately $51 thousand. Other expenses in 2005 resulted primarily from foreign currency exchange net losses.

Income Tax Expense

We had net operating loss carryforwards for federal income tax purposes of approximately $49 million at December 31, 2006 and $42 million at December 31, 2005.

Liquidity and Capital Resources

Our principal sources of liquidity are cash, cash equivalents, and investment securities which were $7,516 thousand as of September 30, 2007. In the nine months ended September 30, 2007 we used $422 thousand in cash from our operations. Previously, we used cash in our operations in every quarter since our inception. Our ability to generate cash from operations in the future will depend primarily on our ability to produce net income before non-cash expenses such as depreciation and amortization and stock-based compensation.

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006

Net cash used in operating activities	$(2,465)	$(4,286)	$(422)	$(2,702)
Net cash provided by (used in) investing activities	4,296	(9,808)	703	2,608
Net cash provided by financing activities	326	15,382	36	175

Operating Activities

Despite a net loss of $3,501 thousand in the nine months ending September 30, 2007, net cash used by operations was $422 thousand. We incurred $1,698 thousand of operating expenses that were the result of non-cash, stock-based compensation to employees and directors, depreciation and amortization of $1,356 thousand, while recognizing $425 thousand of previously deferred revenue from lifetime subscriptions we sold for our GuruNet service in 2003.

Despite a net loss of $8,571 thousand in 2006, our net cash used in operations was $2,465 thousand. The primary reason for the difference was $1,810 thousand of non-cash, stock-based compensation paid to employees and directors, $3,489 thousand of non-cash, stock-based compensation that resulted from the Brainboost acquisition, and depreciation and amortization of $1,291 thousand. In 2005, despite a net loss of $5,991 thousand, our net cash used in operations was $4,286 thousand. The primary reason for the difference was $1,769 thousand of operating expenses due to the result of non-cash, stock-based compensation.

Investing Activities

Net cash provided by investing activities in the nine months ending September 30, 2007 and 2006, respectively, is attributable mostly to the proceeds from the sale of investment securities less cash used from purchases of investment securities, and cash used for capital expenditures, long-term deposits and deferred costs relating to the Lexico acquisition, as delineated in our Consolidated Statement of Cash Flows.

Net cash provided by and used in investing activities in 2006 and 2005, respectively, is attributable mostly to purchases of investment securities less the proceeds from the sale of investment securities, as delineated in our Consolidated Statement of Cash Flows. Additionally, in 2005 and 2006 we purchased Brainboost and WikiAnswers, respectively, and those transactions materially impacted our cash position.

Financing Activities

Cash flow from financing activities for the nine months ending September 30, 2007 and 2006 relates to the net proceeds from the exercise of stock options and deferred costs relating to the Lexico financing. Cash flow from financing activities in 2006 and 2005 relates to the net proceeds from the exercise of stock options and warrants.

We believe we have sufficient cash to meet our planned operating needs for the next twelve months; however, we need to raise capital in this offering to fund the purchase price of our acquisition of Lexico. Our business strategy includes growth through additional business combinations and licensing or acquiring products and technologies complementary to our business, which could require use of a significant amount of our available cash and raising additional capital. We may therefore need to raise additional capital through future debt or equity financing to finance such initiatives. However, we cannot be certain that additional financing will be available on acceptable terms, or at all.

To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.

Contractual Obligations and Commitments

As of September 30, 2007, we had the following known contractual obligations and commitments (in thousands):

	Purchase	Operating
	Contracts	Leases	Total(1)

Remainder of 2007	$215	$116	$331
2008	595	433	1,028
2009	350	383	733
2010	45	220	265

	$1,205	$1,152	$2,357

(1)	The above table does not include unrecognized tax benefits of $230 thousand.

On July 13, 2007 we entered into a purchase agreement with members of Lexico to acquire all of the outstanding limited liability interests of Lexico for an aggregate purchase price of $100 million in cash, subject to adjustments for closing net working capital and transaction expenses. As of September 30, 2007, we incurred approximately $498 thousand in legal, accounting and investment banking fees that would have to be charged to operations, rather than capitalized as purchase price, in the event we do not close this transaction. Additionally, as of September 30, 2007, we incurred approximately $384 thousand in financing costs that would have to be charged to operations, rather than charged to shareholders’ equity, in the event we do not close the transaction.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Quantitative and qualitative disclosures about market risk

Currency Risk.  Our revenue is denominated solely in U.S. dollars. Most of our expenses are also based in U.S. dollars; however, we are subject to a significant amount of expenses that are denominated in New Israeli Shekels, or NIS. We expect this level of NIS expenses to continue in the near future. If the value of the U.S. dollar weakens against the value of NIS, there will be a negative impact on our results of operations. In addition, to the extent we hold cash and cash equivalents that are denominated in currencies other than the U.S. dollar, we are subject to the risk of exchange rate fluctuations. We use various hedging tools, including forward contracts and options, to minimize the effect of currency fluctuations on our income.

Other Market Risk.  We invest most of our excess cash in highly liquid investments with an original maturity of three months or less, and in investment securities that consist mostly of investments in auction rate, investment grade, corporate and municipal debt instruments, and auction rate preferred shares of closed-end investment funds that invest in long-term fixed income securities, with auction reset periods of 28 days. Due to the short-term nature of these investments, we believe that there is no material exposure to interest rate risk arising from our investments. We invest some of the excess cash we have for terms in excess of three months in order to achieve a higher yield. Based on our investment policy, such instruments are highly rated by rating agencies and therefore we believe that there is no material exposure to the principal amount nor to interest rate risks arising from these longer-term investments

Critical Accounting Policies

While our significant accounting policies are more fully described in the notes to our audited consolidated financial statements for the years ended December 31, 2006 and 2005, and our consolidated interim financial statements for the three and nine months ended September 30, 2007 and 2006, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our consolidated financial statements.

Goodwill, Intangibles and Other Long-Lived Assets

We account for our purchases of acquired companies in accordance with SFAS No. 141, “Business Combinations,” or SFAS 141, and for goodwill and other identifiable definite and indefinite-lived acquired intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142. Additionally, we review our long-lived assets for recoverability in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144.

The identification and valuation of intangible assets and the determination of the estimated useful lives at the time of acquisition are based on various valuation methodologies including reviews of projected future cash flows. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of our goodwill and other intangible assets, and potentially result in a different impact to our results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments thereby impacting the fair value of these assets, which could result in an impairment of the goodwill and acquired intangible assets.

We evaluate our long-lived tangible and intangible assets for impairment in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” and SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is subject to an annual test for impairment. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. While we use available information to prepare our estimates and to perform impairment evaluations, the completion of annual impairment tests requires significant management judgments and estimates.

In response to the search engine algorithm adjustment by Google in July 2007, we examined what impact this event might have on the recoverability of our long-lived assets in accordance with the guidance contained in SFAS 142 and 144. As a result of our analysis, we concluded that the carrying value of our assets has not been impaired. However, while we use available information to prepare our estimates and to perform impairment evaluations, our recoverability calculations and impairment tests require significant management judgment and estimates. These estimates include our projections of undiscounted cash flows and assumptions used in calculating projected RPM growth, page-views, and expenses. In addition, a certain degree of judgment was exercised in determining asset groups in accordance with generally accepted accounting principles. Had our estimates and assumptions differed, the accounting treatment might have resulted differently. Future actual results could differ significantly from the anticipated results as reflected in our analysis.

Accounting for Stock-based Compensation

As of January 1, 2006, we adopted SFAS No. 123R which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest, using the modified prospective method. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider various factors when estimating expected forfeitures, including historical experience. Actual results may differ substantially from these estimates.

With the exception of stock options granted to employees prior to May 12, 2004, the date of our first filing with the U.S. Securities and Exchange Commission in connection with our initial public offering, or IPO, we determine the fair value of stock options granted to employees and directors using the Black-Scholes valuation model, which considers the exercise price relative to the market value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield, and the estimated period of time option grants will be outstanding before they are ultimately exercised. We also determine the fair value of stock options and warrants granted to non-employees, for accounting purposes, using the Black-Scholes valuation model. Prior to our IPO, in October 2004, the market value of the underlying stock was based on estimates, including volatility estimates that are inherently highly uncertain and subjective, since prior to our IPO there had been no public market for our stock. Subsequent to our IPO, we did not have sufficient history to actually predict our volatility, therefore, our assumptions about stock price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our actual stock price volatility. Had we made different assumptions about the market value of our stock, stock price volatility or the estimated time option and warrant grants will be outstanding before they are ultimately exercised, the related stock based compensation expense and our net loss and net loss per share amounts could have been significantly different, in the year ended December 31, 2006, and in the nine months ended September 30, 2007 and 2006, as well as in periods prior to our adoption of SFAS 123R.

Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have fully offset our U.S. deferred tax asset with a valuation allowance. Our lack of earnings history and the uncertainty surrounding our ability to generate US taxable income prior to the expiration of such deferred tax assets were the primary factors considered by management in establishing the valuation allowance.

In July 2006, FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109,” or FIN 48, effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Additionally, for tax positions to qualify for deferred tax benefit recognition under FIN 48, the position must have at least a “more likely than not” chance of being sustained upon challenge by the respective taxing authorities. We adopted the provisions of FIN 48 as of January 1, 2007 and it has not had a material impact on our financial statements.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes in current practice resulting from the application of the Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value remeasurement. The statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not believe that the adoption of the provisions of SFAS 157 will have a material impact on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, cash flows, and results of operations.

Quarterly Results

The following table sets forth our unaudited quarterly consolidated statement of operations data for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2007. In management’s opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in this prospectus, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Our operating results may fluctuate due to a variety of factors. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2005	2006	2006	2006	2006	2007	2007	2007
	(in thousands, except page view and RPM data)

Revenues:
Advertising revenue	$807	$1,090	$1,457	$1,810	$2,461	$2,884	$2,728	$2,165
Answers services licensing	54	53	46	44	43	77	82	43
Subscriptions	28	11	8	4	2	425	—	—

	889	1,154	1,511	1,858	2,506	3,386	2,810	2,208

Costs and expenses:
Cost of revenue	291	684	808	844	1,071	1,144	1,320	1,179
Research and development	1,281	2,637	1,951	621	656	722	748	769
Sales and marketing	493	642	678	924	1,009	982	1,072	1,221
General and administrative	802	800	965	765	854	926	1,019	1,058

Total operating expenses	2,867	4,763	4,402	3,154	3,590	3,774	4,159	4,227

Operating loss	(1,978)	(3,609)	(2,891)	(1,296)	(1,084)	(388)	(1,349)	(2,019)
Interest income, net	168	141	145	144	123	100	112	88
Other expense, net	(7)	(3)	(201)	(17)	44	(15)	4	—

Loss before income taxes	(1,817)	(3,471)	(2,947)	(1,169)	(917)	(303)	(1,233)	(1,931)
Income taxes	17	(2)	5	(12)	(59)	—	(14)	(19)

Net loss	$(1,800)	$(3,473)	$(2,942)	$(1,181)	$(976)	$(303)	$(1,247)	$(1,950)

Other Data:
Adjusted EBITDA(1)	$(1,096)	$(823)	$(737)	$(523)	$(207)	$160	$(307)	$(982)
Answers.com page views	2,370,000	2,920,000	3,030,000	3,400,000	4,340,000	5,470,000	4,890,000	3,730,000
Answers.com RPM	$3.71	$4.15	$5.29	$5.79	$6.02	$5.62	$5.73	$5.41

(1)	We define Adjusted EBITDA as net earnings before interest, taxes, depreciation, amortization, stock-based compensation, foreign currency exchange rate differences and certain non-recurring revenues and expenses.

We believe that the presentation of Adjusted EBITDA provides useful information to investors because these measures enhance their overall understanding of the financial performance and prospects of our ongoing business operations. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods. Adjusted EBITDA is used by our management team to plan and forecast our business because it removes the impact of our capital structure (interest expense), asset base (amortization and depreciation), stock-based compensation expenses, taxes, foreign currency exchange rate differences and certain non-recurring revenues and expenses from our results of operations. More specifically, we believe that removing these impacts is important for several reasons:

• Adjusted EBITDA disregards amortization of intangible assets and other specified costs resulting from acquisitions. Specifically, we exclude (a) amortization of acquired technology from our acquisition of Brainboost Technology, LLC, or Brainboost, developer of the Brainboost Answer Engine, which has been integrated into our Answers from the Web technology; (b) compensation expense resulting from the portion of the stock component of the Brainboost purchase price that was deemed compensation expense; (c) penalty payments to the sellers of Brainboost resulting from failure to timely register the common stock they received in connection with the acquisition; and (d) amortization of intangible assets relating to our acquisition of WikiAnswers. We believe that excluding these expenses is helpful to investors, due to the fact that they relate to prior acquisitions and are not necessarily indicative of future operating expenses. While we exclude these expenses from Adjusted EBITDA we do not exclude the revenue derived from the acquisitions. The revenue attributable to WikiAnswers.com in the nine months ended September 30, 2007 and 2006 was $598 thousand and $0, respectively. The revenue attributable to our acquisition of the Brainboost technology is not quantifiable due to the nature of its integration.

• We believe that, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, excluding stock-based compensation from Adjusted EBITDA enhances the ability of management and investors to compare financial results over multiple periods.

• We believe that, excluding depreciation, interest, foreign currency exchange rate differences and taxes from Adjusted EBITDA provides investors with additional information to measure our performance, by excluding potential differences caused by variations in capital structures (affecting interest expense), asset composition, and tax positions.

• Prior to December 2003, we sold lifetime subscriptions to our GuruNet service, generally for $40 per subscription. In December 2003, we decided to alter our pricing model and moved to an annual subscription model, for which we generally charged our subscribers $30 per year. We have not sold subscriptions since our launch of Answers.com in January 2005. In February 2007, we terminated the GuruNet service and recognized $425 thousand of deferred revenue as revenue during the quarter ended March 31, 2007. We believe that the recognition of the $425 thousand of revenue is a one-time, non-cash event and is not reflective of our core business and core operating results, and we have therefore excluded this amount from Adjusted EBITDA.

Adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles and should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Investors are cautioned that there are inherent limitations associated with the use of Adjusted EBITDA as an analytical tool. Some of these limitations are:

• Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles;

• Many of the adjustments to Adjusted EBITDA reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future;

• Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than us, thus limiting its usefulness as a comparative tool;

• Adjusted EBITDA does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in our business;

• Adjusted EBITDA does not reflect changes in our cash and investment securities and the results of our investments;

• Adjusted EBITDA excludes taxes, which is an integral cost to most businesses; and

• Because Adjusted EBITDA does not include stock-based compensation, it does not reflect the cost of granting employees equity awards, a key factor in management’s ability to hire and retain employees.

We compensate for these limitations by providing specific information in the reconciliation to the GAAP amounts excluded from Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net loss is as follows:

	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,		Jun. 30,	Sep. 30,
	2005	2006	2006	2006	2006	2007		2007	2007
	(In thousands)

Net loss	$(1,800)	$(3,473)	$(2,942)	$(1,181)	$(976)	$(303)		$(1,247)	$(1,950)
Interest income, net	(168)	(141)	(145)	(144)	(123)	(100)		(112)	(88)
Foreign currency exchange rate differences	7	3	(26)	17	(44)	15		(4)	—
Income taxes	(17)	2	(5)	12	59	—		14	19
Depreciation and amortization	149	285	310	314	382	448		444	463
Stock-based compensation	733	2,501	1,844	459	495	525		598	574
Subscription revenue from lifetime subscriptions	—	—	—	—	—	(425	)(1)	—	—
Non recurring penalty payment in connection with registration of shares	—	—	227 (2)	—	—	—		—	—

Adjusted EBITDA	$(1,096)	$(823)	$(737)	$(523)	$(207)	$160		$(307)	$(982)

(1)	Recognition of previously deferred revenue, following the shut down of the GuruNet service in February 2007.

(2)	Non-recurring penalty payments that were paid to the sellers of Brainboost.

BUSINESS

Overview

Answers Corporation

We are a leading online answer engine. Our Web properties currently consist of Answers.com and WikiAnswers.com. We offer information related to over 4 million topics based on content from brand-name publishers, our WikiAnswers community and our proprietary natural language search technology, which we refer to as Answers from the Web. Answers.com combines and presents targeted information from disparate sources and delivers answers to users’ questions in a single consolidated view. WikiAnswers.com is a user-generated content, or UGC, community-based question and answer site. According to comScore, a global Internet information provider, our Web properties had approximately 14 million unique visitors in September 2007, which ranks Answers Corporation number 62 in the top U.S. Web properties. Our goal is to become the premier online provider of and leading destination for answers on any topic.

Lexico Publishing Group, LLC

Lexico owns and operates Dictionary.com, Thesaurus.com, and Reference.com. Dictionary.com and Thesaurus.com are two of the most popular destinations on the Internet for information related to words, including definitions, synonyms and antonyms. According to research firm Hitwise, the word “dictionary” ranked as the second most searched generic term on the Internet in 2006. Based on Lexico’s internal estimated data, Lexico had more than one billion page views during the third quarter of 2007. According to comScore, Lexico’s Web properties had approximately 15.7 million unique visitors in September 2007, which ranks Lexico number 50 in the top U.S. Web properties. During the month of September 2007, we believe, based on information provided by Lexico, that approximately 85% of Lexico’s traffic was direct traffic, while the remaining 15% was generated by search engines.

Pending Acquisition of Lexico

On July 13, 2007, we entered into a purchase agreement with the members of Lexico Publishing Group, LLC, a California limited liability company, to acquire all of the outstanding limited liability interests of Lexico for an aggregate purchase price of $100 million in cash, subject to adjustments for closing net working capital and transaction expenses. Our transaction expenses incurred in connection with this acquisition are estimated to be approximately $2.2 million. According to the terms of our agreement, $10 million of the purchase price may be paid to the employees of Lexico, subject to certain terms and conditions and a pre-determined payout schedule. In addition, $10 million of the purchase price will be placed in escrow for 12 months to secure the indemnification obligations of the members under the agreement as well as any post-closing purchase price adjustments for net working capital or transaction expenses.

We believe that the Lexico acquisition will provide the combined company with the following key benefits:

Increased Direct Traffic.  Historically, we have relied heavily on search engines for a substantial portion of the traffic coming to our Web properties. During the month of September 2007 we estimate that approximately 60% of our traffic was generated by search engines. Consequently, indexing algorithm changes and other actions taken by search engines can and have caused significant declines in our traffic. For example, in July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue also declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In September 2007, Yahoo! dropped our content from its search index, which reduced our Yahoo! directed traffic. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic. Lexico is less susceptible to the loss of traffic as a result of actions taken by search engines. During the month of September 2007, we believe, based on information provided by Lexico, that approximately 15% of Lexico’s traffic was generated by search engines. Following the acquisition, we expect that the combined company will have significantly less search engine concentration traffic with approximately 25% of our combined traffic being generated by search engines, thus materially reducing our risk associated with potential changes in the algorithms search engines use to rank search results.

Improved Lexico Traffic Monetization.  Over the last few years we have significantly improved the monetization rates of our Web traffic. We currently monetize our Web traffic more effectively than Lexico, resulting in comparatively greater revenue per page. Since the launch of Answers.com in January 2005, we have improved our RPM from $1.17 during the first quarter of 2005 to $5.41 for the third quarter of 2007. These improvements are a result of:

•	Modifying the user interface;

•	Modifying the color, background and placement of ads displayed;

•	Modifying the size of ads;

•	Changing the number of ads per page;

•	Adding or switching third party ad networks;

•	Increasing the revenue-share percentage offered by third party ad networks;

•	Modifying the types of ads introduced;

•	Modifying the content displayed; and

•	Introducing direct advertising sales.

Lexico’s RPM was $1.87 for the third quarter of 2007. We intend to increase Lexico’s monetization rates by using many of the same techniques we have utilized to increase our own monetization rates.

Reduced Reliance on Traffic from the Google Definition Link.  We estimate that the traffic directed to Answers.com from the definition link appearing on Google’s website search result pages accounted for an average of approximately 15% of the traffic to our Web properties during September 2007. Following the acquisition of Lexico, we believe the percentage of traffic from the Google definition link will be reduced to account for less than 5% of our combined traffic. We believe that less reliance on the traffic directed by the Google definition link will significantly reduce the impact of Google deciding to cease directing traffic to Answers.com through its definition link.

Increased Growth of the WikiAnswers Community.  The acquisition of Lexico will provide us with additional traffic that we can direct towards our WikiAnswers Web property. We believe that this will expand the size, scope and activity of the WikiAnswers community, increasing the overall user value proposition.

Increased Operating Scale and Broadened Portfolio of Web Properties.  The acquisition of Lexico will broaden our portfolio of Web properties, further establishing us as a leading online answer engine. Based on September 2007 comScore data, the addition of Lexico’s Web properties would have increased our unduplicated reach to over 26.3 million monthly unique visitors, which would have ranked us number 22 in the top U.S. Web properties. We believe that increasing our scale will further help us attract, retain and more deeply engage users, make us increasingly attractive to advertisers and strengthen our employee recruiting efforts.

Improved Operating Efficiencies.  We expect to benefit from moderate savings on costs and expenses relating to headcount, content and other expenses.

Industry Background

The Internet

The Internet has fundamentally changed how people find, access and extract information. The Internet facilitates the classification of diverse content into searchable categories, enabling users to access information more efficiently than traditional offline sources. We expect user demand for Internet-based content will continue to grow quickly due to the following factors:

Growing market size.  According to International Data Corporation, or IDC, a provider of information technology data, there are currently over 1 billion people worldwide and over 211 million in the U.S. using the Internet. Specifically, IDC projects that 85% of the U.S. population will use the Internet in 2010, up from 71% in 2006.

Increasing usage.  We believe consumers are spending more and more time online and increasing broadband penetration will also drive the amount of time users spend on the Internet. According to IDC, worldwide broadband subscriptions will increase from 211 million in 2005 to over 482 million by the end of 2011. Additionally, according to IDC, more than 71% of U.S. households will have a broadband connection in 2011, up from 46% in 2006.

Efficiency of the Internet.  The Internet has improved the efficiency of finding, accessing and extracting information. The Internet enables users to efficiently draw information from multiple sources, including book publishers, periodicals, news agencies, independent experts and peers. By improving the efficiency of search, the Internet enables users to save significant time and access a wider range of information sources.

Increasing Use of Social Communities and User-Generated Content

Internet users are increasingly consulting other users for information and advice, and sharing experiences and opinions as a community. The information generated by online communities is continually being updated, resulting in fresher and more targeted content than that offered by traditional publishers without the associated costs of producing, editing and updating such content.

Internet Content

We believe high-quality, well written, relevant and unique content from respected sources is critical to engage and retain Internet users in search of information. When users find this type of content, we believe, they are more likely to return directly to the provider of this content.

Internet Advertising

As users spend more time and money online, advertisers are increasingly turning to the Internet to market their products and services. As a result, advertising has become a primary source of revenue for many Internet websites. We expect Internet advertising will continue to grow, due to a number of factors:

Large and growing Internet advertising market.  IDC projects that the overall Internet advertising market will grow from $16.9 billion in 2006 to $31.4 billion in 2011, representing a 13.2% compound annual growth rate. We believe that this market growth will be driven both by the shift of media consumption from traditional sources to the Internet and by the benefits that online advertising present relative to traditional media, specifically the ability to target consumers more efficiently.

Shift toward online media advertising.  JupiterResearch, a technology and market research company, found in 2006 that U.S. consumers spent approximately 41% of their media consumption hours online, while online advertising accounted for approximately only 7% of total U.S. advertising expenditures. Jupiter Research projects that Internet advertising in the U.S. will increase within overall advertising from approximately 8% in 2007 to 11% in 2012.

Advertisers are seeking targeted audiences.  Advertisers are recognizing the value and efficiency that focused content presents, enabling their advertisements to target specific and relevant audiences. In April 2007, JupiterResearch reported that approximately 41% of advertisers and 57% of agencies surveyed plan to use contextual advertising as a search marketing strategy.

Our Business

We are a leading online answer engine. Our Web properties consist of Answers.com and WikiAnswers.com. We offer information related to over 4 million topics based on content from brand-

name publishers, our WikiAnswers community and our proprietary natural language search technology, which we to as Answers from the Web. Answers.com combines and presents targeted information from disparate sources and delivers answers to users’ questions in a single consolidated view. WikiAnswers.com is a UGC community-based question and answer site. According to comScore, our Web properties had approximately 14 million unique visitors in September 2007, which ranks Answers Corporation number 62 in the top U.S. Web properties. Our goal is to become the premier online provider of and leading destination for answers on any topic.

Answers.com

Answers.com, launched in January 2005, aggregates over 4 million topics in categories including health and medical, legal, business and finance, science and technology, history and reference and language from brand-name publishers. Our technology combines and presents targeted information from disparate sources and delivers answers to users’ questions in a single consolidated view.

Content Library.  Our content includes:

•	Over 180 licensed titles from leading offline and online publishers;

•	User-generated content drawn from WikiAnswers; and

•	Answers from the Web — proprietary natural language search technology that provides answers to natural-language questions not readily available from our other content sources.

The publishers we currently license content from include:

•	All Media Guide;

•	Barron’s Educational Series;

•	Encyclopedia Britannica;

•	Houghton Mifflin Company;

•	Oxford University Press; and

•	Gale.

We attribute the data source of information on each Web page, enabling our users to make an independent evaluation as to the credibility of the content.

1-Click Answers and AnswerTips.  1-Click Answers is a tool that facilitates access to Answers.com. With 1-Click Answers installed on a computer, a user can click on a word or phrase within virtually any application, such as an e-mail, spreadsheet, document or database, and gain access to Answers.com’s online library. Answers.com content related to the word or phrase is displayed in an AnswerTips pop-up information bubble. The AnswerTips feature was incorporated into the release of 1-Click Answers 2.0 in May 2006, and represents the next generation of 1-Click functionality, providing information on any word or term without launching a new browser window.

Available for users of both Microsoft Windows and Apple’s Macintosh OS X, 1-Click Answers performs contextual analysis of the words or phrase clicked. For example, when clicking on the word “Ford” appearing in the context of Ford Motor Company, Harrison Ford, or Gerald Ford, 1-Click Answers will process and recognize the context and deliver information on the vehicle manufacturer, the film star, or the U.S. president, respectively. In Windows, 1-Click Answers also includes a toolbar for query lookup while using Internet Explorer as well as a docked AnswerBar utility. At the end of 2006, 1-Click Answers was added to Microsoft’s list of recommended add-ons for the Internet Explorer 7 Web browser.

Web-Based AnswerTips.  In mid-February 2007, we began offering other Web properties and blogs the ability to provide their users with the 1-Click functionality through our webmaster tool version of AnswerTips, which does not require a download. The Web version of AnswerTips is triggered when a visitor double-clicks a word or phrase on an “AnswerTips-enabled” site.

Answers from the Web.  We own and continue to develop our proprietary natural language search technology, which we refer to as Answers from the Web. In June 2006, we completed our initial beta integration of Answers from the Web, a feature integrated into Answers.com, to complement the existing technology that powers Answers.com. Answers from the Web extends Answers.com’s abilities beyond our established strengths of integrated encyclopedias, dictionaries, thesauri and almanacs. In addition to looking up one of Answers.com’s over 4 million topics, a user may now obtain answers from the web to intuitive and succinct English-language questions. Answers from the Web scours digital content on the web and then ranks candidate answers heuristically, based on its proprietary AnswerRank technology, and displays the most likely results. We plan to further develop this technology through enhancements to its accuracy, range and speed.

WikiAnswers.com

WikiAnswers is a UGC community-based question and answer site where users ask questions and the community answers them. This question and answer site is differentiated from other popular question and answer sites, such as Yahoo! Answers, which facilitate a forum where users can ask and answer questions, often repeating the same question in many different ways, but cannot improve upon or edit the questions or answers. WikiAnswers’ approach allows the community to transform each question and answer into its own “wiki”, a collaborative page that can be improved upon by others in the community. In this manner, good answers can become great answers over time; related questions can be merged or physically associated with each other; and ultimately, the community user-experience is enhanced.

Content generation is at the core of our business. The dynamics of UGC, which complements our content licensing strategy, is highly scalable. We believe the size of the community drives the quantity of the content, content attracts additional users which in turn grows the community. We believe this cyclical pattern is the major source of growth for WikiAnswers.

WikiAnswers’ growth has accelerated, particularly beginning in mid-April 2007 when we redesigned the site to increase user engagement and contributions. Based on a 30-day average for the month of October 2007 compared to a 30-day average for the month of October 2006, just prior to our acquisition of WikiAnswers, we have seen the following increases in key performance indicators:

•	new users registering with WikiAnswers every day rose from approximately 150 to approximately 1,300;

•	questions answered on a daily basis increased from approximately 300 to approximately 2,300; and

•	daily new questions being added to our system grew from approximately 300 to approximately 4,800.

We continue to optimize WikiAnswers to further accelerate the growth rates of its user base and content.

Traffic Generation

Our revenues are primarily driven by the traffic generated by our Web properties and our ability to effectively monetize that traffic. Our traffic is primarily generated from free sources. In our Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007, we reported RPM based on website queries, or traffic, directly to one of our Answers.com topic pages. Beginning with the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007, we refer to RPM based on page views, or traffic directly to Answers.com including visits to the home page, excluding lookup conducted through 1-Click Answers, AnswerTips and traffic from partners who pay us for providing them our answer-based services. Page views are the more widely recognized industry standard traffic metric. Based upon our internal analysis, we estimate the number of Answers.com page views to be approximately 13% higher than the number of Answers.com queries. This difference is primarily the result of home page visits in the page view traffic estimates. Historical RPM in this prospectus supplement have been modified to conform to the new methodology and are approximately 13% lower than amounts reported prior to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2007. According to our internal data, the average daily page views and RPM of Answers.com have grown significantly since its launch in January 2005, as follows:

	Answers.com
	Average Daily
Period	Page Views	Ad Revenues	RPM
		(thousands)

Q-1 2005	1,000,000	$107	$1.17
Q-2 2005	2,000,000	357	1.96
Q-3 2005	1,990,000	500	2.73
Q-4 2005	2,370,000	807	3.71
Q-1 2006	2,920,000	1,090	4.15
Q-2 2006	3,030,000	1,457	5.29
Q-3 2006	3,400,000	1,810	5.79
Q-4 2006	4,340,000	2,400	6.02
Q-1 2007	5,470,000	2,768	5.62
Q-2 2007	4,890,000	2,551	5.73
Q-3 2007	3,730,000	1,861	5.41

Page views include traffic directly to the Answers.com home page, but exclude lookups through 1-Click Answers, AnswerTips and traffic from partners who pay us for providing them our answer-based services. The above data excludes all revenue and page views from WikiAnswers.

Our current traffic is primarily generated by search engines, the Google definition link and Answers.com direct users:

Search engines.  Our largest source of traffic is search engines, which represented 60% of our traffic for September 2007. We continually seek to improve the volume and optimize the monetization of traffic directed to our Web properties by search engines. The industry commonly refers to these efforts as search engine optimization, or SEO. One of our principle strategic initiatives is centered on our belief that content drives traffic through SEO. We believe that rich, unique content is valued by the user and by the search engines and their content indexing algorithms. We focus on adding unique content that has not been broadly offered on the Web. Additionally, we unify content from multiple sources. For instance, a person searching for Franklin Roosevelt would get all the data associated with the phrases “Roosevelt, Franklin,” “Franklin Roosevelt,” “Franklin D. Roosevelt,” and “Franklin Delano Roosevelt.” We believe this creates a compelling user-experience and is valued by the algorithms used by search engines. Our additional SEO efforts involve optimizing our Web properties’ coding, presentation and structure, such as incorporating a clear hierarchical site-structure, and structuring the site to facilitate search engine indexing.

In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. This adjustment reduced our overall traffic by approximately 28% based on the average traffic directed to Answers.com from Google for the week prior to the adjustment as compared to the week after. As a result, our revenue also declined proportionately. We have not been able to reverse the impact of this adjustment, and we do not anticipate that we will recover the lost traffic and revenue. In response to the Google algorithm adjustment, we reduced our headcount and related compensation costs, reducing our base payroll expenses by approximately 12%. In September 2007, Yahoo! dropped our content from its search index, which reduced our Yahoo! directed traffic. This action was reversed within a week, and we have recovered all of our Yahoo! directed traffic.

Google definition link.  We have an informal, non-contractual relationship with Google, under which Google links to search results related to certain definitional queries to Answers.com.

Direct users.  Answers.com also receives traffic from users visiting and returning to our home page directly, through partnering with other Web properties, or via 1-Click Answers and AnswerTips. We recently began offering our latest webmaster tool, AnswerTips, to Web properties and blogs. AnswerTips, implemented on a blog or site simply by adding several lines of Javascript on a Web page, enables readers to click on a word or words to produce an information bubble that offers definitions, biographies, historical background, maps and countless other types of relevant information on any word or phrase clicked. Activation of the feature by sites and blogs is expected to increase the visibility of the Answers.com brand as well as attract users to our Web properties.

Traffic Monetization

Our business runs on the ability to effectively monetize our traffic. Our primary revenue model for monetizing query traffic on our Web properties is advertising derived from the following sources:

Third Party Ad Networks.  In 2006, we obtained the bulk of our advertisements through third party ad networks. Third party ad networks generally compensate us by paying us a portion of the revenue they earn from advertisers for our provision of promotional space on our Web properties. Of these current third party ad networks, Google accounted for approximately 65% of our revenues for 2006 and Shopping.com accounted for approximately 14% during the same time period. For the nine months ended September 30, 2007, Google accounted for approximately 65% of our revenues and Shopping.com accounted for approximately 10% our revenues.

Direct Ad Sales.  In order to expand upon our existing sources of advertising revenue, we expanded our advertising efforts to direct ad sales by marketing our Web properties to advertisers. In August 2006 we began building direct ad sales capabilities and in the fourth quarter we began marketing directly to advertisers. As of the end of the third quarter of 2007, our sales team consisted of our Vice President of Advertising Sales, two sales persons and a sales account manager based out of our New York office, supplemented by a sales person based in the Los Angeles-area. By demonstrating the buying power of the millions of people who use our Web properties each month, we expect increased advertising directly from agencies, online media buyers and various other advertisers. We expect that our direct advertising efforts will be the primary driver of future monetization improvements.

Lexico’s Business

Dictionary.com, Thesaurus.com and Reference.com

Lexico owns and operates Dictionary.com, Thesaurus.com and Reference.com. Dictionary.com and Thesaurus.com are two of the most popular destinations on the Internet for information related to words, primarily definitions, synonyms and antonyms. Lexico’s Web properties are free ad-supported properties. In addition, Lexico offers a subscription-based premium ad-free version of Dictionary.com. Supplementing its primary three destination reference-based platforms, Lexico currently has approximately one million subscribers to a daily “word-of-the-day” newsletter.

Content Library.  Lexico’s content offerings include:

•	Dictionary.com Crossword Dictionary;

•	Dictionary.com’s Unabridged dictionary (based on the Random House Unabridged Dictionary);

•	Fact of the Day;

•	Language FAQ;

•	On this day Almanac; and

•	Roget’s New Millennium Thesaurus.

The publishers Lexico currently licenses content from include:

•	Columbia University Press;

•	Houghton Mifflin Company; and

•	Investopedia.com.

Traffic Generation

Lexico’s traffic is primarily generated from free sources. According to its internal data, Lexico’s average daily page views and RPM have fluctuated since January 2006, as follows:

	Average Daily
Period	Page Views	Ad Revenues	RPM
		(thousands)

2005	7,960,000	$5,345	$1.84
2006	10,640,000	6,691	1.72
Q-1 2007	13,840,000	1,815	1.46
Q-2 2007	12,660,000	2,061	1.79
Q-3 2007	11,780,000	2,030	1.87

Page views represent all of the traffic on Lexico’s Web properties. Lexico’s current traffic is primarily generated by direct users of its Web properties.

According to comScore, Lexico’s Web properties had approximately 15.7 million unique visitors in September 2007, which ranks them number 50 in the top U.S. Web properties. According to research firm Hitwise, the word “dictionary” was ranked number two in searched generic terms on the Internet in 2006. Approximately 85% of Lexico’s traffic is direct traffic, while the remaining 15% is generated by search engines.

Traffic Monetization

Lexico’s primary revenue model for monetizing its Web property traffic is advertising derived from CPC and CPM.

In 2006, Lexico obtained approximately 80% of its ad revenue through CPM display advertising, provided primarily by third party ad networks and direct advertising sales. The balance of ad revenue was generated through CPC advertising, the majority of which was from Google.

In February, 2006, Lexico entered into a Google Services Agreement, which we refer to as the Lexico GSA. Pursuant to the Lexico GSA, Lexico displays listings from Google’s network of advertisers on its Web properties. The Lexico GSA is scheduled to terminate on January 31, 2008 and will automatically renew for an additional 12-month period unless terminated upon 90 days advance written notice. Google may terminate the GSA with no advance notice for any of the following reasons:

•	Lexico taking certain prohibited actions including, among other things,

•	editing or modifying the order of search results,

•	redirecting end users, producing or distributing any software which prevents the display of ads by Google,

•	modifying, adapting or otherwise attempting to obtain source code from Google technology, content, software and documentation or

•	engaging in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill;

•	Lexico’s breach of the grant of a license to it by Google of certain trade names, trademarks, service marks, logos, domain names and other distinctive brand features of Google;

•	Lexico’s breach of the confidentiality provisions of the GSA;

•	Lexico’s breach of the exclusivity provisions of the GSA; or

•	more than two material breaches by Lexico of the GSA, irrespective of any cure to such breaches.

Pursuant to the Lexico GSA assignment provision, this agreement is not assignable in a change of control affecting Lexico, such as our acquisition of Lexico. Therefore, in connection with pending acquisition of Lexico, we would need to seek Google’s approval for the continued use of the Lexico GSA. Notwithstanding, we intend to request Google’s permission to have our GSA apply to and include the Lexico Web properties.

Our Strategy

We believe our valuable content and overall user experience drives traffic to our Web properties, which in turn drives advertising revenue. The key elements of our strategy to increase revenue include:

Improve Traffic Monetization.  We strive to improve our traffic monetization rates. In August 2006 we began building our direct sales force and in the fourth quarter of 2006 we began marketing directly to advertisers. In addition, we work with third party ad networks that we believe optimize the average amount of revenue we earn per page view. By demonstrating the buying power of the millions of people who use our Web properties each month, we expect increased advertising directly from agencies, online media buyers and various other advertisers. We believe that our direct advertising efforts will be the primary driver of future monetization improvements. We currently monetize our Web traffic more effectively than Lexico, resulting in comparatively greater revenue per page. Since the launch of Answers.com in January 2005, we have improved our RPM from $1.17 during the first quarter of 2005 to $5.41 for the third quarter of 2007. Lexico’s RPM was $1.87 for the third quarter of 2007. We intend to increase Lexico’s monetization rates by using many of the same techniques we have utilized to increase our monetization rates.

Build the WikiAnswers Community.  The WikiAnswers community is a source of continuous content creation. We believe the size of the community drives the quantity of the content, content attracts additional users which in turn grows the community. We believe this cyclical pattern is the major source of growth for WikiAnswers. We intend to accelerate this growth by leveraging Lexico’s user base and further enhancing WikiAnswers by incorporating new features to maximize user experience.

Expand Content.  Content is critical to the success of our business. We plan to continue to offer users high-quality, well written, relevant, unique content, which is valued by the user and recognized by the search engine algorithms. Our content strategy includes continuously adding new, rich and unique licensed content as well as proprietary content from our user-generated WikiAnswers community and having our content continually indexed by the search engines. We also intend to continue offering and enhancing the results and performance of our Answers from the Web natural language search technology. We continuously invest in improving our visitors’ user experience, which we believe leads to increased user stickiness and user retention. We seek to increase stickiness and user-retention by adding new content to our Web properties.

Strengthen the Answers Brands.  We are pursuing a brand development strategy that includes public relations, product features that encourage word-of-mouth sharing, and direct marketing to enhance public awareness of our Web properties. Our branding strategy centers on positioning us as a leading online answer engine, showcasing authoritative content on a growing collection of topics, with a platform for the creation of compelling user-generated content. To date, we have received favorable reviews from numerous publications including The Wall Street Journal, Forbes and the Washington Post for our innovative approach. We believe that building our brand will not only increase traffic to our Web properties directly, but will also encourage search engine visitors to select links to us when our topics appear in search engine results pages. The goal of these marketing efforts is to increase direct traffic to our Web properties, as well as search engine traffic and traffic directed from other sources. In turn, we plan to increase revenues by monetizing the traffic through the display of advertising and other revenue producing initiatives. We believe our branding strategy will help us become the premier online provider of answers on any topic and the leading free destination site for users searching for any type of information.

Enhance the User Experience.  We plan to continually enhance the user experience for visitors to our Web properties and further differentiate our Web properties from other online answer engines. We will continue to develop proprietary technologies, such as our Answers from the Web technology, that we believe will allow us to provide a more robust offering and allow us to provide additional features and functionality that users find valuable.

Seek Future Acquisitions or Strategic Relationships.  We actively seek opportunities to enhance our services, improve our content offerings or grow our user base. We will continue to explore additional acquisition opportunities or strategic relationships that complement our current operations and strategy.

Content

Scope and Quality of Content

Answers.com’s collection of information related to over 4 million topics is drawn from more than 180 licensed titles from leading publishers, user-generated content from Wikipedia articles, user-generated questions and answers from WikiAnswers; and original articles authored by our editorial team. As shown in the taxonomy table below, our services offer users access to a multitude of categories through the following select content categories.

Category	Topics		Publishers
Business & Finance	Accounting terms	Finance terms	Barron’s Educational Series
	Banking terms	Insurance terms	Dun & Bradstreet
	Business plans	Investment terms	Dow Jones Marketwatch
	Company history	Marketing terms	Gale
	Company news	Real Estate terms	Investopedia
	Company profiles	Small business
	Currency conversions	US Industry profiles

Health & Medical	Alternative medicine	Medical procedures	Elsevier
	Children’s health	Medical tests	Gold Standard
	Genetics encyclopedia	Neurological encyclopedia	Houghton Mifflin Company
	Medical diagnosis	Oncology encyclopedia	Oxford University Press
	Medical dictionary	Public health	Gale
	Medical encyclopedia	Surgical encyclopedia

Entertainment & People	Actors	Game info	All Media Guide
	Album reviews	General biographies	Columbia University Press
	American authors	Movie reviews	Encyclopaedia Britannica
	Artist discographies	Music glossary	Houghton Mifflin Company
	Black biographies	Political biographies	Oxford University Press
	Business biographies	Pop artists	Gale
	Classical albums	Scientists	Who2
	Classical artists	TV episodes

Science & Technology	Animal classification	How products are made	Computer Language Company
	Animal encyclopedia	Rock & mineral guide	Houghton Mifflin Company
	Archaeology dictionary	Science of everyday things	Oxford University Press
	Computer encyclopedia	Sci-tech dictionary	Gale
	Electronics dictionary	Sci-tech encyclopedia

Legal	Law dictionary	US courts decisions	Oxford University Press
	Law encyclopedia	US Supreme Court	Gale

Arts & Literature	African mythology	French literature	Houghton Mifflin Company
	Asian mythology	German literature	Oxford University Press
	Classical literature	Notes on novels	Gale
	Fairy tales	World mythology

History	European history	US historical documents	Columbia University Press
	Intelligence & Security	US history	Encyclopaedia Britannica
	Mideast history	US literature chronology	Houghton Mifflin Company
	Russian history	US military history	Oxford University Press
	US foreign policy	World chronology	Gale

Leisure	Diet information	Local cuisine	Barron’s Educational Series
	Fashion encyclopedia	Nutritional values	Houghton Mifflin Company
	Food encyclopedia	Recipes	Oxford University Press
	Food lover guide	Sports information	The Sports Network
	Gardiners dictionary	Wine lover guide	Gale

Reference & Language	Abbreviations	Idioms	Columbia University Press
	Acronyms	New words	Encyclopaedia Britannica
	Almanac	Quotes about	Houghton Mifflin Company
	Dictionary	Quotes by	Oxford University Press
	Encyclopedia	Thesaurus	Wikipedia
	Family names	Translations
	Grammar	Word origin

Our list of topics is continuously evolving and expanding as we seek to offer our users a greater variety of organized and relevant content.

Content License Agreements.

We license content under written agreements with recognized publishers of information. These agreements are generally for fixed periods, mostly ranging from one year and more, renewable by consent of the parties, and entitle us to provide the licensed information to our end users through our services in return for a fixed amount payable over the life of the agreement, either in a lump some up front or payable over the course of a fixed schedule, either monthly, quarterly or annually.

We also provide content we license at no cost, content publicly available from the Web and content we develop and author independently. We are increasingly looking to license and make available content that is either difficult to find elsewhere on the Internet. Our Web properties also contain content from WikiAnswers and Answers from the Web.

Technology

Research and Development

We devote a substantial portion of our resources to developing new products and services, maintaining and enhancing existing products and services, expanding and improving our fundamental technology and strengthening our technological expertise. In fiscal years 2005 and 2006, we spent approximately $2.2 million and $5.9 million, respectively, on research and development of our products and services. Our engineering and production teams are located in our Jerusalem, Israel development facility, with additional production support provided from our office in New York City. We have developed our technology internally, acquired it or licensed it from an outside vendor.

Hosting Services

We outsource our Web hosting to Data Return LLC, a company that operates and manages our servers in multiple data centers. The servers operate our proprietary software and host the tools and databases required to maintain our consolidated information sources. Our site architecture is globally load balanced among multiple data centers to provide a fully redundant system.

We anticipate that we have the ability to add server capacity and Internet bandwidth as required by our growth in traffic. As our business grows and requires more servers, the economic justification of outsourcing our hosting services to a highly managed hosting provider such as Data Return diminishes. We are planning to migrate our Web properties to co-location facilities and manage the operations with our own dedicated operations staff within the next year. This change may be technologically challenging to implement, take time to test and deploy, cause us to incur substantial costs or data loss, and cause users, advertisers, and affiliates to experience delays or interruptions in our service. These changes, delays or interruptions in our service could cause users and advertisers to become dissatisfied with our service and move to competing providers of online services, reducing the traffic on our Web properties and adversely affecting our business and financial results.

Lexico runs all of its hosting operations in an AT&T co-location facility and manages all operations with its own dedicated staff. The agreement with AT&T expires in 2009. The servers and equipment, all owned by Lexico, are housed in one data center. All site functions are handled by these servers. We intend to expand operations to a second data center in order to achieve full redundancy and higher availability. We will explore consolidating operations with the Answers servers as part of the migration plan described in the previous paragraph.

Competition

We face formidable competition in every aspect of our business from numerous Web properties, including vertical content publishers, question and answer sites and other companies that seek to connect users with information on the Internet. We operate in the market for Internet products and services, which is highly competitive and characterized by rapid change, converging technologies and increased competition from companies offering information integrated into other products and media properties. Our ability to compete depends on numerous factors, many of which are outside our control. Some of our current and potential competitors, such as Wikipedia, WebMD.com, TheFreeDictionary.com, Yahoo! Answers, Askville, and Answerbag may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Therefore, they may be able to devote greater resources to the development and promotion of their services than we can to ours. Our competitors may develop products and services that are equal or superior to ours or that achieve greater market acceptance. Many of our competitors offer a wider range of products than we do, which could attract our users to competitive sites and, consequently, result in less traffic to our Web properties and reduced advertising-generated revenues.

Search engines can also be viewed as potential competitors. As an online answer engine, we strive to attract as many users as possible to our online services. When people use search engines as their means of locating information on the Web and if they are not directed by the search engines to our Web properties, we lose traffic. At the same time, search engines are also the major providers of query traffic to our Web properties. When our Web properties rank highly or poorly in their algorithm ranking systems it significantly impacts our traffic. Additionally, search engines have begun putting snippets of useful answers at the top of their pages.

We believe our competitive advantage resides in providing our users with comprehensive information from multiple sources integrated into a single AnswerPage. Other content sites will often display information from a single source. Our unification and integration of multiple content providers is a differentiated feature and one of our most important advantages, which enhances the user-experience. We compete with online reference sites and one-click information access software providers by aggregating significant amounts of content from disparate sources to be made available to our users.

We seek to generate ad revenues through CPC or CPM text or graphical advertising or other advertising. We attract users with our services, which is useful and differentiated enough to generate significant query traffic. Once people are using our answers engine and viewing the topics it presents, we have the opportunity to furnish relevant sponsored links and other forms of advertising. Our ability to compete for ad revenue will greatly depend on the degree of success we will have in increasing the number of users who utilize our services and view our AnswerPages and in our ability to properly segment and sell advertisements on such pages.

Advertising Relationships

We obtain the bulk of our advertising revenue through agreements with third party ad networks. Third party ad networks generally compensate us by paying us a portion of the revenue they earn from ads that appear on our Web properties. Two of our third party ad networks, Google and Shopping.com, accounted for approximately 65% and 14%, respectively, of our total revenue in 2006 and for approximately 65% and 9%, respectively, of our total revenue in the nine months ending September 30, 2007.

Third Party AdNetworks

Google AdSense.  In January 2005, we entered into the GSA governing our participation in Google AdSense. Pursuant to the GSA, we display listings from Google’s network of advertisers on Answers.com. There are two methods by which AdSense advertisements are generated on our Web properties:

•	AdSense for Search, or AFS; and

•	AdSense for Content, or AFC.

In effect, the GSA positions Google as our most significant third party ad network. In December 2005, we amended the GSA in order to obtain Google’s permission to display image ads, among other purposes. In September 2007, we entered into a renewal of the GSA, thereby extending its term through January 2010 and improving our revenue-share percentage. Google may terminate the GSA with no advance notice for any of the following reasons:

•	breach certain prohibited actions including, among other things,

•	editing or modifying the order of search results,

•	redirecting end users, producing or distributing any software which prevents the display of ads by Google,

•	modifying, adapting or otherwise attempting to obtain source code from Google technology, content, software and documentation or

•	engaging in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill;

•	breach the grant of a license to us by Google of certain trade names, trademarks, service marks, logos, domain names and other distinctive brand features of Google;

•	breach the confidentiality provisions of the GSA;

•	breach the exclusivity provisions of the GSA; or

•	materially breach the GSA more than two times, irrespective of any cure to such breaches.

In addition to the GSA, we also benefit from a non-contractual, informal relationship, described earlier, pursuant to which Google currently links to our Answers.com Web property for definitions of certain words.

Shopping.com.  In May 2005, we entered into a transaction with Shopping.com, pursuant to which Answers.com’s end-users are provided access to Shopping.com’s detailed product catalogs online, allowing them to identify, research, compare, and purchase products as part of their search for information. Under the agreement, Shopping.com pays a revenue-share based on the number of clicks performed by end-users on our Shopping.com links. The term of the agreement automatically renews for successive 12-month terms, unless either party provides written notice of termination thirty (30) days prior to the expiration of any annual term. Except for a material breach of the agreement by either party, accompanied by a failure to cure such breach, and excluding termination rights in special circumstances involving bankruptcy or insolvency of either party, neither party is afforded an early termination right within an annual term.

Direct Ad Sales

In order to expand our existing sources of advertising revenue, we have begun marketing our Web properties directly to advertisers. In August 2006 we began building these direct ad sales capabilities. As of the end of the third quarter of 2007, our sales team consisted of our Vice President of Advertising Sales, two sales persons and a sales account manager based out of our New York office, supplemented by a salesperson based in the Los Angeles area. By demonstrating the buying power of the millions of people who use our Web properties each month, we expect increased advertising directly from agencies, online media buyers and various other advertisers. We expect that our direct advertising efforts will be the primary driver of future monetization improvements.

Marketing

To enhance the Answers brands, we are pursuing a brand development strategy that includes direct marketing, word-of-mouth marketing, public relations efforts and licensing arrangements.

Direct Marketing.  We engage in print advertising, including posters, magazine ads and other forms of brand marketing.

Word of Mouth Marketing.  We benefit from word of mouth advertising when users share their positive experience using our answer engine services with friends, colleagues, family, and others. We work to encourage the practice by adding features that make it simple to link to our Web properties or send an e-mail with information from our Web properties, by targeting bloggers which may include links from their blogs to our Web properties, and by working with computer user groups and newsletter publishers, all of whom share new technologies with constituents.

Public Relations Efforts.  We have received multiple favorable reviews from numerous publications including USA Today, The Washington Post, The Wall Street Journal, Forbes and PC Magazine and plan on continuing our public relations efforts. We recently received one of the Webware 100 Awards for Reference by CNET Webware.

Licensing Arrangements.  We have entered into an agreement with The New York Times Company to provide our answer-based search services within their flagship Web property, NYTimes.com. Pursuant to other partnerships, our services are integrated into sites like The New York Public Libraries’ homeworkNYC.org. In addition, in October 2006, we announced our first Web-based implementation of AnswerTips into CBSNews.com. We will also continue to contract with Web properties that send traffic to our Web properties as part of revenue-sharing arrangements, such as Mozilla’s Firefox browser.

Employees

At September 30, 2007, we had 68 employees, of which 58 were full-time employees and 10 were part-time employees. As of such date, 54 employees were located in our office in Jerusalem, Israel and 14 employees were based in our New York City office. None of our employees are subject to a collective bargaining agreement, and we consider our employee relations to be satisfactory.

As of September 30, 2007, Lexico had 16 employees, of which 14 are full-time employees and 2 are part-time employees. None of their employees are subject to a collective bargaining agreement.

Seasonality

Our results of operations have historically been affected by seasonal patterns in both traffic to our Web properties and advertising demand. Many of our users are students that utilize our Web properties as reference sources. Our traffic fluctuates with the academic school year, rising from February through May, falling to its lowest levels during the summer months, rising again in September and falling again in December through January. We expect traffic to our Web properties to continue to fluctuate seasonally in the future. This seasonal fluctuation in traffic results in a fluctuation in our quarterly revenues, since lower traffic on our Web properties translates into fewer users viewing or clicking on the advertisements on our Web properties. In addition, the demand for our advertising inventory fluctuates during year based on the seasonal needs of our advertisers, rising to its highest levels during the fourth quarter and falling to its lowest levels in the first quarter. Accordingly, our revenue fluctuates based on the seasonality of our traffic and advertising demand.

Intellectual Property

We regard our domain names, patents, trademarks, copyrights, trade dress, trade secrets, proprietary technologies and similar intellectual property as critical to our success, and we rely on patent, trademark and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights.

The United States Patent and Trademark Office has granted us four United States patents; the Israeli Patent Office has granted us one patent. We have one patent pending in the United States and a corresponding patent pending under the Patent Cooperation Treaty, which has been recently filed for the protection of the Brainboost technology.

The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, we cannot assure you that any patent application filed by us will result in a patent being issued or that our issued patents, and any patents that may be issued in the future, will afford adequate protection against competitors with similar technology. We similarly face the risk that any patents issued to us might be infringed or designed around by others.

While we rely on patent and other intellectual property laws to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining our market position. We enter into confidentiality agreements, as appropriate, with our employees, consultants and customers, and otherwise seek to control access to, and distribution of, our proprietary information. These measures, however, afford only limited protection. There is no guarantee that these safeguards will protect our technology and other valuable competitive information from being used by competitors.

We have applied for, or have been assigned by third parties, numerous domain names and have filed applications for a number of trademarks by U.S. governmental authorities.

From time to time in the ordinary course of business, we have been, and we expect to continue to be, subject to claims of alleged infringement of copyrights, trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims, unless we are able to enter into license agreements with the third parties making these claims.

Government Regulation

The manner in which existing laws regulating the Internet, in general, and how they relate to our business in particular, is unclear or unsettled in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services and intellectual property ownership and infringement.

Nevertheless, to resolve some of the current legal uncertainty, we expect the courts to interpret these laws and regulations and such rulings may be applicable to our activities. Such rulings could generally dampen the growth in use of the Internet and could potentially expose us to substantial liability, including significant expenses necessary to comply with applicable laws and regulations.

Several fairly recent U.S. federal laws that could have an impact on our business include, among others:

•	The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third party Web properties that include materials that infringe copyrights or other rights of others.

•	Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third party content.

•	The Child’s Online Protection Act, or COPA, the Children’s Online Privacy Protection Act, or COPPA and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.

•	The Protection of Children From Sexual Predators Act requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

•	The CAN-SPAM Act is intended to regulate spam and create criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers.

Likewise, other laws could have an impact on our business. Under the U.K. Data Protection Act and the European Union Data Protection Directive, a failure to ensure that personal information is accurate and secure or a transfer of personal information to a country without adequate privacy protections could result in criminal or civil penalties. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, U.S. Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies, that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union, as well as before the United States Congress and various state legislative bodies, regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business operations. For example, decreases in usage of our services could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could harm our business, operating results and financial condition.

We may be subject to legal liability for specific types of online services we provide. We direct users to a wide variety of services that enable individuals to exchange information, conduct business and engage in various online activities on an international basis. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims may be threatened against us for aiding and abetting defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of information to which we provide links or that may be posted online.

Operations in Israel

The Law for the Encouragement of Capital Investments, 5719 – 1959, provides that upon application to the Investment Center of the Ministry of Industry, Commerce and Employment of the State of Israel, or the Investment Center, a proposed capital investment in eligible capital expenditures may be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, such as the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income derived from growth in manufacturing revenues attributable to the specific Approved Enterprise. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates.

Taxable income of a company derived from an Approved Enterprise is subject to tax at the maximum rate of 25%, rather than the current rate of 29%, for the benefit period. This period is ordinarily 7 years, beginning with the year in which the Approved Enterprise first generates taxable income, and is limited to 12 years from when production begins or 14 years from the date of approval, whichever is earlier. A company owning an Approved Enterprise may elect to receive an alternative package of benefits, which allows the company to receive tax exemptions rather than grants. Under the alternative package, the company’s undistributed income derived from an Approved Enterprise will be exempt from tax for a period of between 2 and 10 years from the first year of taxable income, depending on the geographic location of the Approved Enterprise within Israel, and the company will be eligible for the tax benefits under the law for the remainder of the benefit period.

The Investment Center bases its decision of whether to approve or reject a company’s application for designation as an Approved Enterprise on criteria described in the law and related regulations, the then prevailing policy of the Investment Center and the specific objectives and financial criteria of the applicant. Therefore, a company cannot be certain in advance whether its application will be approved. In addition, the benefits available to an Approved Enterprise are conditional upon compliance with the conditions stipulated in the law and related regulations and the criteria described in the specific certificate of approval. If a company violates these conditions, in whole or in part, it would be required to refund the amount of tax benefits and any grants received plus an amount linked to the Israeli consumer price index and interest.

Our Israeli subsidiary, GuruNet Israel Ltd., currently has two capital investment programs, both of which were granted Approved Enterprise status. Qualifying income arising from our Approved Enterprise is tax-free in Israel under the alternative package of benefits described above and entitled to reduced tax rates based on the level of foreign ownership for a period of 10 years from the first year in which our Israeli subsidiary generates taxable income from such Approved Enterprise, but not later than certain specified periods. We have begun to generate taxable income for purposes of this law, and we have utilized these tax benefits beginning in 2000. The law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

On March 30, 2005, the Israeli legislature approved a reform of the Law for the Encouragement of Capital Investments, 5719 – 1959, which permits companies that meet the criteria of an alternative benefits track of tax benefits to receive the benefits without prior approval and with no requirement to file reports with the Investment Center. Under the reform, approval of a candidate for the benefits will take place via the Income Tax Authorities as part of the regular tax audits. Certain conditions were set in order to receive the benefits. The reform does not retroactively apply for investment programs having an approved enterprise approval certificate from the Investment Center issued prior to December 31, 2004 and should not impact an existing approved enterprise, which received written approval. The reform applies to a new Approved Enterprise and for an Approved Enterprise expansion for which the first year of benefits may be as early as 2004.

MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors as of November 8, 2007:

Name	Age	Position

Executive Officers
Robert S. Rosenschein	54	Chief Executive Officer, President and Chairman of the Board
Steven Steinberg	46	Chief Financial Officer
Jeff Schneiderman	44	Chief Technical Officer
Bruce D. Smith	46	Chief Strategic Officer
Caleb A. Chill	33	Vice President, General Counsel and Corporate Secretary
Directors
Jerry Colonna	43	Director
Lawrence S. Kramer	57	Director
Mark B. Segall	45	Director
Edward G. Sim	36	Director
Yehuda Sternlicht	53	Director
Mark A. Tebbe	46	Vice Chairman and Lead Director

Robert S. Rosenschein has been Chairman of our Board and President since he founded Answers Corporation in December 1998. From December 1998 to April 2000 and since May 2001, Mr. Rosenschein has served as our Chief Executive Officer. Prior to founding Answers, he was the Chief Executive Officer of Accent Software International Ltd. (formerly Kivun), a company that developed multi-lingual software tools, and from 1988 to 1997 and from 1997 to 1998, he was the Chief Technical Officer. Mr. Rosenschein graduated with a B.Sc. in Computer Science from the Massachusetts Institute of Technology and received the Prime Minister of Israel’s Award for Software Achievement in 1997.

Steven Steinberg has been our Chief Financial Officer since January 2004. From December 2002 to December 2003, Mr. Steinberg was our Vice President of Finance. From January 2001 to November 2002, he was the Vice President of Finance at Percite Information Technologies, Ltd., a supply-chain software company. From November 1998 to December 2000, he was the Controller at Albar Mimunit Services Ltd., a finance and leasing company. From October 1993 to July 1998, he held various positions with Health Partners, Inc. culminating with Chief Financial Officer of the New York Operations. From August 1983 to October 1993, he held various positions with Coopers and Lybrand, an accounting firm, culminating with audit manager at the New York offices. Mr. Steinberg graduated with a B.B.A. from Florida International University.

Jeff Schneiderman has been our Chief Technical Officer since March 2003. From January 1999 to February 2003, Mr. Schneiderman was our Vice President of Research and Development. Prior to joining Answers, he worked at Accent Software International Ltd., from November 1991 to December 1998 during which time he served as Vice President of Engineering from October 1996 to March 1998 and Vice President of Product Development from March 1998 to December 1998. From June 1986 to June 1991, Mr. Schneiderman held various development positions at AT&T Bell Labs, a global telecommunication organization, and the Whitewater Group, a firm specializing in object oriented technologies. Mr. Schneiderman graduated with a B.S. in Computer Science from the University of Illinois at Urbana-Champaign and a M.S. in Computer Science from the Illinois Institute of Technology.

Bruce D. Smith has been our Chief Strategic Officer since June 2007. From July 2005 to June 2007, Mr. Smith was our Vice President of Strategic Development. Prior to joining Answers, he was a Managing Director at Archery Capital, a New York based investment firm from July 1999 to July 2005. From June 1998 to July 1999, he was a sell side analyst at Jefferies & Company, where he was responsible for coverage of the Internet industry as well as individual companies. From November 1995 to March 1998, Mr. Smith maintained coverage of the Internet industry at Merrill Lynch & Co. From April 1994 to October 1995, he was a Security Analyst at Morgan Stanley Asset Management, a division of Morgan Stanley & Co. Mr. Smith graduated with a B.B.A., Magna Cum Laude, from Bernard M. Baruch College,

City University of New York. He is a Chartered Financial Analyst and member of the New York Society of Security Analysts.

Caleb A. Chill has been our Vice President, General Counsel and Corporate Secretary since January 2007. From January 2005 to January 2007, Mr. Chill was our In-House Counsel. From August 2002 to November 2004, he was an associate in the Corporate Department of Sills Cummis & Gross P.C., based out of the firm’s New York office. His practice concentrated on the structuring and negotiating of corporate transactions in high-tech and other industries. From August 1999 to August 2001, Mr. Chill was an associate in the international department of Baratz, Horn & Co., an Israeli corporate law firm. Mr. Chill holds an LL.B. from Bar-Ilan University of Israel, has earned an M.B.A. from the same institution, and is admitted to practice law in Israel and New York.

Jerry Colonna has served as a director since June 2004 and currently serves as the chairman of our Nominating / Corporate Governance Committee and as a member of our Compensation Committee. From January 2002 until December 2002, Mr. Colonna was a partner with JP Morgan Partners, LLC, the private equity arm of JP Morgan Chase & Co. From August 1996 until June 2001, Mr. Colonna was a partner with Flatiron Partners LLC, a venture-capital company, he co-founded. Mr. Colonna is a member of the board of directors of PlanetOut Inc., a media and entertainment company, a number of private corporations, and a number of non-profit organizations including the National Center for Women in Technology and NYPower NY. Mr. Colonna graduated with a B.A. in English Literature from Queens College at the City University of New York.

Lawrence S. Kramer has served as a director since May 2005 and currently serves as a member of our Financing Committee and our Nominating / Corporate Governance Committee. Since November 2006, Mr. Kramer has been an advisor to CBS on interactive matters and a senior advisor to Polaris Venture Partners since July 2007. From March 2005 to November 2006, he served as the first President of CBS Digital Media. From October 1997 to January 2005, Mr. Kramer was the Chairman and CEO of MarketWatch, Inc., a media company he founded. From February 1994 to October 1997, he served as Vice President of News, Sports and Marketing at Data Broadcasting Corporation. In July 2007, Mr. Kramer became a board member of CreditCards.com, Inc., an online credit card marketplace. Mr. Kramer has been awarded a National Press Club Award, Gerald E. Loeb Award and Associated Press Awards for reporting. Mr. Kramer graduated with a B.S. in Journalism and Political Science from Syracuse University and an M.B.A. from Harvard University and has been a Guest Lecturer at the Harvard Business School for 10 years.

Mark B. Segall has served as a director since December 2004 and currently serves as the chairman of our Finance Committee and as a member of our Audit Committee. Mr. Segall has been the Senior Managing Director of Kidron Corporate Advisors, LLC, a New York based mergers and acquisitions corporate advisory boutique serving emerging growth companies primarily in the technology, consumer goods and financial services sectors, which he founded in 2003. He is also a founder and managing member of Kidron’s private equity fund, Kidron Opportunity Fund I, LLC. From 2001 to 2003, Mr. Segall was the Chief Executive Officer of Investec, Inc., the U.S. investment banking operations of the Investec Group, a South African based specialist bank. From 1996 to 1999, he was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities and between 1991 and 1995 he was an associate at the same firm. Mr. Segall also served as a director of the Escala Group, Inc., a leading auctioneer of memorabilia, from 1999 until June 2007 and currently serves as a director of Integrated Asset Management Corp., an alternative asset management company. Mr. Segall graduated with an A.B. from Colombia University and a J.D. from New York University Law School. Mr. Segall was a designee of Maxim Group LLC pursuant to our initial public offering underwriting agreement.

Edward G. Sim has served as a director since August 1999 and currently serves as the chairman of our Compensation Committee and as a member of our Audit Committee. Mr. Sim is a member and Managing Director of the Dawntreader Group and Dawntreader Funds, which he co-founded in 1998. From April 1996 to April 1998, he worked on software and technology investments, such as 24/7 Media, at Prospect Street Ventures, a New York-based venture capital firm. From June 1994 to April 1996, Mr. Sim worked with J.P. Morgan’s Structured Derivatives Group on the development of a real-time trading application for global asset allocation. Mr. Sim also serves as a director of DeepNines, Inc., netForensics, Inc., Greenplum, and SIPphone, Inc. Mr. Sim graduated with an A.B. in Economics from Harvard University.

Yehuda Sternlicht has served as a director since June 2004 and currently serves as the chairman of our Audit Committee and as a member of our Financing Committee. Since 2003, Mr. Sternlicht has been an independent financial consultant and since 2003, he has been the Chief Financial Officer of NanoVibronix Inc., a medical device company. From 1992 to 2003, he was the Chief Financial Officer of Savient Pharmaceuticals, Inc.. He has also served in several financial and accounting positions in public and private companies and in a large CPA firm. Mr. Sternlicht graduated with a B.A. in Accounting and Economy from The Hebrew University. He is qualified as a Certified Public Accountant in the State of Israel.

Mark A. Tebbe has served as a director since December 1998 and as Vice Chairman and Lead Director since April 2007. Mr. Tebbe currently serves as a member of our Corporate Governance Committee and Compensation Committee. Since February 2002, Mr. Tebbe has been Chairman of Techra Networks LLC, a technology-oriented consulting firm. From August 1984 to January 2002, Mr. Tebbe served as Chairman of Lante Corporation, a technology consulting firm he founded. Mr. Tebbe is also a board member of SBI Group, Elexos Corp. and Selective Search, Inc. and several non-profit and civic organizations. Mr. Tebbe graduated with a B.S. in Computer Science from the University of Illinois at Urbana/Champaign.

There are no family relationships among directors, executive officers, or persons nominated or chosen to become directors or executive officers.

Board Classes

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be not less than five or more than nine directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The following chart sets forth the term of office of each class of directors and which directors are assigned to each class:

Class	Term	Members

Class I	Expires at our annual meeting in 2008	Mark A. Tebbe and Lawrence S. Kramer
Class II	Expires at our annual meeting in 2009	Edward G. Sim and Jerry Colonna
Class III	Expires at our annual meeting in 2010	Robert S. Rosenschein, Yehuda Sternlicht and Mark B. Segall

Director Independence

The Nasdaq listing standards require that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Currently, we have a majority of independent directors on our board. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Committees of the Board

Audit Committee.  In May 2004, we established an Audit Committee of the board of directors. The Audit Committee consists of Mr. Sternlicht, Chairman, Mr. Segall and Mr. Sim, each of whom satisfy the current independence standards as promulgated by the SEC and Nasdaq, as such standards apply specifically to members of audit committees. The Audit Committee’s scope of authority, which is specified in our Audit Committee Charter, includes, but is not limited to:

•	Reviewing and discussing with management and the independent accountants our annual and quarterly financial statements and discussing with management any earnings guidance provided to the market;

•	Directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

•	Approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

•	Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Retaining independent legal and other advisors as the Audit Committee deems necessary or appropriate;

•	Determining and receiving from us appropriate funding to compensate the independent accountants and any outside advisors engaged by the Audit Committee; and

•	Reviewing reports and disclosure of insider and affiliated party transactions.

The Audit Committee will at all times be composed exclusively of “super independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience that results in the individual’s financial sophistication. The board of directors believes that Mr. Sternlicht satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee.  In May 2004, we established a Compensation Committee of the board of directors. The Compensation Committee consists of Mr. Sim, Chairman, Mr. Colonna and Mr. Tebbe, each of whom is an independent director under the current definition promulgated by Nasdaq. The Compensation Committee reviews and approves our salary and benefits policies, including the compensation of executive officers. The Compensation Committee also administers our stock option plan and recommends and approves grants of stock options under that plan.

Nominating/Corporate Governance Committee.  In May 2004, we established a Nominating / Corporate Governance Committee of the board of directors. The Nominating/Corporate Governance Committee consists of Mr. Colonna, Chairman, Mr. Tebbe and Mr. Kramer, each of whom is an independent director under the current definition promulgated by Nasdaq. The purpose of the Nominating / Corporate Governance Committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The committee’s duties, which are specified in our Nominating/Corporate Governance Committee Charter, include, but are not limited to:

•	Establishing criteria for the selection of new directors;

•	Recommending directors to serve on the committees of our board;

•	Considering the adequacy of our corporate governance and proposing amendments accordingly;

•	Overseeing and approving our management continuity planning process; and

•	Reporting regularly to the board matters relating to the committee’s duties.

We have made no material changes to the procedures by which stockholders may recommend nominees to our board of directors.

Financing Committee.  In July 2005, we established a Financing Committee of the board of directors. The Financing Committee consists of Mr. Segall, Chairman, Mr. Sternlicht and Mr. Kramer, each of whom is an independent director under the current definition promulgated by Nasdaq. The purpose of the Financing Committee is to review and discuss with management financing opportunities that we are considering, to evaluate the business merits of all potential mergers and acquisitions and to provide the board of directors with a recommendation as to the terms and conditions of any extraordinary transactions, in consultation with the management team, legal advisors and financial consultants.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or Compensation Committee of any entity which has one or more executive officers serving as a member of our board of directors or Compensation Committee. No member of our Compensation Committee during fiscal year 2006 was an officer or employee of our company.

Code of Ethics

In May 2004, we adopted a Code of Ethics and Business Conduct that applies to all of our executive officers, directors and employees. The Code of Ethics and Business Conduct codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 should be read together with the compensation tables and related disclosures set forth below.

Introductory Remark

We believe our success depends on the continued contributions of our named executive officers. Personal relationships are very important in our industry. Our named executive officers are primarily responsible for many of our critical customer and business development relationships. The maintenance of these relationships is critical to ensuring our future success. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. We strive to apply a uniform philosophy regarding compensation of all employees, including members of senior management. This philosophy is based upon the premise that the achievements of the company result from the combined and coordinated efforts of all employees working toward common goals and objectives in a competitive, evolving market place. The goals of our compensation program are to align remuneration with business objectives and performance and to enable us to retain and competitively reward executive officers and employees who contribute to our long-term success. We attempt to pay our executive officers and employees competitively to enable us to retain the most capable people in the industry. In making executive compensation and other employment compensation decisions, the Compensation Committee considers achievement of certain criteria, some of which relate to our performance and others of which relate to the performance of the individual employee. Awards to executive officers are based on achievement of company and individual performance criteria.

The Compensation Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional stock options or provide other short and long-term incentive compensation to executive officers and other employees.

Compensation Program and Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, bonus and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.

In order to achieve the above goals, our total compensation packages include base salary, annual bonus and in cases of our sales employees, commissions, all paid in cash, as well as long-term compensation in the form of stock options.

Base Salary.  Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar education and background to the executive officers being recruited. We also consider the individual’s experience, reputation in his or her industry and expected contributions to our company. Base salary is continuously evaluated by competitive pay and individual job performance. Base salaries for executives are reviewed annually or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

Bonuses.  A component of each executive officer’s potential annual compensation may take the form of a performance-based bonus. Contractually, our Chief Executive Officer is entitled to an annual bonus, to be determined at the discretion of our board of directors or the Compensation Committee. Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on our financial performance and the achievement of the officer’s individual performance objectives. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

Long-Term Incentives.  Longer-term incentives are provided through stock options, which reward executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of our stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities and contributions to Answers, with primary weight given to the executive officer’s relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Answers may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our common stock on the date of grant and will provide value to the executive officers only when the price of our common stock increases over the exercise price.

Based on our compensation philosophy, a substantial portion of our compensation rewards long-term performance of our company and promotes executive retention. This is delivered to our executives through stock options granted upon their initial hire and through ongoing annual option grants. Similar to base salary increases, option grants are also granted to address promotions and significant changes in responsibility. Although the expenses of stock options affect our financial statements negatively, we continue to believe that this is a strong element of compensation that focuses the employees on financial and operational performance to create value for the long-term. Stock option awards are “time based.” In order to provide an incentive for continued employment, stock options granted under our stock option plans generally vest 25% upon completion of 12 months of service and 1/36 per month thereafter, and generally expire six or ten years from the date of the grant, depending on the relevant compensation plan. This provides a reasonable time frame to align the executive officer compensation with the appreciation of our stock price while managing potential dilution effectively.

Initial stock option grants and annual option grants for plan participants are generally determined within ranges established for each job level. These ranges are established based on our desired pay positioning relative to the competitive market. Specific recruitment needs are taken into account for establishing the levels of initial option grants. Annual option grants take into consideration a number of factors, including performance of the individual, job level, prior grants and competitive external levels. The goals of option grant guidelines are to ensure future grants remain competitive from a grant value perspective and to ensure option usage consistent with option pool forecasts.

Contributions to Israeli Employees

We make contributions on behalf of our Israeli employees, including on behalf of our Israeli named executive officers in accordance with their employment agreements, to a fund known as Managers’ Insurance. This fund provides a combination of retirement plan, insurance and severance pay benefits to the employee, giving the employee, or his or her estate, payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time employee is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the retirement plan, and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the retirement plan, 8.33% to secure severance payments and up to 2.5% for disability insurance).

Under the retirement plan component of the Managers’ Insurance, both our 5% contribution and the 5% contribution made by the employee are immediately vested and non-forfeitable upon contribution to the Managers’ Insurance. In some cases, we substitute other retirement arrangements, such as provident funds (kupot gemel) for the retirement plan feature of the Managers’ Insurance. The features of the provident funds are substantially similar to those of the retirement plan feature of the Managers’ Insurance.

In addition, we make contributions on behalf of our Israeli employees, including all of our Israeli named executive officers, in accordance with their employment agreements, to a fund known as a continued education fund (Keren Hishtalmut). We contribute an amount equal to 7.5% of the employee’s salary and deduct 2.5% of the employee’s salary. Our contributions to the continuing education fund are only up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time, which ceiling is currently 15,712 NIS monthly.

Option Grant Practice

The Compensation Committee has delegated the authority to make initial option grants to new employees (within an approved range) to executive management. During 2006, initial hire grants that were within executive management’s approved range were granted quarterly, commencing in the second quarter, on June 27, September 27 and December 27. According to our practice, if the 27th of the last month of a quarter falls on a Friday, Saturday or Sunday, the meeting approving the grant is to be held on the following non-holiday Monday. Options are granted at 100% of the closing sales price of our stock on the last market trading date prior to the grant date.

We did not have any initial hire grants that were above executive management’s approved range. In the event such a case was to occur in the future, such grants would be approved by the Compensation Committee with the grant date being the day after the first day of service and the exercise price being the closing sale price on the last market trading day prior to the grant date. For annual option grants to all employees, the Compensation Committee must review and submit its approval. In 2006, these grants were made on January 30. This timing enables management and the Compensation Committee to consider performance by both us and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by us. The initial grants are based on the timing of the quarterly pre-determined end-of-quarter dates. Proximity of any awards to an earnings announcement or other market events is coincidental.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our company. However, we do not have specific share retention and ownership guidelines for our executives.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts deductibility of executive compensation paid to our Chief Executive Officer and each of the three other most highly compensated executive officers holding office at the end of any year (except for our CFO) to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock options granted under our 1999 Stock Option Plan, the 2000 Stock Plan, the 2003 Stock Plan, the 2004 Stock Plan and the 2005 Incentive Compensation Plan generally qualify for an exemption from these restrictions imposed by Section 162(m). In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Accounting for Stock-Based Compensation.  On January 1, 2006, we began accounting for stock-based payments including our stock option program in accordance with the requirements of FASB Statement 123(R).

Employment Contracts

Robert S. Rosenschein

Robert S. Rosenschein is employed as our President and Chief Executive Officer pursuant to an employment agreement that commenced on January 1, 2002 and was amended and restated as of January 8, 2004 and further amended on November 27, 2006 and November 6, 2007. The term of the agreement will automatically renew for successive two year periods unless the agreement is terminated earlier by the parties. During 2006, Mr. Rosenschein’s annual base salary was set at $217,800. According to his amended agreement, Mr. Rosenschein’s annual base salary is subject to a 10% annual increase and he is eligible to receive an annual bonus based on his performance and as approved by our board of directors in its sole discretion. We may voluntarily terminate the employment agreement by providing no less than ninety days’ prior written notice.

If we terminate Mr. Rosenschein’s employment without cause, we shall extend the period during which Mr. Rosenschein may exercise his options to the earlier of (i) one year from the date of termination or (ii) the expiration date of the options granted. Furthermore, if we terminate Mr. Rosenschein’s employment for any reason other than cause, we are required to pay him a lump sum of $150,000 less the severance pay portion of his Manager’s Insurance Policy, regardless of the period remaining in the term of his employment agreement. If the Manager’s Insurance Policy is greater than $150,000, then Mr. Rosenschein will be entitled to the entire amount payable under the Manager’s Insurance Policy. At the time Mr. Rosenschein’s employment agreement was amended and restated in 2004, 241,964 options were granted to Mr. Rosenschein under the 2003 Stock Option Plan. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Rosenschein that have not vested as of the effective date of the change in control. If, within twelve months after such change in control, Mr. Rosenschein’s employment is terminated without cause, 100% of Mr. Rosenschein’s unvested options will vest immediately upon the effective date of the termination. Mr. Rosenschein has agreed to refrain from competing with us for a period of twenty-four months following the termination of his employment.

A table describing the payments that would have been due to Mr. Rosenschein under his employment agreement had Mr. Rosenschein’s employment with us been terminated at the end of 2006 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment — Robert S. Rosenschein,” below.

Steve Steinberg

Steve Steinberg is employed as our Chief Financial Officer pursuant to an employment agreement that commenced on April 1, 2004 and was amended and restated on November 6, 2007. The agreement will remain in effect indefinitely unless it is terminated earlier by the parties. During 2006, Mr. Steinberg’s annual base salary was set at $140,000. We may terminate the employment agreement without cause at any time upon three months notice.

If we terminate Mr. Steinberg’s employment without cause or due to death or disability, we shall extend the period during which Mr. Steinberg may exercise his options granted after the date of his employment agreement by one year from the effective date of Mr. Steinberg’s termination. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Steinberg that have not vested as of the effective date of the change of control. If, within twelve months after such change in control, Mr. Steinberg’s employment is terminated without cause, Mr. Steinberg is entitled to four months written notice and any unvested options that were granted to Mr. Steinberg, subsequent to the date of his employment agreement, will vest immediately upon the effective date of the termination. Mr. Steinberg has agreed to refrain from competing with us for a period of twelve months following the termination of his employment.

A table describing the payments that would have been due to Mr. Steinberg under his employment agreement had Mr. Steinberg’s employment with us been terminated at the end of 2006 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment — Steve Steinberg,” below.

Jeff Schneiderman

Jeff Schneiderman is employed as our Chief Technical Officer pursuant to an employment agreement that commenced on April 1, 2004 and was amended and restated on November 6, 2007. The agreement will remain in effect indefinitely unless it is terminated earlier by the parties. During 2006, Mr. Schneiderman’s annual base salary was set at $140,000. We may terminate the employment agreement without cause at any time upon three months notice.

If we terminate Mr. Schneiderman’s employment without cause or due to death or disability, we shall extend the period during which Mr. Schneiderman may exercise his options granted after the date of his employment agreement by one year from the effective date of Mr. Schneiderman’s termination. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Schneiderman subsequent to his employment agreement that have not vested as of the effective date of the change in control. If, within twelve months after such change in control, Mr. Schneiderman’s employment is terminated without cause, Mr. Schneiderman is entitled to four months written notice and any unvested options that were granted to Mr. Schneiderman subsequent to the date of his employment agreement will vest immediately upon the effective date of the termination. Mr. Schneiderman has agreed to refrain from competing with us for a period of twelve months following the termination of his employment.

A table describing the payments that would have been due to Mr. Schneiderman under his employment agreement had Mr. Schneiderman’s employment with us been terminated at the end of 2006 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment — Jeff Schneiderman,” below.

Jeffrey S. Cutler

Jeffrey S. Cutler was employed as our Chief Revenue Officer pursuant to an employment agreement that commenced on March 15, 2005. The agreement provided for a base annual salary of $225,000 and a bonus of up to 75% of his base annual salary, contingent upon meeting certain performance goals. In

September 2007 in connection with our restructuring, we terminated Mr. Cutler’s employment agreement and paid him $198,000 as a severance payment in accordance with his employment agreement. In connection with our termination of Mr. Cutler’s employment agreement in September 2007, the vesting of all of his options accelerated, and his options are exercisable until September 2008, when they expire pursuant to his employment agreement.

A table describing the payments that would have been due to Mr. Cutler under his employment agreement had Mr. Cutler’s employment with us been terminated at the end of 2006 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment — Jeffrey S. Cutler,” below.

Bruce D. Smith

Bruce D. Smith is employed as our Chief Strategic Officer pursuant to an employment agreement that commenced on July 27, 2005 and was amended and restated on November 6, 2007. Mr. Smith’s annual base salary was set at $175,000 between January 1, 2006 and June 20, 2006, and adjusted to $190,000 commencing June 21, 2006. In addition to his base salary, Mr. Smith is eligible to receive an annual bonus as determined by the Compensation Committee in consultation with the Chief Executive Officer based on certain stated performance goals. We may terminate the employment agreement without cause at any time upon three months written notice.

If we terminate Mr. Smith’s employment without cause, we shall extend the period during which Mr. Smith may exercise his options granted by one year from the effective date of Mr. Smith’s termination. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Smith subsequent to his employment agreement that have not vested as of the effective date of the change of control. If we terminate Mr. Smith’s employment without cause at any time during the twelve months subsequent to a change in control, then, Mr. Smith will be entitled to three months written notice and 100% of any options granted to Mr. Smith, subsequent to the date of his employment agreement, that have not vested will immediately vest. Mr. Smith has agreed to refrain from competing with us following the termination of his employment for a period of twelve months.

A table describing the payments that would have been due to Mr. Smith under his employment agreement had Mr. Smith’s employment with us been terminated at the end of 2006 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment — Bruce D. Smith,” below.

Potential Payments and Benefits upon Termination of Employment

This section sets forth in tabular form quantitative disclosure regarding estimated payments and other benefits that would have been received by our Israeli executive officers if their employment had been terminated on December 29, 2006 (the last business day of the fiscal year).

For a narrative description of the severance and change in control arrangements in the employment agreements of the executive officers, see “Employment Agreements” above.

The amounts referenced in the tables below have been converted from New Israeli Shekels foreign currency, or NIS, based on the US Dollar — Israeli NIS exchange rate recorded by the Bank of Israel on December 29, 2006.

Robert S. Rosenschein

The following table describes the potential payments and benefits upon employment termination for Robert S. Rosenschein, our Chairman and Chief Executive Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 29,

2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below:

					Termination
					following a
	Involuntary	Termination	Death or		Change of
Payments and Benefits	Termination(1)	at Will(2)	Disability(3)	Cause(4)	Control(5)

Manager’s insurance(6)	$68,021	$68,021	$68,021	$68,021	$68,021
Contractual severance(7)	$150,000	—	$108,900	—	$150,000
Statutory severance(8)	$138,308	$138,308	$138,308	$138,308	$138,308
Vacation(9)	$21,958	$21,958	$21,958	$21,958	$21,958
Continuing education fund(10)	$26,393	$26,393	$26,393	$26,393	$26,393
Advance notice(11)	$54,450	$54,450	—	—	$54,450

(1)	“Involuntary Termination” is defined in Mr. Rosenschein’s employment agreement as (i) without Mr. Rosenschein’s express written consent, a material reduction in his duties, position or responsibilities with us relative to his duties, position or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity, shall not constitute an “Involuntary Termination”; (ii) without Mr. Rosenschein’s express written consent, a reduction of the facilities and perquisites (including office space and location) available to him immediately prior to such reduction; (iii) without Mr. Rosenschein’s express written consent, a reduction by us of his base salary or kind or level of his employee benefits in effect immediately prior to such reduction; (iv) without Mr. Rosenschein’s written consent, his relocation to a facility or location more than fifty (50) kilometers from Jerusalem, Israel; (v) any purported termination of Mr. Rosenschein without Cause; or (vi) our failure to obtain the assumption of Mr. Rosenschein’s employment agreement by any successors.

(2)	Pursuant to Mr. Rosenschein’s employment agreement, he may voluntarily terminate his employment with us upon no less than ninety days’ prior written notice, for any reason. With respect to Termination at Will by Mr. Rosenschein, we are not legally required to release to Mr. Rosenschein the monies deposited in the fund which secure payment of statutory severance obligations, however, it would be customary to release such funds.

(3)	“Disability” is defined in Mr. Rosenschein’s employment agreement as any case in which he is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve-month period. According to Mr. Rosenschein’s employment agreement, if his employment terminates due to death or Disability, he or his heirs, as the case may be, will receive a lump-sum payment equal to six months of his annual base salary in effect at the time of termination. If Mr. Rosenschein is terminated due to Death or Disability, he is entitled to both contractual and statutory severance.

(4)	“Cause” is defined in Mr. Rosenschein’s employment as the occurrence of any one or more of the following: (i) Mr. Rosenschein’s misconduct which materially injures us; (ii) Mr. Rosenschein’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; or (iii) Mr. Rosenschein’s gross negligence in the scope of his services.

(5)	“Change in Control” is defined in Mr. Rosenschein’s employment agreement as (a) the consummation of a merger or consolidation of as with or into another entity or any other corporate reorganization, if persons who are not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of our assets.

(6)	Payments to Managers’ Insurance, a benefit customarily given to executives in Israel, though given by us to all our employees in Israel, amount to up to 15.83% of Mr. Rosenschein’s base salary, consisting of 8.33% for payments made to a fund to secure payment of statutory severance obligations, 5% towards pension and up to 2.5% for disability. The Manager’s Insurance fund amounts reflected in the table represent only the 5% towards pension. These amounts do not include (i) the 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 29, 2006, which funds are reflected in the table under the “Statutory Severance” heading, and (ii) payments for disability.

(7)	Pursuant to Mr. Rosenschein’s employment agreement, in the case of Involuntary Termination, he is entitled to the greater of: (i) $150,000, constituting his contractual severance, and (ii) the amount accumulated up to the date of the Involuntary Termination in the fund securing payment of our statutory severance obligations (see footnote 6 above).

(8)	Pursuant to Israeli law, employees terminated other than “for cause” receive statutory severance in the amount of one month’s base salary for each year of work, according to their salary rate at the date of termination (see footnote 6 above).

(9)	As of December 29, 2006, Mr. Rosenschein was entitled to 26.5 annual vacation days. A maximum of 20 days of unused paid vacation days may be carried over from year to year by Mr. Rosenschein. At the end of each calendar year, all unused vacation days in excess of 20, are automatically forfeited.

(10)	Pursuant to Israeli law, we must contribute an amount equal to 7.5% of Mr. Rosenschein’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. We make these deposits on a monthly basis. At December 29, 2006, the ceiling then in effect was NIS 15,712 (approximately $3,720). According to Israeli law, Mr. Rosenschein is entitled to redeem his continuing education fund once every six years, independent of his status of employment with us and he has discretion over the type of fund in which the deposits are invested. The amount set forth in the table reflects the total sum we deposited on behalf of Mr. Rosenschein since the beginning of his employment with us.

(11)	Pursuant to Mr. Rosenschein’s employment agreement, he may voluntarily terminate his employment with us upon no less than ninety days’ prior written notice, for any reason. We shall have the right to require Mr. Rosenschein to continue working during any notice period.

Steve Steinberg

The following table describes the potential payments and benefits upon employment termination for Steve Steinberg, our Chief Financial Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 29, 2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below:

					Termination
					following a
		Termination at	Death or		Change of
Payments and Benefits	Termination(1)	Will(2)	Disability(3)	Cause(4)	Control(5)

Manager’s insurance(6)	$23,720	$23,720	$23,720	$23,720	$23,720
Contractual severance(7)	—	—	$35,001	—	—
Statutory severance(8)	$44,410	$44,410	$44,410	$44,410	$44,410
Vacation(9)	$9,414	$9,414	$9,414	$9,414	$9,414
Continuing education fund(10)	$13,580	$13,580	$13,580	$13,580	$13,580
Advance notice(11)	$35,001	$35,001	—	—	$46,668

(1)	According to Mr. Steinberg’s employment agreement, we may terminate his employment without cause, at any time, upon three months notice.

(2)	According to Mr. Steinberg’s employment agreement, he may terminate his employment, at any time, upon three months notice. With respect to Termination at Will by Mr. Steinberg, we are not legally required to release to Mr. Steinberg the monies deposited in the fund which secure payment of statutory severance obligations, however, it would be customary to release such funds.

(3)	“Disability” is defined in Mr. Steinberg’s employment agreement as any case in which he is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve-month period. According to Mr. Steinberg’s employment agreement, if his employment terminates due to death or disability, he or his heirs, as the case may be, will be entitled to continue to receive his annual salary for three months following his last day of employment. Such amount shall be in addition to any payment he is entitled to receive pursuant to any statutory severance arrangement.

(4)	“Cause” is defined in Mr. Steinberg’s employment as the occurrence of any one or more of the following: (i) Mr. Steinberg’s act of fraud, dishonesty or willful misconduct; (ii) Mr. Steinberg’s material breach of his confidentiality or non-competition obligations set forth in his employment agreement; (iii) Mr. Steinberg’s material breach of any other provision in his employment agreement, including but not limited to his habitual neglect or gross failure to perform the duties of his position or any other contractual or fiduciary duty owed to us; or (iv) Mr. Steinberg’s conviction of a criminal offense involving fraud, embezzlement or dishonesty.

(5)	“Change of Control” is defined in Mr. Steinberg’s employment agreement as (a) the consummation of a merger or consolidation of us with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of our assets. According to Mr. Steinberg’s employment agreement, a “Change of Control” shall not be deemed to have occurred as a consequence of the initial public offering of our securities.

(6)	Payments to Managers’ Insurance, a benefit customarily given to executives in Israel, though given by us to all our employees, amount to up to 15.83% of Mr. Steinberg’s base salary, consisting of 8.33% for payments made to a fund to secure payment of statutory severance obligations, 5% towards pension and up to 2.5% for disability. The Manager’s Insurance fund amounts reflected in the table represent only the 5% towards pension. These amounts do not include (i) the 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 29, 2006, which funds are reflected in the table under the “Statutory Severance” heading, and (ii) payments for disability.

(7)	According to Mr. Steinberg’s employment agreement, if his employment terminates due to death or disability, he or his heirs, as the case may be, will be entitled to continue to receive his annual salary for three months following his last day of employment. Except for the foregoing, Mr. Steinberg is not entitled to any other contractual severance amounts.

(8)	Pursuant to Israeli law, employees terminated other than “for cause” receive statutory severance in the amount of one month’s base salary for each year of work, according to their salary rate at the date of termination (see footnote 6 above).

(9)	As of December 29, 2006, Mr. Steinberg was entitled to 17.67 annual vacation days. A maximum of 20 days of unused paid vacation days may be carried over from year to year by Mr. Steinberg. At the end of each calendar year, all unused vacation days in excess of 20, are automatically forfeited.

(10)	Pursuant to Mr. Steinberg’s employment agreement, we must contribute an amount equal to 7.5% of Mr. Steinberg’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. We make these deposits on a monthly basis. At December 29, 2006, the ceiling then in effect was NIS 15,712 (approximately $3,720). According to Israeli law, Mr. Steinberg is entitled to redeem his continuing education fund once every six years, independent of his status of employment with us and he has discretion over the type of fund in which the deposits are invested. The amount set forth in the table reflects the total sum we deposited on behalf of Mr. Steinberg since the beginning of his employment with us.

(11)	Pursuant to Mr. Steinberg’s employment agreement, he may voluntarily terminate his employment with us upon no less than ninety days’ prior written notice, for any reason. We shall have the right to require Mr. Steinberg to continue working during any notice period. Should Mr. Steinberg’s employment be terminated without cause at any time during a period of 12 months subsequent to the effective date of a Change of Control, he will be entitled to 4 months written notice.

Jeff Schneiderman

The following table describes the potential payments and benefits upon employment termination for Jeff Schneiderman, our Chief Technical Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 29, 2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below:

					Termination
					following a
		Termination	Death or		Change of
Payments and Benefits	Termination(1)	at Will(2)	Disability(3)	Cause(4)	Control(5)

Manager’s insurance(6)	$46,009	$46,009	$46,009	$46,009	$46,009
Contractual severance(7)	—	—	$35,001	—	—
Statutory severance(8)	$88,512	$88,512	$88,512	$88,512	$88,512
Vacation(9)	$9,057	$9,057	$9,057	$9,057	$9,057
Continuing education fund(10)	$26,393	$26,393	$26,393	$26,393	$26,393
Advance notice(11)	$35,001	$35,001	—	—	$46,668

(1)	According to Mr. Schneiderman’s employment agreement, we may terminate his employment without cause, at any time, upon three months notice.

(2)	According to Mr. Schneiderman’s employment agreement, he may terminate his employment, at any time, upon three months notice. With respect to Termination at Will by Mr. Schneiderman, we are not legally required to release to Mr. Steinberg the monies deposited in the fund which secure payment of statutory severance obligations, however, it would be customary to release such funds.

(3)	“Disability” is defined in Mr. Schneiderman’s employment agreement as any case in which he is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve-month period. According to Mr. Schneiderman’s employment agreement, if his employment terminates due to death or disability, he or his heirs, as the case may be, will be entitled to continue to receive his annual salary for three months following his last day of employment. Such amount shall be in addition to any payment he is entitled to receive pursuant to any statutory severance arrangement.

(4)	“Cause” is defined in Mr. Schneiderman’s employment as the occurrence of any one or more of the following: (i) Mr. Schneiderman’s act of fraud, dishonesty or willful misconduct; (ii) Mr. Schneiderman’s material breach of his confidentiality or non-competition obligations set forth in his employment agreement; (iii) Mr. Schneiderman’s material breach of any other provision in his employment agreement, including but not limited to his habitual neglect or gross failure to perform the duties of his position or any other contractual or fiduciary duty owed to us; or (iv) Mr. Schneiderman’s conviction of a criminal offense involving fraud, embezzlement or dishonesty.

(5)	“Change of Control” is defined in Mr. Schneiderman’s employment agreement as (a) the consummation of a merger or consolidation of us with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of our assets. According to Mr. Schneiderman’s employment agreement, a “Change of Control” shall not be deemed to have occurred as a consequence of the initial public offering of our securities.

(6)	Payments to Managers’ Insurance, a benefit customarily given to executives in Israel, though given by us to all our employees, amount to up to 15.83% of Mr. Schneiderman’s base salary, consisting of 8.33% for payments made to a fund to secure payment of statutory severance obligations, 5% towards pension and up to 2.5% for disability. The Manager’s Insurance fund amounts reflected in the table represent only the 5% towards pension. These amounts do not include the (i) 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 29, 2006, which funds are reflected in the table under the “Statutory Severance” heading, and (ii) payments for disability.

(7)	According to Mr. Schneiderman’s employment agreement, if his employment terminates due to death or disability, he or his heirs, as the case may be, will be entitled to continue to receive his annual salary for three months following his last day of employment. Except for the foregoing, Mr. Schneiderman is not entitled to any other contractual severance amounts.

(8)	Pursuant to Israeli law, employees terminated other than “for cause” receive statutory severance in the amount of one month’s base salary for each year of work, according to their salary rate at the date of termination (see footnote 6 above).

(9)	As of December 29, 2006, Mr. Schneiderman was entitled to 17 annual vacation days. A maximum of 20 days of unused paid vacation days may be carried over from year to year by Mr. Schneiderman. At the end of each calendar year, all unused vacation days in excess of 20, are automatically forfeited.

(10)	Pursuant to Mr. Schneiderman’s employment agreement, we must contribute an amount equal to 7.5% of Mr. Schneiderman’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. We make these deposits on a monthly basis. At December 29, 2006, the ceiling then in effect was NIS 15,712 (approximately $3,720). According to Israeli law, Mr. Schneiderman is entitled to redeem his continuing education fund once every six years, independent of his status of employment with us and he has discretion over the type of fund in which the deposits are invested. The amount set forth in the table reflects the total sum we deposited on behalf of Mr. Schneiderman since the beginning of his employment with us.

(11)	Pursuant to Mr. Schneiderman’s employment agreement, he may voluntarily terminate his employment with us upon no less than ninety days’ prior written notice, for any reason. We shall have the right to require Mr. Schneiderman to continue working during any notice period. Should Mr. Schneiderman’s employment be terminated without cause at any time during a period of 12 months subsequent to the effective date of a Change of Control, he will be entitled to 4 months written notice.

Jeffrey S. Cutler

The following table describes the potential payments and benefits upon employment termination for Jeffrey S. Cutler, our former Chief Revenue Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 29, 2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below:

									Termination
	Termination			Resignation					following a
	Without		Voluntary	for Good		Death or			Change of
Payments and Benefits	Cause(1)		Termination(2)	Reason(3)		Disability (4)		Cause(5)	Control(6)

Contractual Severance	$168,750	(7)	—	$168,750	(7)	$69,865	(8)	—	$225,000	(9)
401(k)(10)	$12,588		$12,588	$12,588		$12,588		$12,588	$12,588
Vacation(11)	$7,901		$7,901	$7,901		$7,901		$7,901	$7,901
Advance Notice(12)	$18,750		$18,750	$18,750		—		—	—
Medical Coverage(13)	$9,471		—	$9,471		—		—	$12,628	(14)

(1)	According to Mr. Cutler’s employment agreement, we may terminate his employment at any time, without cause, upon 30 days’ prior written notice.

(2)	According to Mr. Cutler’s employment agreement, he may voluntarily terminate his employment with us for any reason upon 30 days’ prior written notice.

(3)	According to Mr. Cutler’s employment agreement, he is entitled to terminate his employment with us for “good reason” upon 30 days’ prior written notice.“Good reason” is defined as the occurrence of any of the following events or conditions, unless Mr. Cutler has expressly consented in writing thereto or unless the event is remedied by us promptly after receipt of notice given by Mr. Cutler: (i) a substantial reduction in Mr. Cutler’s base salary; (ii) the demotion of Mr. Cutler prior to a change of control; (iii) our requirement of Mr. Cutler that he be based at a location other than the New York City metropolitan area; or (iv) our material breach of Mr. Cutler’s employment agreement.

(4)	According to Mr. Cutler’s employment agreement, we may terminate his employment if he has been unable to perform the material duties of his employment due to a disability. The term “Disability” was not defined in Mr. Cutler’s employment agreement.

(5)	“Cause” is defined in Mr. Cutler’s employment agreement as the occurrence of any one or more of the following: (i) Mr. Cutler’s act of fraud or dishonesty or willful misconduct which materially injures us; (ii) Mr. Cutler’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (iii) gross negligence by Mr. Cutler in the scope of his employment or the habitual neglect or gross failure by Mr. Cutler to adequately perform his duties or fulfill any other contractual or fiduciary duties to us, provided he has failed to cure such habitual neglect or gross failure reasonably promptly after being notified of such; or (iv) a material breach of Mr. Cutler’s obligations pursuant to his non-compete, non-disclosure and intellectual property rights covenants set forth in his employment agreement.

(6)	“Change in Control” is defined in Mr. Cutler’s employment agreement as (a) the consummation of a merger or consolidation of us with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of our assets. A Change of Control shall not be deemed to have occurred as a consequence of a secondary offering.

(7)	Pursuant to Mr. Cutler’s employment agreement, in the event of his termination for no cause or his resignation for good reason, Mr. Cutler is entitled to receive a lump sum cash payment equal to 6 months of his monthly base salary at the rate in effect immediately before the termination of his employment. This lump-sum cash payment is subject to increase by 1 month for each 6 months that Mr. Cutler is employed by us, up to a maximum of 12 months of base salary. As of December 29, 2006, Mr. Cutler was entitled to receive a lump sum cash payment equal to 9 months of his monthly base salary rate of $225,000.

(8)	Pursuant to Mr. Cutler’s employment agreement, in the case of his termination for disability, he is entitled to a pro rata bonus for the year in which his termination occurs.

(9)	Pursuant to Mr. Cutler’s employment agreement, if we terminates Mr. Cutler’s employment without cause or if Mr. Cutler resigns for “good reason” at any time during the twelve (12) months subsequent to the effective date of a Change of Control, then Mr. Cutler will receive a lump-sum cash payment equal to his annual base salary at the time of the Change in Control.

(10)	We provide all U.S. employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan we provide a contribution of 3%. The executive officers participate in the 401(k) plan on the same terms as other eligible employees.. The amount in the table reflects our aggregate contribution to Mr. Cutler’s 401(k) plan from the beginning of his employment through December 29, 2006.

(11)	As of December 29, 2006, Mr. Cutler had accrued 9.27 vacation days. A maximum of 20 days of unused paid vacation days may be carried over from year to year by Mr. Cutler. At the end of each calendar year, all unused vacation days in excess of 20, are automatically forfeited.

(12)	Pursuant to Mr. Cutler’s employment agreement, he may voluntarily terminate his employment with us upon no less than 30 days’ prior written notice, for any reason. In addition, we may remove Mr. Cutler at any time without cause upon not less than 30 days’ prior written, provided that in the event such notice is given, Mr. Cutler shall be under no obligation to render any additional services to us and shall be allowed to seek other employment.

(13)	Pursuant to Mr. Cutler’s employment agreement, in cases of termination without cause and termination for “good reason”, for a period of 6 months following the date of termination, Mr. Cutler shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Mr. Cutler had continued in employment during such period; or, as an alternative, we may elect to pay Mr. Cutler cash in lieu of such coverage in an amount equal to his after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). This period of medical coverage will increase by 1 month for each 6 months that Mr. Cutler is employed by us, up to a maximum of 12 months. As of December 29, 2006, Mr. Cutler was entitled to 9 months of medical coverage.

(14)	Pursuant to Mr. Cutler’s employment agreement, if we terminate Mr. Cutler’s employment without cause or if he resigns for “good reason” at any time during the 12 months subsequent to the effective date of a change of control, then this period of medical coverage will be for 12 months; and the COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin at the expiration of such 12 month period.

Bruce D. Smith

The following table describes the potential payments and benefits upon employment termination for Bruce D. Smith, our Chief Strategic Officer, pursuant to applicable law and the terms of his employment agreement with us, as if his employment had terminated on December 29, 2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below:

					Termination
					following a
		Termination	Death or		Change of
Payments and Benefits	Termination(1)	at Will(2)	Disability(3)	Cause(4)	Control(5)

401(k)(6)	$7,748	$7,748	$7,748	$7,748	$7,748
Vacation(7)	$1,195	$1,195	$1,195	$1,195	$1,195
Advance notice(8)	$47,500	$47,500	—	—	$47,500

(1)	According to Mr. Smith’s employment agreement, we may terminate his employment without cause, at any time, upon three months notice.

(2)	According to Mr. Smith’s employment agreement, he may terminate his employment, at any time, upon three months notice.

(3)	According to Mr. Smith’s employment agreement, we may terminate his employment if he has been unable to perform the material duties of his employment due to a disability which (i) continues for more than 90 days and (ii) cannot be reasonably accommodated.

(4)	“Cause” is defined in Mr. Smith’s employment agreement as the occurrence of any one or more of the following: (i) Mr. Smith’s act of fraud or dishonesty or gross negligence; (ii) Mr. Smith’s willful misconduct which materially injures us (iii) Mr. Smith’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved, or (iv) a material breach by Mr. Smith of any other provision hereof, including but not limited to, the habitual neglect or gross failure by Mr. Smith to adequately perform the duties of his position, or of any other contractual or legal fiduciary duty to us.

(5)	“Change of Control” is defined in Mr. Smith’s employment agreement as: (a) the consummation of a merger or consolidation of us with or into another entity or any other corporate reorganization, if persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of our assets. A Change of Control shall not be deemed to have occurred as a consequence of a secondary offering.

(6)	We provide all U.S. employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan we provide a contribution of 3%. The executive officers participate in the 401(k) plan on the same terms as other eligible employees.

(7)	As of December 29, 2006, Mr. Smith was entitled to 1.66 annual vacation days. A maximum of 20 days of unused paid vacation days may be carried over from year to year by Mr. Smith. At the end of each calendar year, all unused vacation days in excess of 20, are automatically forfeited.

(8)	Pursuant to Mr. Smith’s employment agreement, he may voluntarily terminate his employment with us upon no less than ninety days’ prior written notice, for any reason. We shall have the right to require Mr. Smith to continue working during any notice period.

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other highest paid executive officers whose total annual salary and bonus exceeded $100,000, collectively, our named executive officers, for fiscal year 2006.

								Change in
								Pension Value
								and
								Non-Qualified
							Non-Equity	Deferred	All
					Stock		Incentive Plan	Compensation	Other
				Bonus	Awards	Option	Compensation	Earnings	Compensation		Total
Name & Principal Position	Year	Salary ($)		($)	($)	Awards ($)*	($)	($)	($)(6)		($)

Robert S. Rosenschein(1)	2006	209,724	(7)	—	—	98,406	—	—	49,354	(8)	357,484
Chief Executive Officer	2005	189,924	(7)	—	—	—	—	—	74,263	(9)	264,187
And Chairman	2004	179,563	(7)	—	—	—	—	—	37,408	(10)	216,971
Steve Steinberg(2)	2006	131,928	(7)	—	—	93,982	—	—	38,361	(11)	264,271
Chief Financial Officer	2005	125,317	(7)	—	—	—	—	—	37,397	(12)	162,714
	2004	111,924	(7)	30,000	—	—	—	—	35,698	(13)	177,622
Jeffrey S. Cutler(3)	2006	225,000		130,526	—	493,022	—	—	34,077	(14)	882,625
Former Chief Revenue	2005	178,990		30,000	—	—	—	—	26,370	(15)	235,360
Officer	2004	—		—	—	—	—	—	—		—
Jeff Schneiderman(4)	2006	131,400	(7)	—	—	94,619	—	—	38,286	(16)	264,305
Chief Technical Officer	2005	107,342	(7)	—	—	—	—	—	34,510	(17)	141,852
	2004	96,924	(7)	500	—	—	—	—	33,473	(18)	130,897
Bruce D. Smith(5)	2006	182,952		—	—	147,959	—	—	29,299	(19)	360,210
Chief Strategic Officer	2005	74,936		—	—	—	—	—	14,760	(20)	89,696
	2004	—		—	—	—	—	—	—		—

*	Amounts represent stock-based compensation expense for fiscal year 2006, resulting from the adoption of SFAS 123R, as discussed in Note 2 (i), “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included elsewhere in this prospectus supplement.

(1)	Mr. Rosenschein was appointed our Chief Executive Officer in May 2001.

(2)	Mr. Steinberg was appointed our Chief Financial Officer in January 2004.

(3)	Mr. Cutler was appointed our Chief Revenue Officer in March 2005. In connection with the restructuring, Mr. Cutler’s employment was terminated in September 2007.

(4)	Mr. Schneiderman was appointed our Chief Technical Officer in March 2003.

(5)	Mr. Smith was appointed VP — Strategic Development in July 2005 and was promoted to Chief Strategic Officer in June 2007.

(6)	With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment and unless expressly stated otherwise in a footnote below, none of the named executive officers received other compensation, perquisites and/or personal benefits in excess of $10,000.

(7)	Does not include benefit associated with possession of company-leased vehicle.

(8)	Includes contributions to a fund known as a continued education fund (Keren Hishtalmut) in the amount of $3,185; contributions to a retirement plan feature of a Managers’ Insurance fund (Kupat Gemel) in the amount of $10,486; contributions to a fund securing statutory severance payments (Pitzuei Piturin) in the amount of $17,470; contributions towards statutory national insurance (Bituach leumi) in the amount of $5,973; and contributions made for disability insurance (Ovdan Kosher Avoda) in the amount of $1,678.

(9)	Includes contributions to continued education fund in the amount of $3,142; contributions to retirement plan feature of Managers’ Insurance in the amount of $9,496; contributions to a fund securing statutory severance payments in the amount of $15,821; contributions towards statutory national insurance in the amount of $5,393; and contributions made for disability insurance in the amount of $3,941. Also includes a one-time lump sum payment of $26,000 for unused vacation days that accrued over the course of 2004 and previous years.

(10)	Includes contributions to continued education fund in the amount of $3,156; contributions to retirement plan feature of Managers’ Insurance in the amount of $8,978; contributions to a fund securing statutory severance payments in the amount of $14,958; contributions towards statutory national insurance in the amount of $5,512; and contributions made for disability insurance in the amount of $2,693.

(11)	Includes contributions to continued education fund in the amount of $3,185; contributions to retirement plan feature of Managers’ Insurance in the amount of $6,596; contributions to a fund securing statutory severance payments in the amount of $10,990; contributions towards statutory national insurance in the amount of $5,973; and contributions made for disability insurance in the amount of $1,055.

(12)	Includes contributions to continued education fund in the amount of $3,156; contributions to retirement plan feature of Managers’ Insurance in the amount of $6,266; contributions to a fund securing statutory severance payments in the amount of $10,439; contributions towards statutory national insurance in the amount of $5,393; and contributions made for disability insurance in the amount of $1,557.

(13)	Includes contributions to continued education fund in the amount of $3,156; contributions to retirement plan feature of Managers’ Insurance in the amount of $5,596; contributions to a fund securing statutory severance payments in the amount of $9,323; contributions towards statutory national insurance in the amount of $5,512; and contributions made for disability insurance in the amount of $1,679.

(14)	Includes payments made on account of medical insurance, short and long term disability, life insurance and 3% contributions to 401(k) plan.

(15)	Includes payments made on account of medical insurance, short and long term disability, life insurance and 3% contributions to 401(k) plan.

(16)	Includes contributions to continued education fund in the amount of $3,185; contributions to retirement plan feature of Managers’ Insurance in the amount of $6,570; contributions to a fund securing statutory severance payments in the amount of $10,946; contributions towards statutory national insurance in the amount of $5,973; and contributions made for disability insurance in the amount of $1,051.

(17)	Includes contributions to continued education fund in the amount of $3,156; contributions to retirement plan feature of Managers’ Insurance in the amount of $5,367; contributions to a fund securing statutory severance payments in the amount of $8,942; contributions towards statutory national insurance in the amount of $5,393; and contributions made for disability insurance in the amount of $859.

(18)	Includes contributions to continued education fund in the amount of $3,156; contributions to retirement plan feature of Managers’ Insurance in the amount of $4,846; contributions to a fund securing statutory severance payments in the amount of $8,074; contributions towards statutory national insurance in the amount of $5,512; and contributions made for disability insurance in the amount of $1,454.

(19)	Includes payments made on account of medical insurance, short and long term disability, life insurance and 3% contributions to 401(k) plan.

(20)	Includes payments made on account of medical insurance, short and long term disability, life insurance and 3% contributions to 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding stock option awards to our named executive officers under our stock option plans during the fiscal year ended December 31, 2006:

		All Other
		Option Awards:	Exercise or Base	Total
		Number of Securities	Price of Option	Grant-Date
		Underlying Options	Awards	Fair Value
Name	Grant Date	(#)	($/Sh)	($)

Robert S. Rosenschein	January 30, 2006(1)	80,000	13.75	429,407
Steve Steinberg	January 30, 2006(1)	55,000	13.75	295,218
Jeffrey S. Cutler	January 30, 2006(1)	20,000	13.75	107,352
Jeff Schneiderman	January 30, 2006(1)	65,000	13.75	348,894
Bruce D. Smith	January 30, 2006(1)	15,000	13.75	80,514
	June 21, 2006(1)	15,000	9.65	56,014

(1)	25% of the grant exercisable as of 12 months following the Grant Date; 1/36 of the remainder exercisable on each of the following 36 monthly anniversaries.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2006.

	Number of	Number of
	Securities Underlying	Securities Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($/Sh)	Date

Robert S. Rosenschein	176,432	65,532	5.06	August 5, 2013
	—	80,000	13.75	January 30, 2012
Steve Steinberg	10,634	227	11.51	August 5, 2013
	10,521	544	0.69	August 5, 2013
	17,648	4,073	2.76	August 5, 2013
	13,725	12,628	5.25	November 9, 2014
	—	55,000	13.75	January 30, 2012
Jeffrey S. Cutler	87,500	112,500	20.35	March 15, 2015
	—	20,000	13.75	January 30, 2012
Jeff Schneiderman	5,648	—	1.15	March 21, 2009
	10,861	—	2.76	October 20, 2009
	4,345	—	6.91	April 8, 2010
	8,689	—	11.51	August 1, 2011
	6,081	—	0.69	August 5, 2013
	11,914	10,962	5.25	November 9, 2014
	—	65,000	13.75	January 30, 2012
Bruce D. Smith	26,562	48,438	15.35	July 17, 2015
	—	15,000	13.75	January 30, 2012
	—	15,000	9.65	June 21, 2012

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the options exercised by named executive officers during the year ended December 31, 2006 and the value realized upon exercise:

Option Awards
Number of
Shares
	Acquired on	Value Realized
	Exercise	Upon Exercise
Name	(#)	($)

Robert S. Rosenschein	—	—
Steve Steinberg	15,000	145,336
Jeffrey S. Cutler	—	—
Jeff Schneiderman	26,500	279,514
Bruce D. Smith	—	—

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2006 for services to our company.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(*)	($)

Jerry Colonna(1)	38,958	26,763	65,721
Lawrence S. Kramer(2)	35,417	26,763	62,180
Mark B. Segall(3)	38,958	26,763	65,721
Edward G. Sim(4)	42,500	26,763	69,293
Yehuda Sternlicht(5)	43,750	26,763	70,513
Mark A. Tebbe(6)	38,958	26,763	65,721

*	Amounts represent stock-based compensation expense for fiscal year 2006 for stock options granted in 2006 under SFAS 123R as discussed in Note 2, “Accounting for Stock-Based Compensation” subheading (i), “Valuation Assumptions for Stock Options,” of the Notes to Consolidated Financial Statements included elsewhere in this prospectus supplement..

(1)	43,050 options were outstanding as of 12/31/06, of which 20,478 were exercisable as of December 31, 2006.

(2)	43,050 options were outstanding as of 12/31/06, of which 13,901 were exercisable as of December 31, 2006.

(3)	43,050 options were outstanding as of 12/31/06, of which 16,891 were exercisable as of December 31, 2006.

(4)	43,021 options were outstanding as of 12/31/06, of which 23,446 were exercisable as of December 31, 2006.

(5)	28,050 options were outstanding as of 12/31/06, of which 5,478 were exercisable as of December 31, 2006.

(6)	38,297 options were outstanding as of 12/31/06, of which 18,722 were exercisable as of December 31, 2006.

Cash Compensation.  Our non-employee directors receive an annual base fee of $20,000, with no additional fee rendered for attendance at board meetings. In addition to their base fees, directors receive annual fees for membership on our committees, pursuant to the fee schedule set forth below:

	Director	Audit	Compensation	Governance	Financing	Audit	Other
	Fee Base	Membership	Membership	Membership	Membership	Chair	Chair	Total

Mr. Colonna	$20,000	$—	$2,500	$2,500	$—	$—	$2,500	$27,500
Mr. Kramer	20,000	—	—	2,500	2,500	—	—	25,000
Mr. Segall	20,000	—	—	2,500	2,500	—	2,500	27,500
Mr. Sim	20,000	5,000	2,500	—	—	—	2,500	30,000
Mr. Sternlicht	20,000	5,000	—	—	2,500	7,500	—	35,000
Mr. Tebbe	20,000	5,000	2,500	—		—	—	27,500

Total	$120,000	$15,000	$7,500	$7,500	$7,500	$7,500	$7,500	$172,500

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for board services in addition to their regular employee compensation.

Equity Compensation.  During fiscal year 2006, each member of the board of directors was eligible to receive stock awards under the terms of our 2005 Incentive Compensation Plan. New members of the board receive an initial option grant to purchase 28,700 shares of our common stock with 25% of the shares vesting after one year from the date of grant and 1/36th of the shares vesting monthly thereafter. Continuing members of the board of the directors receive an annual option grant of 7,175 shares of common stock, with the exception of the Vice Chairman & Lead Director who will be eligible for an annual option grant of 15,000 shares of common stock starting in 2008, to be granted on the date of the Annual Shareholders’ Meeting, with 25% of the shares vesting after one year from the date of grant and 1/36th of the shares vesting monthly thereafter.

There were no new members to the board of directors during fiscal year 2006. All option grants were to continuing members, thus, each member received options to purchase 7,175 shares of the company’s common stock, granted on June 21, 2006 with an exercise price of $9.65 per share, based on the Nasdaq closing price on June 21, 2006. The grant date fair value of these options, based on Black-Scholes valuation model, was approximately $3.73 per option.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information as of November 8, 2007 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer and four other highest paid executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2006; and

•	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from November 8, 2007, as a result of the exercise of options and warrants. Accordingly, common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within sixty days of November 8, 2007, have been included in the table with respect to the beneficial ownership of the person or entity owning the options and warrants, but not with respect to any other persons or entities.

Applicable percentage of ownership for each holder is based on 7,854,053 shares of common stock outstanding on November 8, 2007, plus any presently exercisable stock options and warrants held by each such holder, and options and warrants held by each such holder that will become exercisable within sixty days after November 8, 2007.

	Shares
	Beneficially	Percentage of
Name and Address of Beneficial Owner(1)	Owned	Common Stock

Executive Officers and Directors:
Robert S. Rosenschein	581,257(2)	7.40%
c/o Answers Corporation, Jerusalem Technology Park, The Tower, Jerusalem 91481 Israel
Steven Steinberg	82,814(3)	1.05%
c/o Answers Corporation, Jerusalem Technology Park, The Tower, Jerusalem 91481 Israel
Jeff Schneiderman
c/o Answers Corporation, Jerusalem Technology Park, The Tower, Jerusalem 91481 Israel	78,321(4)	1.00
Jeffrey S. Cutler	128,749(5)	1.64%
Bruce D. Smith	63,124(6)	*
Jerry Colonna	32,136(7)	*
Lawrence S. Kramer	28,059(8)	*
Mark B. Segall	32,549(9)	*
Edward G. Sim	36,611(10)	*
Yehuda Sternlicht	17,136(11)	*
Mark A. Tebbe	71,033(12)	*
All directors and executive officers as a group (11 individuals)	1,151,789	14.66%
5% or greater stockholders:
Royce & Associates, LLC	962,610(13)	12.25%
1414 Avenue of the Americas New York, NY 10019

*	less than 1%

(1)	Unless otherwise indicated, the business address of each of the following is c/o Answers Corporation, 237 West 35th Street, Suite 1101, New York, NY 10001.

(2)	Consists of 300,960 shares of common stock and 280,297 shares of common stock issuable upon exercise of options.

(3)	Consists of 7,500 shares of common stock and 75,314 shares of common stock issuable upon exercise of options.

(4)	Consists of 78,321 shares of common stock issuable upon exercise of options.

(5)	Consists of 128,749 shares of common stock issuable upon exercise of options which expire in September 2008. Mr. Cutler’s employment as our Chief Revenue Officer was terminated in September 2007.

(6)	Consists of 5,000 shares of common stock and 58,124 shares of common stock issuable upon exercise of options.

(7)	Consists of 32,136 shares of common stock issuable upon exercise of options.

(8)	Consists of 2,500 shares of common stock and 25,559 shares of common stock issuable upon exercise of options.

(9)	Consists of 4,000 shares of common stock and 28,549 shares of common stock issuable upon exercise of options.

(10)	Consists of 916 shares of common stock and 35,695 shares of common stock issuable upon exercise of options.

(11)	Consists of 17,136 shares of common stock issuable upon exercise of options.

(12)	Consists of 40,062 shares of common stock and 30,971 shares of common stock issuable upon exercise of options.

(13)	Based on information included on Form 13-F filed with the SEC on November 6, 2007

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares

Thomas Weisel Partners LLC
Canaccord Adams Inc.
ThinkEquity Partners LLC
Maxim Group LLC.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Thomas Weisel Partners LLC and Canaccord Adams Inc. expect to deliver the shares of common stock to purchasers on or about          , 2007.

Over-Allotment Option

We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of           additional shares of our common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $      per share of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may reallow, concessions not in excess of $      per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

Total
		With	Without
		Over-	Over-
	Per Share	Allotment	Allotment

Public offering price
Underwriting discount
Proceeds, before expenses, to us

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make relating in respect of those liabilities.

No Sales of Similar Securities

The underwriters will require all of our directors and executive officers to agree, subject to certain exceptions, including pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 90 days after the date of this prospectus supplement.

We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Thomas Weisel Partners LLC offer, sell or otherwise dispose of any shares of common stock, except for the shares of common stock offered in this offering, the shares of common stock issuable upon exercise of outstanding options on the date of this prospectus supplement and the shares of our common stock that are issued under our stock option or employee purchase plans.

The 90-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 18 days of the 90-day restricted period, we issue an earnings release relating to us or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 90-day period, the restrictions on offers, pledges, sales, agreements to sell or other dispositions of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock described above will continue to apply until the expiration of the 19-day period beginning on the issuance of the earnings release.

Nasdaq Global Market Listing

Our common stock is quoted on The Nasdaq Global Market under the symbol “ANSW.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Short sales.  Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions.  The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.  If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on The Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In May 2007, we retained Canaccord Adams Inc. to act as an investment advisor in connection with the Lexico acquisition, for which Canaccord Adams Inc. rendered a fairness opinion.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP. Certain matters will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Answers Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, have been included and incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, appearing elsewhere herein and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 financial statements refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement 123R “Share-Based Payment.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the SEC on March 19, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 14, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007;

•	our Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007, filed with the SEC on August 23, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007;

•	our Current Reports on Form 8-K filed with the SEC on February 20, 2007, May 7, 2007, May 8, 2007, July 17, 2007, July 18, 2007, August 2, 2007, August 6, 2007, August 13, 2007, September 26, 2007, November 6, 2007 and November 7, 2007 and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A12G, filed with the SEC on August 1, 2005.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Answers Corporation
237 West 35th Street
Suite 1101
New York, New York 10001
Attn.: Corporate Secretary
Tel: (646) 502-4777
www.answers.com

Report of Independent Registered Public Accounting Firm

To the Stockholders of Answers Corporation:

We have audited the accompanying consolidated balance sheets of Answers Corporation and Subsidiary (collectively referred to as “the Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations, changes in stockholders’ equity and comprehensive loss, and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

As explained in Note 2i to the consolidated financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement 123R “Share-Based Payment”.

Somekh Chaikin
Certified Public Accountants (Israel)
A member of KPMG International

/s/ Somekh Chaikin
Jerusalem, Israel
March 19, 2007

ANSWERS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	$	$
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents (Note 3)	4,976	2,840
Investment securities (Note 4)	4,102	11,163
Accounts receivable (Note 2 e)	1,304	451
Other prepaid expenses and other current assets	416	349

Total current assets	10,798	14,803

Long-term deposits (restricted) (Note 5)	218	211

Deposits in respect of employee severance obligations (Note 8)	856	610

Property and equipment, net (Note 6)	998	597

Other assets:
Intangible assets, net (Note 7)	6,010	5,384
Goodwill (Note 7 b)	437	—
Prepaid expenses, long-term	362	366

Total other assets	6,809	5,750

Total assets	19,679	21,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	366	305
Accrued expenses	805	673
Accrued compensation	623	322
Deferred revenues, short-term (Note 2 g)	465	67

Total current liabilities	2,259	1,367

Long-term liabilities:
Liability in respect of employee severance obligations (Note 8)	828	622
Deferred revenues, long-term (Note 2 g)	—	442

Total long-term liabilities	828	1,064

Commitments and contingencies (Note 11)
Stockholders’ equity (Note 9):
Preferred stock: $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock; $0.001 par value; 30,000,000 shares authorized; 7,809,394 and 7,664,969 shares issued and outstanding as of December 31, 2006 and 2005, respectively	8	8
Additional paid-in capital	71,599	69,492
Deferred compensation	—	(3,518)
Accumulated other comprehensive loss	(31)	(29)
Accumulated deficit	(54,984)	(46,413)

Total stockholders’ equity	16,592	19,540

Total liabilities and stockholders’ equity	19,679	21,971

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2006	2005
	$	$
	(in thousands except share and per share data)

Revenues:
Advertising revenue	6,817	1,771
Answers services licensing	187	110
Subscriptions	25	172

	7,029	2,053

Costs and expenses:
Cost of revenue	3,406	1,158
Research and development	5,865	2,190
Sales and marketing	3,253	1,818
General and administrative	3,385	3,404

Total operating expenses	15,909	8,570

Operating loss	(8,880)	(6,517)
Interest income, net (Note 13)	553	555
Other expense, net (Note 14)	(176)	(42)

Loss before income taxes	(8,503)	(6,004)
Income taxes (Note 10)	(68)	13

Net loss	(8,571)	(5,991)

Basic and diluted net loss per common share	(1.12)	(0.88)

Weighted average shares used in computing basic and diluted net loss per common share	7,673,543	6,840,362

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS

					Accumulated
			Additional		Other		Total
			Paid-in	Deferred	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Common Stock		Capital	Compensation	Loss	Deficit	Equity	Loss
				$	$	$	$	$
	Shares	Amount ($)	$	(in thousands except share data)

Balance as of January 1, 2005	4,920,551	4,921	47,488	(45)	(28)	(40,422)	6,997	(40,450)
Issuance of common stock in connection with financial marketing advisory services	7,800	8	151	—	—	—	151	—
Issuance of common stock in connection with acquisition of technology, net of issuance costs of $12,500	109,750	110	1,383	—	—	—	1,383	—
Issuance of common stock in connection with deferred compensation	329,250	329	4,186	(4,187)	—	—	—	—
Issuance of common stock in connection with warrant re-load, net of $338,162 issuance costs	1,871,783	1,871	12,220	—	—	—	12,222	—
Issuance of common stock in connection with exercise of warrants	169,432	169	1,600	—	—	—	1,600	—
Issuance of common stock in connection with exercise of vested stock options	256,403	257	1,560	—	—	—	1,561	—
Issuance of warrants and stock options in connection with financial and marketing advisory services	—	—	791	—	—	—	791	—
Issuance of stock options to employees and directors	—	—	113	(113)	—	—	—	—
Amortization of deferred compensation	—	—	—	827	—	—	827	—
Unrealized loss on securities	—	—	—	—	(1)	—	(1)	(1)
Net loss for year	—	—	—	—	—	(5,991)	(5,991)	(5,991)

Balance as of December 31, 2005	7,664,969	7,665	69,492	(3,518)	(29)	(46,413)	19,540	(46,442)
Reversal of deferred compensation upon adoption of SFAS 123R (see Note 2 i)	—	—	(3,518)	3,518	—	—	—	—
Issuance of common stock in connection with exercise of vested stock options	144,425	144	326	—	—	—	326	—
Stock-based compensation to employees and Directors	—	—	5,299	—	—	—	5,299	—
Unrealized loss on securities	—	—	—	—	(2)	—	(2)	(2)
Net loss for year	—	—	—	—	—	(8,571)	(8,571)	(8,571)

Balance as of December 31, 2006	7,809,394	7,809	71,599	—	(31)	(54,984)	16,592	(55,015)

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2006	2005
	$	$
	(in thousands)

Cash flows from operating activities:
Net loss	(8,571)	(5,991)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,291	245
Deposits in respect of employee severance obligations	(202)	(147)
Loss on disposal of property and equipment	—	37
Increase in liability in respect of employee severance obligations	206	91
Deferred income taxes	61	(13)
Stock-based compensation to non-employees for services rendered	—	942
Stock-based compensation to employees and directors	1,810	129
Stock-based compensation in connection with the Brainboost transaction	3,489	698
Exchange rate (gains) losses	(51)	27
Changes in operating assets and liabilities:
Increase in accounts receivable and other current assets	(916)	(523)
Increase in long-term prepaid expenses	(48)	(107)
Increase in accounts payable	59	131
Increase in accrued expenses and other current liabilities	451	289
Increase (decrease) in short-term deferred revenues	398	(110)
Increase (decrease) in long-term deferred revenues	(442)	16

Net cash used in operating activities	(2,465)	(4,286)

Cash flows from investing activities:
Capital expenditures	(698)	(468)
Capitalization of software development costs	(36)	(22)
Acquisition of intangible assets (see Note 7 b)	(2,022)	(3,960)
Increase in long-term deposits	(7)	(44)
Purchases of investment securities	(14,236)	(32,489)
Proceeds from sales of investment securities	21,295	27,175

Net cash provided by (used in) investing activities	4,296	(9,808)

Cash flows from financing activities:
Exercise of common stock options and warrants	326	15,382

Net cash provided by financing activities	326	15,382

Effect of exchange rate changes on cash and cash equivalents	(21)	(13)

Net increase in cash and cash equivalents	2,136	1,275
Cash and cash equivalents at beginning of year	2,840	1,565

Cash and cash equivalents at end of year	4,976	2,840

Supplemental disclosures of cash flow information:
Income taxes paid	24	7

Non-cash investing and financing activities:
Issuance of common stock for acquisition of technology	—	1,383
Unrealized net loss from securities	2	1

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Business

Answers Corporation (“the Parent”), formerly GuruNet Corporation, was founded as a Texas corporation on December 22, 1998, and reorganized as a Delaware corporation in April 1999. On December 27, 1998, the Parent formed a subsidiary based in Israel (“the Subsidiary”), primarily for the purpose of providing research and development services to the Parent. The Parent and its wholly owned Subsidiary are collectively referred to as “the Company.” The Company operates answer-based search services to users through its Website, Answers.com, downloadable applications and co-brands.

The Parent began trading on Nasdaq under the symbol ANSW on August 2, 2005. Prior to such date, the Parent’s shares were traded on the American Stock Exchange under the symbol GRU. On October 17, 2005, the Parent changed its corporate name from GuruNet Corporation to Answers Corporation.

Note 2 —	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of Answers Corporation and its Subsidiary and are presented in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

These financial statements differ slightly from those originally reported by the Company in reports and SEC filings, as they have been modified to account for an immaterial error in the income tax expense in the Consolidated Statements of Operations and deferred taxes on the Consolidated Balance Sheets involving an over-accrual of deferred income taxes relating to the Subsidiary’s accumulated earnings, as a result of applying the distributed tax rate as opposed to the undistributed tax rate.

(b)	Foreign Currency Translation

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“dollar”). Therefore, the dollar has been determined to be the Company’s functional currency. Non-dollar transactions and balances have been translated into dollars in accordance with the principles set forth in Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation” (SFAS No. 52).

Transactions in foreign currency (primarily in New Israeli Shekels — “NIS”) are recorded at the exchange rate as of the transaction date. Monetary assets and liabilities denominated in foreign currency are translated on the basis of the representative rate of exchange at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currency are stated at historical exchange rates. All exchange gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as they arise.

(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting periods. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents, and Investment Securities

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

Investment securities, mostly consisting of investments in auction rate, corporate and municipal debt instruments, marketable securities and corporate bonds with maturities under one year, are classified as

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

available-for-sale, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and are reported at fair value, with unrealized gains and losses, net of tax, recorded in other comprehensive income (loss). Realized gains or losses and declines in value judged to be other than temporary, if any, on available-for-sale securities are reported in other income, net.

(e)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. If necessary, the Company records an allowance for doubtful accounts to reflect the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, computed on a specific basis. No such allowance was deemed necessary as of the balance sheet dates.

(f)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows:

%

Computer equipment	33
Furniture and fixtures	7 – 15

Leasehold improvements are amortized over the shorter of the estimated useful life or the expected life of the lease.

(g)	Revenue Recognition

The Company, through its Website Answers.com and co-branded sub-domains of Answers.com, generates revenues via advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-per-impression advertising. In the pay-per-performance model, the Company earns revenue based on the number of clicks associated with such ads; in the paid-for-impression model, the Company’s revenue is derived from the display of ads.

To date, the vast majority of the Company’s advertising revenue has been obtained through the efforts of third parties and has not been the result of direct contracts with advertisers. The third party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company’s sale of promotional space on its Internet properties. Amounts received from such third parties are reflected as revenue in the period in which such advertising services are provided.

The Company also provides its answers-based search services to third parties that include the service in their own Web properties. Revenues from the provision of such services are recognized in the period the services are provided.

In prior years, the Company sold subscriptions to its GuruNet product. The Company recognizes revenues from sales of subscriptions over the life of the subscription, which is generally one year, in accordance with Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants (AICPA). Sales that do not yet meet the criteria for revenue recognition, are classified as “Deferred Revenues” on the balance sheet and are amortized over the subscription period.

In 2003, the Company sold lifetime subscriptions to its consumer product, which had no defined termination date. Cash received from such lifetime subscriptions was recorded as deferred revenues. Beginning April 2004, certain users who purchased lifetime subscriptions in 2003, exchanged their lifetime subscriptions for a free two-year subscriptions to a newer enhanced version of the GuruNet product. The cash previously received from such users is recognized over the new two-year subscription. Lifetime subscriptions, which were not exchanged for subscriptions with defined termination dates, continue to be deferred and amounted to $425,000 as of December 31, 2006. In

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

February 2007, in accordance with the Company’s rights under the agreements it previously entered into with such lifetime subscribers, the Company terminated its GuruNet service and thereby extinguished its service obligation to such subscribers. Thus, the Company will recognize the $425,000 previously deferred, as revenue in the first quarter of 2007.

(h)	Research and Development

SFAS No. 86, “Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The Company does not incur significant costs between the establishment of technological feasibility of its products and the point at which the products are ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

Additionally, the Company capitalizes certain internal use software and Website development costs in accordance with SOP 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use,” and Emerging Issues Task Force (EITF) 00-2, “Accounting for Web Site Development Costs.” The capitalized costs are amortized over their estimated useful lives, which vary between one and two years.

(i)	Accounting for Stock-Based Compensation

Adoption of Statement of Financial Accounting Standards No. 123 (revised 2004)

Prior to January 1, 2006, the Company accounted for stock-based awards to employees and directors under the intrinsic value method, which followed the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). The intrinsic value method of accounting resulted in compensation expense for stock options to the extent option exercise prices were set below the market value of the Parent’s stock on the date of grant. To the extent stock option awards were forfeited prior to vesting, the previously recognized expense was reversed.

Additionally, prior to January 1, 2006, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-based Compensation” (SFAS 123) and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148), for awards to its directors and employees. The fair value of options granted to employees and directors prior to May 12, 2004, the date of the Parent’s first filing with the U.S. Securities and Exchange Commission (SEC), in connection with its Initial Public Offering (IPO), was estimated on the date of grant using the minimum-value method. The fair value of options granted to employees and directors subsequent to May 12, 2004, was measured according to the Black-Scholes option-pricing model.

The fair value of options and warrants granted to non-employees prior to January 1, 2006 has been computed and accounted for in accordance with SFAS 123 and Emerging Issues Task Force (EITF) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and was measured according to the Black-Scholes option-pricing model.

As of January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payments” (SFAS 123R) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards based upon the fair value on date of grant and recognition of such compensation cost over the service period for awards expected to vest. Under this method, the Company recognizes compensation cost for awards granted on or after January 1, 2006, based on the Black-Scholes option-pricing model. Furthermore, with the exception of stock options granted to employees prior to May 12, 2004, the date of the Parent’s first filing with the SEC, in connection with its

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

IPO, the Company recognizes compensation cost for unvested share-based awards as of January 1, 2006 based on the grant date fair value of those awards, as previously calculated and reported for pro-forma disclosure purposes, adjusted for estimated forfeitures. The Company recognizes compensation cost for unvested share-based awards as of January 1, 2006 that were granted prior to May 12, 2004, based on the intrinsic value of such grants on their grant date as calculated under APB 25. The value of stock options, as noted, is recognized as compensation expense on a straight-line basis, over the requisite service period of the entire award, net of estimated forfeitures. Based on its decision to use the modified prospective method in adopting SFAS 123R, the Company did not adjust the corresponding 2005 amounts included in these financial statements.

Additionally, upon the adoption of SFAS 123R effective January 1, 2006, the balance of deferred compensation as of December 31, 2005, amounting to $3,517,844, was reversed against additional paid-in capital and will be recorded based on the vesting terms of the stock-based awards for which this deferred compensation has been recorded in the past.

Valuation Assumptions for Stock Options

The fair value for each stock option granted to employees and directors during the years ended December 31, 2006 and 2005 was estimated at the date of grant using the Black-Scholes option-pricing model, assuming no dividends and the following assumptions:

	Year Ended December 31,
	2006	2005

Weighted average risk-free interest rate	4.65%	3.96%
Expected life (in years)	4.05	3.98
Weighted average expected volatility	41.16%	50.11%

The fair value for each stock option granted to non-employees during the year ended December 31, 2005 was estimated at the date of grant using the Black-Scholes option-pricing model, assuming no dividends and the following assumptions (no such options were granted during the year ended December 31, 2006):

	Year Ended December 31,
	2006	2005

Weighted average risk-free interest rate	N/A	4.01%
Contractual term (in years)	N/A	9.87
Weighted average expected volatility	N/A	72.36%

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The expected life represents the weighted average period of time that options granted are expected to be outstanding. The expected life of the options granted to employees and directors during 2006, is calculated based on the Simplified Method as allowed under Staff Accounting Bulletin No. 107 (SAB 107), giving consideration to the contractual term of the options and their vesting schedules. The expected life of the options granted to non-employees equals their contractual term.

Due to the lack of sufficient history of the Parent’s own stock volatility, the Parent estimates its own expected stock volatility based on the historical stock volatility of three other comparable companies.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Disclosures — Prior to SFAS 123(R) Adoption

Prior to January 1, 2006, as permitted by SFAS 123, the Company accounted for stock-based awards to employees and directors under the intrinsic value method and adopted the disclosure requirements of SFAS 123 and SFAS 148 for awards to its directors and employees.

The following table illustrates the effect on net loss and net loss per share, as if the Company had applied the fair value methods of SFAS No. 123 for accounting purposes:

Year Ended
December 31,
2005
$
(in thousands,
except per share
data)

Net loss, as reported	(5,991)
Add:
Stock-based compensation expense to employees and directors included in Reported net loss, net of related tax effects	827
Deduct:
Stock-based compensation expense to employees and directors determined Under fair value based method for all awards, net of related tax effects	(1,553)

Pro-forma net loss	(6,717)

Net loss per common share, basic and diluted:
As reported	(0.88)

Pro-forma	(0.99)

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not more likely than not to be realized.

(k)	Impairment of Property and Equipment, Goodwill and Intangible Assets

The Company evaluates its long-lived tangible and intangible assets for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is subject to an annual test for impairment. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2006, no impairment has occurred.

(l)	Net Loss Per Share Data

Basic and diluted net loss per common share are presented in conformity with the SFAS No. 128, “Earnings Per Share.” Diluted net loss per share is the same as basic net loss per share as the inclusion

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of 3,098,258 and 2,916,534 common stock equivalents in 2006 and 2005, respectively, would be anti-dilutive.

(m)	Comprehensive Loss

Comprehensive loss, as defined, includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive loss, consists of net unrealized gains and losses on available-for-sale securities, net of tax, and the cumulative foreign currency translation adjustment.

(n)	Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes in current practice resulting from the application of the Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value re-measurement. The statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS 157 will have a material impact on its consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, cash flows, and results of operations.

(o)	Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Note 3 —	Cash and Cash Equivalents

Cash and cash equivalents consist of the following (in thousands):

	2006	2005
	$	$

In US dollars
Cash	637	318
Cash equivalents	4,339	2,413
In New Israeli Shekels (Cash only)	—	109

	4,976	2,840

Note 4 —	Investment Securities

The Company’s investment securities consist mostly of investments in auction rate, investment grade, corporate and municipal debt instruments, and auction rate preferred shares of closed-end investment funds that invest in long-term fixed income securities, with auction reset periods of 28 days, classified as

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

available-for-sale securities and stated at fair value. Unrealized gains and losses are not material and have, therefore, not been shown separately. However, they have been included as a separate component in the statement of changes in stockholders’ equity.

Note 5 —	Long-term Deposits

Long-term deposits are comprised of a restricted deposit with a bank to secure a bank guarantee and other long-term deposits with vendors and credit card companies. As of December 31, 2006, the aforesaid deposit with a bank bears interest at a rate of the London Inter-Bank Bid Rate (LIBID) less 0.37% and is automatically renewed on a monthly basis.

Note 6 —	Property and Equipment, Net

Property and equipment as of December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005

Computer equipment	2,104	1,450
Furniture and fixtures	159	143
Leasehold improvements	160	145

	2,423	1,738
Less: accumulated depreciation and amortization	(1,425)	(1,141)

	998	597

As of December 31, 2006 and 2005, approximately $480,000 and $310,000 of the aggregate value of the Company’s net fixed assets, respectively, were located in Israel.

During the years 2006 and 2005 the Company recorded $296,000 and $140,000 of depreciation expense, respectively.

During 2005, the Company recorded a loss on disposal of fixed assets of approximately $37,000, which was recorded in General and administrative expense.

Note 7 —	Intangible Assets, Net

The following table summarizes the Company’s intangible assets as of December 31, 2006 and 2005 (in thousands):

	December 31, 2006			December 31, 2005
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Brainboost Answer Engine Technology	5,355	(966)	4,389	5,355	(74)	5,281
WikiAnswers Technology	30	(1)	29	—	—	—
Q&A Database	207	(21)	186	—	—	—
Domain Names	1,068	(18)	1,050	—	—	—
Covenant Not to Compete	280	(15)	265	—	—	—
Domain name	80	(20)	60	80	(12)	68
Capitalized software development costs (see Note 2)	98	(67)	31	62	(27)	35

	7,118	(1,108)	6,010	5,497	(113)	5,384

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the years 2006 and 2005, the Company recorded $995,000 and $105,000 of amortization expenses, respectively. Amortization of Intangible Assets, Net, in each of the succeeding five years is estimated as follows (in thousands):

Year ending December 31	$

2007	1,220
2008	1,162
2009	1,108
2010	1,013
2011	938

5,441

(a)	Brainboost Answer Engine — Technology

On December 1, 2005, (the “Acquisition Closing Date”) the Parent entered into a purchase agreement (the “Purchase Agreement”) to acquire all of the limited liability interests of Brainboost Technology, LLC, (“Brainboost”), a Delaware limited liability company, from the Brainboost Partnership (the “Seller”). The Parent, as a result of the acquisition, took title to, and possession of, all assets owned by Brainboost, which primarily consisted of all intellectual property rights associated with a functionality known as the Brainboost Answer Engine, an artificial intelligence technology targeting natural language search on the World-Wide-Web. The Company intends to further develop the technology in the future.

Pursuant to the Purchase Agreement, the Company paid the Seller an aggregate of $4,000,000 in cash and 439,000 shares of restricted common stock (the “Stock Consideration”) in the Parent. The number of shares issued was determined based upon the average share price of $10.2575 over a 20 consecutive day period that was designated by the Parent and the Seller prior to the Acquisition Closing Date. The fair value of the Stock Consideration was determined to be approximately $5.6 million, or $12.716 per share, based upon an average share price within 2 days before and after the Acquisition Closing Date. The Stock Consideration was subject to certain lock-up agreements that limited its transferability during the year subsequent to the Acquisition Closing Date.

Furthermore, on the Acquisition Closing Date, Parent entered into an employment agreement with one of the principals of the Seller (the “Principal”), with an effective date of December 5, 2005 (the “Employment Agreement”). Pursuant to the Employment Agreement, the Principal joined the Company as Director of Natural Language Research and took charge of the integration and further development of the acquired technology within the Company’s systems and proprietary products.

In connection with the Purchase Agreement and the Employment Agreement, the Parent entered into an escrow agreement on the Acquisition Closing Date, whereby 50%, 25%, and 25% of the Stock Consideration was scheduled to be released on March 1, June 1, and December 1, 2006, respectively, subject to certain performance and non-performance obligations. Because the Stock Consideration released in March and June 2006, a total of 329,250 shares, was originally subject to forfeiture based on the Principal’s employment, the value of such escrowed shares, in the amount of $4,186,743, has been recognized as research and development expense over the six-month requisite service period, beginning December 2005. The remaining 25% of shares released from escrow on December 1, 2006, a total of 109,750 shares, were not subject to the Principal’s employment and were included in the value of the Brainboost Answer Engine.

In addition, the Seller received certain non-transferable price protection rights, whereby a decline in the Parent’s average stock price for the 20 consecutive trading days immediately preceding the one-year anniversary of the Acquisition Closing Date, below $10.2575, would trigger the Seller’s right to receive from the Parent compensation for the reduction in the Stock Consideration’s value (the “Price Protection”). As the average stock price for the twenty consecutive trading days immediately preceding the one-year anniversary was above $10.2575, the price protection rights expired without tender of further consideration.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon adoption of SFAS 123R, the fair value of the portion of the Price Protection rights that relates to the Stock Consideration that was deemed compensation expense (see above) has been charged as stock-based compensation over the requisite six-month employment service period ended May 31, 2006. As a result, the Company recorded additional stock-based compensation expense of $55,000 during 2006.

The transaction was accounted for as an asset acquisition. The allocation of the purchase price to the assets acquired was as follows (in thousands):

$

Acquired Technology — Brainboost Answer Engine	5,355
In-Process Research & Development	97

Total Assets Acquired	5,452
Value of escrowed shares charged to compensation expense over the six months ending May 31, 2006	4,187

Total Purchase Price	9,639

The In-Process Research and Development relates to projects that were substantive, yet incomplete as of the Acquisition Closing Date. Accordingly, it was not recorded as a separate asset on the balance sheet but as additional research and development expense as of the Acquisition Closing Date.

The value of escrowed shares relates to the Stock Consideration associated with the March and June escrow release dates and has been recorded as equity and charged to expenses on a straight-line basis over the six months ended May 31, 2006.

The Acquired Technology is included on the accompanying balance sheets in intangible assets, net, and is being amortized on a straight-line basis over an estimated useful life of six years. During 2006, $893,000 of the Acquired Technology has been amortized and recorded as cost of revenue.

On November 2, 2006 (the “Closing Date”), the Parent acquired certain assets of Interesting.com, Inc. including the domain names www.faqfarm.com and www.wikianswers.com. The Web property behind these domains is a dynamic questions and answers Website (the “Acquired Website”) collaboratively written and edited by its visitors. As part of the acquisition, the Parent also purchased certain additional assets, including numerous other domain names, certain trade names, trademarks and other related intellectual property rights, certain databases of questions and answers accumulated to the closing date by the Acquired Website and software utilized for the operation of the Acquired Website. These assets (collectively referred to as “WikiAnswers”) were acquired in exchange for $2,000,000 in cash (the “Acquisition Costs”). In addition there were $22,000 of certain direct costs of acquisition, which have been added to the Acquisition Cost.

Following this acquisition, the sole shareholder of Interesting.com Inc. has joined the Company and will continue his efforts to grow information resources through the community-driven questions and answers platform offered by the Acquired Website.

Furthermore, the sole shareholder of Interesting.com, Inc. (the “Selling Shareholder”) provided the Company with a Non-Competition Covenant, pursuant to which, he undertakes not to compete, directly or indirectly, with the Company. Specifically, the Selling Shareholder agreed not to compete with the Company’s business in the areas of (i) collaborative questions and answers Web sites, (ii) “wiki” community Web sites, and/or (iii) any Web sites targeting the collection and editing of information through user-generated content for a period of (A) 3 years for the area described in the foregoing (i) and (B) 1 year for the areas described in the foregoing (ii) — (iii). The Selling Shareholder further agreed not to interfere with the Company’s business and to refrain from approaching, contacting, or soliciting the Company’s users in connection with any purpose related to the above-mentioned non-compete areas.

For a period commencing on the Closing Date and ending one year thereafter, the parties to the agreement have agreed to indemnify each other for damages resulting from any breach of their respective representations, warranties and covenants provided under the agreement.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The transaction was accounted for as a business combination under the guidance of SFAS. No. 141,“Business Combinations.” The purchase price has been allocated as follows (in thousands):

$

Technology	30
Database of questions and answers	207
Domain Names	1,068
Covenant Not to Compete (CNC)	280

1,585
Goodwill	437

Total Acquisition Cost	2,022

All assets related to WikiAnswers, except for the Goodwill, are being amortized over their estimated useful lives as follows: Technology — 5 years; Database of questions and answers — 3 years (accelerated); Domain Names — 10 years; CNC — 3 years. Technology and Database of questions and answers are being amortized to Cost of revenue, Domain Names and CNC to General and administrative. In 2006, the Company recorded $22,000 and $33,000 of such amortization to Cost of revenue and General and administrative expenses, respectively. The Goodwill, although not amortized for accounting purposes, is expected to be deductible for tax purposes over a fifteen year period.

The Company’s financial results for the years 2006 and 2005 would not have been significantly different had the revenues and net results of WikiAnswers been included in the Company’s statements of operations for those years.

Note 8 —	Deposits and Liability in Respect of Employee Severance Obligations

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, based on the latest monthly salary multiplied by the number of years of employment as of the date of dismissal. As of December 31, 2006, this liability is covered by payments of premiums to insurance companies under approved plans and by a provision in these financial statements.

Note 9 —	Stockholders’ Equity

Common Stock

During 2006, the Parent issued a total of 144,425 shares of common stock due to the exercise of 144,425 of the Parent’s outstanding stock options, for a total consideration of approximately $326,000.

On March 13, 2005, the Parent issued 7,800 shares of common stock to a financial marketing advisory firm, pursuant to a one-year agreement that began on December 13, 2004. The fair value of the shares, of $151,086, has been amortized to general and administrative expenses over the service period.

On December 1, 2005, the Parent issued 439,000 shares of common stock (“the Brainboost Shares”) pursuant to the Brainboost Purchase Agreement (see Note 7). The Brainboost Shares were subject to a lock-up agreement, as well as an escrow agreement, pursuant to which they were released at various dates over a period of 12 months from the Acquisition Closing Date. On March 21, 2006, and as a part of the Brainboost Purchase Agreement, the Parent filed an amended Registration Statement, to register the Brainboost Shares (the “Registration Statement”) with the SEC. The Registration Statement was declared effective by the SEC on June 9, 2006.

Additionally, during 2005, the Parent issued a total of 2,297,618 shares of common stock, for a total consideration of approximately $15.7 million. These shares were issued due to the exercise of 2,297,618 of the Parent’s outstanding stock warrants and options.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Warrants

As of December 31, 2006, there were 1,157,763 outstanding stock warrants with a weighted average exercise price of $16.21. All warrants are exercisable immediately. No warrants were exercised during 2006.

During the first quarter of 2005, 69,432 of the Bridge Warrants were exercised. As a result, the Parent issued an aggregate of 69,432 shares of its Common Stock, $0.001 par value (the “Common Stock”), for a total consideration of approximately $500,000.

Additionally, on February 4, 2005 the Parent entered into an agreement (the “Warrants Agreement”), with certain holders of Bridge Warrants, pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants at the stated exercise price thereof. As a result, the Parent issued an aggregate of 1,871,783 shares of its common stock for aggregate gross consideration of $12,559,699. Under the terms of the Warrants Agreement, in order to provide incentive to the warrant holders to exercise their Bridge Warrants, for every share of common stock purchased by the holders through the exercise of Bridge Warrants, the Parent issued to the warrant holders new warrants, dated February 4, 2005, to purchase such number of shares of common stock equal to 55% of the number of shares of common stock underlying their respective Bridge Warrants (the “New Warrants”). As a result, the Parent issued 1,029,488 of New Warrants at an exercise price of $17.27 per share. The New Warrants are immediately exercisable and expire on February 4, 2010. On April 6, 2005, and as a part of the Warrants Agreement, the Parent filed a Registration Statement, to register for resale the shares of common stock underlying the new warrants (the “Registration Statement”) with the SEC. The Registration Statement became effective on April 21, 2005. In the Registration Statement, the Parent also registered 111,016 shares, warrants and stock options that had previously not been registered.

On January 20, 2005, the Parent entered into an agreement with an investment banking firm, which was also one of the underwriters of the Company’s IPO, to provide general financial advisory and investment banking services for $5,000 per month and for a minimum service period of six months. Further, upon signing of the contract, the investment banking firm received fully vested warrants to acquire 100,000 shares of Common Stock at an exercise price of $11.00. The fair value of the warrants, of $577,440, has been amortized to general and administrative expenses over the life of the minimum service period, and has been measured according to the Black-Scholes option-pricing model with the following assumptions: no dividend yield; risk-free interest rates of 3.68%; volatility of 65.69% and an expected life of five years. On August 30, 2005, all of the warrants were exercised. As a result, the Parent issued an aggregate of 100,000 shares of its Common Stock, $0.001 par value, for a total consideration of $1,100,000.

Stock Compensation Plans

The Company provides for direct grants or sales of common stock and common stock options to employees and non-employees through the following: the 1999 Stock Option Plan (the 1999 Plan), the 2000 Stock Option Plan (the 2000 Plan) and the 2003 Stock Option Plan (the 2003 Plan) (thereafter collectively “Prior Option Plans”), the 2004 Stock Option Plan (the 2004 Plan) and the 2005 Incentive Compensation Plan (the 2005 Plan). In addition, prior to 2005, the Company had granted stock options outside of its stock options plans to certain individuals and entities. As of December 31, 2006, 35,651 options were issued and outstanding outside of the Company’s stock option plans.

The 2005 Plan was approved by the Parent’s stockholders in July 2005, following the earlier adoption by the Parent’s board of directors. Under the 2005 Plan, the Company may grant stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards to officers, directors, employees, consultants and other persons who provide services to the Company. The total number of Company shares of common stock allowed for under the 2005 Plan was set at 850,000, upon its adoption, and was increased by 250,000 on June 21, 2006, following the approval of the Parent’s stockholders.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under all of the Company’s option plans, options generally vest 25%, with respect to the number granted, upon the first anniversary date of the option grant, and the remainder vest in equal monthly installments over the 36 months thereafter. Vested options are exercisable immediately. The Parent issues new shares upon share option exercises.

The options generally expire between six to ten years after grant date. Except for grants to certain executives, employee options are generally forfeited, if not exercised, within three months of termination of employment.

Stock Options

During, 2006, the Company granted a total of 679,350 stock options, of which 656,350 stock options were granted under the Company’s 2005 Plan, and 23,000 stock options under its 2004 Plan.

The following table summarizes the Company’s stock option activity during 2005 and 2006:

	Number of	Weighted Average
	Stock Options	Exercise Price

Balance as of January 1, 2005	1,203,555	$5.60
Granted (2005 and 2004 Plans)	565,650	$15.86
Exercised	(256,403)	$6.75
Forfeited	(83,281)	$6.25

Outstanding as of December 31, 2005	1,429,521	$9.42
Granted (2005 and 2004 Plans)	679,350	$12.41
Exercised	(144,425)	$2.26
Forfeited	(23,951)	$10.84

Outstanding as of December 31, 2006	1,940,495	$10.65

Vested as of December 31, 2006	717,418	$8.28

The weighted average fair value of options granted during 2006 and 2005, was $4.80 and $7.31 per option, respectively. The aggregate intrinsic value of options exercised during 2006 and 2005, was approximately $1,400,000 and $1,865,000, respectively, at the date of exercise.

As of December 31, 2006, 399,150 and 2,703 options were available for grant under the 2005 Plan and the 2004 Plan, respectively. All Prior Option Plans are closed for future grants.

The following table summarizes information about stock options outstanding as of December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
	Number	Remaining	Exercise	Number	Remaining	Exercise
Range of Exercise Price	Outstanding	Contractual Life	Price	Outstanding	Contractual Life	Price
		(years)			(years)

$ 0.69 - 5.00	202,932	5.83	$3.34	158,362	5.46	$3.03
5.06 - 9.71	695,685	7.91	$6.44	330,140	7.20	$5.35
10.54 - 14.49	705,678	5.99	$13.10	90,631	5.44	$12.14
15.35 - 20.35	336,200	8.31	$18.59	138,285	8.30	$18.77

December 31, 2006	1,940,495	7.07	$10.65	717,418	6.81	$8.28

December 31, 2005	1,429,521	8.27	$9.42	484,565	7.22	$4.20

The aggregate intrinsic value of stock options outstanding as of December 31, 2006, was approximately $7,290,000, of which approximately $4,420,000 relates to vested awards. Intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the quoted price of the Company’s common stock as of the reporting date.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total fair value of stock options vested during 2006, amounts to $1,810,000, net of estimated forfeitures of $12,000, and was recorded as stock-based compensation expense following the adoption of SFAS 123R (see Note 2). Such stock-based compensation expense includes $55,000, related to Brainboost’s Price Protection rights (see Note 7 a).

As of December 31, 2006, there was $5,264,000 of unrecognized compensation cost, net of estimated forfeitures of $3,000, related to nonvested stock options granted under the Company’s various stock option plans. That cost is expected to be recognized as follows (in thousands):

Year Ending December 31	$

2007	2,064
2008	1,868
2009	1,149
2010	183

5,264

Note 10 —	Income Taxes

The components of income (loss) before income taxes were (in thousands):

	Years Ended December 31
	2006	2005
	$	$

U.S.	(9,026)	(6,358)
Non-U.S.	523	354

	(8,503)	(6,004)

Income tax expense attributable to income from continuing operations consists of the following (in thousands):

	Current	Deferred	Total
	$	$	$

Year ended December 31, 2006:
U.S.	—	—	—
Non-U.S.	68	—	68

	68	—	68

Year ended December 31, 2005:
U.S.	—	—	—
Non-U.S.	(13)	—	(13)

	(13)	—	(13)

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax expense for the years ended December 31, 2006 and 2005, differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

	Years Ended December 31
	2006	2005
	$	$

Computed “expected” tax benefit	(2,891)	(2,041)
Effect of State and Local taxes	(810)	(664)
Income tax rate adjustment for State & Local taxes	256	915
Effect of foreign income	(145)	(134)
Change in valuation allowance	1,898	1,246
Tax exempt interest income	—	(78)
Non-deductible expenses	631	208
Adjustment to prior year’s NOL’s and other items	1,131	535
Other	(2)	—

	68	(13)

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out below (in thousands):

	Years Ended December 31
	2006	2005
	$	$

Deferred tax assets:
Miscellaneous accrued expenses	410	268
Property and equipment	—	2
Intangible assets	1,003	369
Capitalized start-up costs	196	1,372
Deferred stock compensation	131	—
Net operating loss	19,191	17,007

Total gross deferred tax assets	20,931	19,018
Less: Valuation allowance	(20,916)	(19,018)

Net deferred tax asset	15	—
Deferred tax liabilities:
Property and equipment	(15)	—

Total gross deferred tax liabilities	(15)	—

Net deferred tax liability	—	—

Because of the Company’s lack of earnings history, as of December 31, 2006 and 2005, the deferred tax assets have been fully offset by a valuation allowance. The net change in the total valuation allowance for the years ended December 31, 2006 and 2005 was an increase of $1,898 thousand and $1,246 thousands, respectively. Subsequently recognized tax benefits related to the valuation allowance for deferred tax assets as of December 31, 2006 will be allocated as follows (in thousands):

$

Income tax benefits that would be reported in the consolidated statement of earnings	(20,338)
Goodwill and other non-current intangible assets	—
Additional Paid in Capital	(578)

Total	(20,916)

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $49 million at December 31, 2006 and $42 million at December 31, 2005. The federal NOLs will expire if not utilized on various dates from 2019 through 2026. Section 382 of the Internal Revenue Code of 1986 generally imposes an annual limitation on the amount of NOL carryforwards that may be used to offset taxable income where a corporation has undergone significant changes in its stock ownership. The Company estimates two significant changes of ownership, as defined under Section 382 of the Internal Revenue Code of 1986 that would trigger the limitations. The first took place in September 1999 in connection with the Preferred Stock Class C issuance and the second took place in October 2004 with respect to the Initial Public Offering. Based on current estimates and assumptions, an annual limitation is imposed on the ability of the Company to use $32 million of these NOL carryforwards. The Company’s best estimate at this time is that the annual limitation on the use of $32 million of the Company’s NOLs is approximately $1.8 million per year. Any unused portion of the $1.8 million annual limitation applicable to the Company’s restricted NOLs is available for use in future years until such NOLs are scheduled to expire. The Company’s other $18 million of NOLs are not currently subject to such limitations. The Israel Subsidiary has capital loss carryforwards of approximately $600,000, which can be applied to future capital gains for an unlimited period of time under current tax rules.

During the year 2000, the Israel Subsidiary was granted “Approved Enterprise” status under the Israeli Law for the Encouragement of Capital Investments — 1959 under the “alternative benefits” path. As an “Approved Enterprise” the Israel Subsidiary is entitled to receive future tax benefits, which are limited to a period of ten years from the first year that taxable income is generated from the approved assets. In addition, the benefits must be utilized within: the earlier of 12 years of the year operation (as defined) of the investment program begins or 14 years of the year that approval is granted.

As of December 31, 2006, the Company has not provided for deferred income taxes on the undistributed earnings of approximately $2,535 thousand of its Israel Subsidiary since these earnings are intended to be reinvested indefinitely. A deferred tax liability will be recognized when the Company no longer demonstrates that it plans to permanently reinvest the undistributed earnings. It is impracticable to determine the amount of additional taxes payable when these earnings are remitted.

Under its “Approved Enterprise” status, income arising from the Israel Subsidiary’s approved activities is subject to zero tax under the “alternative benefit” path for a period of ten years. In the event of distributions by the Israel Subsidiary to the Parent, the Israel Subsidiary would have to pay a 10% corporate tax on the amount distributed. Should the Israel Subsidiary derive income from sources other than the Approved Enterprise during the relevant period of benefits, such income would be taxable in Israel at the tax rate in effect at that time (31% being the rate in effect during 2006).

During 2003, the Israel Subsidiary filed a completion report on its investment program. Final approval of the program was received from the Investment Center in March 2004. Final tax assessments from the Israeli income tax authorities have been received for the years through 2003. In addition, in February 2004, the Israel Subsidiary applied for a second (expansion) investment program based on terms similar to the first program. Formal approval of the application in respect of the second program was received from the Investment Center in July 2004. In December 2006, the Subsidiary filed a final status report on its second investment program which must be approved by both, the Investment Center and the Israeli income tax authorities.

Under its Approved Enterprise status, the Israel Subsidiary must maintain certain conditions and submit periodic reports. Failure to comply with the conditions of the Approved Enterprise status could cause the Israel Subsidiary to lose previously accumulated tax benefits. The Israel Subsidiary began claiming benefits in the 2000 tax year. As of balance sheet date the Company believes that it is in compliance with the stipulated conditions.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Commitments and Contingencies

(a) Future minimum lease payments under non-cancelable operating leases for office space and cars, as of December 31, 2006 are as follows (in thousands):

Year ending December 31	$

2007	458
2008	417
2009	363
2010	207

1,445

Rental expense for operating leases for the years ended December 31, 2006 and 2005 was approximately $408,000 and $386,000, respectively.

(b) A bank guarantee given to the Israel Subsidiary’s landlord, is secured by a lien on some of the Israel Subsidiary’s bank deposits. As of December 31, 2006, such deposits amounted to $314,000, including a restricted long-term deposit of $96,000 (see Note 5).

(c) In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, Web-hosting, marketing and investor relations arrangements. As of December 31, 2006, the total future commitments under these arrangements amount to approximately $1,468,000.

(d) On July 14, 2005, a former marketing employee of the Company (“the Employee”), filed a statement of claim (“the Claim”) with the Regional Labor Court in Jerusalem, Israel (“the Court”), against the Parent, the Subsidiary, the Parent’s Chief Executive Officer and its Chief Financial Officer, in the amount of approximately US$50,000, for deferred salary, severance pay and unpaid commissions, as well as 43,441 options to purchase such number of our shares of common stock, with an exercise price of $2.76 per share. The Company is currently in the process of negotiating a settlement with the Employee. The Company denies the Claim, but nonetheless has included a provision in its financial statements for an amount it believes is sufficient, based on consultation with its legal counsel.

Note 12 —	Fair Value of Financial Instruments

The Company’s financial instruments at December 31, 2006 and 2005 consisted of cash and cash equivalents, investment securities, accounts receivable, deposits in respect of employee severance obligations, security deposits, accounts payable, accrued liabilities, liability in respect of employee severance obligations and deferred revenues. The carrying amounts of all the aforementioned financial instruments, approximate fair value primarily due to the short-term maturities of these assets and liabilities.

Note 13 —	Interest Income, Net

Interest income, net, in 2006 and 2005 is comprised almost entirely of interest income earned from cash and cash equivalents and investment securities.

Note 14 —	Other Expense, Net

On December 1, 2005, the Parent acquired Brainboost Technology, LLC for $4 million in cash and 439,000 shares of common stock (see Note 7 a). The stock component of the consideration was subject to a Registration Rights Agreement pursuant to which the Parent agreed that if such registration statement was not declared effective by April 1, 2006, it would pay the Seller a penalty of $100,000 per month, pro rated per day. The registration statement was declared effective as of June 9, 2006, therefore the Parent paid the Seller $227 thousand in the second quarter of 2006. Such amount was paid in cash and is reflected in other expense, net, in 2006.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 —	Major Customer

During the years 2006 and 2005, the vast majority of the Company’s advertising revenue was generated through the efforts of third party suppliers (the “Monetization Partners”). Additionally, during 2006 and 2005, the Company earned approximately 68% and 81% of its advertising revenue, respectively, through one of its Monetization Partners.

Note 16 —	Related Parties

In May 2005, the Parent entered into an agreement with Shopping.com, Inc. (“Shopping.com”) pursuant to which the Company obtains e-commerce information from the Shopping.com database in order to make such information available to Answers.com users. At such time, one of the members of the Company’s board of directors, also served on the board of directors of Shopping.com, and as such was deemed to be an interested director with respect to the subject matter of the Shopping.com agreement. Such director had no pecuniary interest in the Shopping.com agreement, and did not take part in approving said transaction.

Note 17 —	Subsequent Events

On March 5, 2007, the Parent granted 274,800 common stock options to the Company’s officers and employees, at an exercise price of $11.61 per option.

ANSWERS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	$	$
	(Unaudited, in thousands except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	5,293	4,976
Investment securities	2,223	4,102
Accounts receivable	1,035	1,304
Prepaid expenses and other current assets	539	416

Total current assets	9,090	10,798

Long-term deposits (restricted)	497	218

Deposits in respect of employee severance obligations	1,052	856

Property and equipment, net of $1,834 and $1,425 accumulated depreciation as of September 30, 2007 and December 31, 2006, respectively	1,096	998

Other assets:
Intangible assets, net of $1,965 and $1,051 accumulated amortization as of September 30, 2007 and December 31, 2006, respectively	5,069	6,010
Goodwill	437	437
Prepaid expenses, long-term, and other assets	245	362
Deferred charges	882	—

Total other assets	6,633	6,809

Total assets	18,368	19,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	392	366
Accrued expenses	1,250	805
Accrued compensation	610	623
Deferred revenues, short-term	22	465

Total current liabilities	2,274	2,259

Long-term liabilities:
Liability in respect of employee severance obligations	1,147	828
Deferred tax liability	11	—

Total long-term liabilities	1,158	828

Commitments and contingencies Stockholders’ equity:
Preferred stock: $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock; $0.001 par value; 30,000,000 shares authorized; 7,854,053 and 7,809,394 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	8	8
Additional paid-in capital	73,441	71,599
Accumulated other comprehensive loss	(28)	(31)
Accumulated deficit	(58,485)	(54,984)

Total stockholders’ equity	14,936	16,592

Total liabilities and stockholders’ equity	18,368	19,679

The accompanying notes are an integral part of these consolidated financial statements.

ANSWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	$	$	$	$
	(Unaudited, in thousands except share and per share data)

Revenues:
Advertising revenue	2,165	1,810	7,777	4,357
Answers service licensing	43	44	202	143
Subscriptions	—	4	425	23

	2,208	1,858	8,404	4,523

Costs and expenses:
Cost of revenue	1,179	844	3,643	2,336
Research and development	769	621	2,239	5,209
Sales and marketing	1,221	924	3,275	2,244
General and administrative	1,058	765	3,003	2,530

Total operating expenses	4,227	3,154	12,160	12,319

Operating loss	(2,019)	(1,296)	(3,756)	(7,796)

Interest income, net	88	144	299	430
Other income (expenses), net	—	(17)	(11)	(220)

Loss before income taxes	(1,931)	(1,169)	(3,468)	(7,586)
Income tax expense	(19)	(12)	(33)	(9)

Net loss	(1,950)	(1,181)	(3,501)	(7,595)

Basic and diluted net loss per common share	(0.25)	(0.15)	(0.45)	(1.00)

Weighted average shares used in computing basic and diluted net loss per common share	7,854,053	7,782,820	7,844,900	7,632,283

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006
	$	$
	(Unaudited, in thousands)

Cash flows from operating activities:
Net loss	(3,501)	(7,595)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,356	908
Deposits in respect of employee severance obligations	(196)	(190)
Increase in liability in respect of employee severance obligations	310	164
Deferred income taxes, net	33	58
Stock-based compensation to employees and directors	1,698	1,315
Stock-based compensation in connection with the Brainboost transaction	—	3,489
Capital loss	3	—
Gains from foreign exchange rate forward contracts	(19)	—
Exchange rate losses (gains)	11	(6)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	270	(865)
Increase in prepaid expenses and other current assets	(29)	(50)
Increase (decrease) in accounts payable	28	(138)
Increase in accrued expenses and other current liabilities	57	246
Decrease in short-term deferred revenues	(443)	(22)
Decrease in long-term deferred revenues	—	(16)

Net cash used in operating activities	(422)	(2,702)

Cash flows from investing activities:
Capital expenditures	(515)	(562)
Capitalization of software development costs	—	(36)
Purchase of intangible assets	—	(54)
Increase in long-term deposits	(265)	(4)
Deferred charges relating to planned acquisition	(398)	—
Purchases of investment securities	(4,166)	(14,236)
Proceeds from sales of investment securities	6,047	17,500

Net cash provided by investing activities	703	2,608

Cash flows from financing activities:
Deferred charges relating to planned financing	(109)	—
Exercise of common stock options	145	175

Net cash provided by financing activities	36	175

Effect of exchange rate changes on cash and cash equivalents	—	6

Net increase in cash and cash equivalents	317	87
Cash and cash equivalents at beginning of period	4,976	2,840

Cash and cash equivalents at end of period	5,293	2,927

Supplemental disclosures of cash flow information:
Income taxes paid	6	4

Non-cash investing activities:
Deferred charges relating to planned acquisition	100	—
Exchange rate gains from forward contracts	49	—
Unrealized net loss from securities	2	1
Non-cash financing activities:
Deferred charges relating to planned acquisition	275	—

The accompanying notes are an integral part of these consolidated financial statements.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
as of September 30, 2007
(Unaudited)

Note 1 —	Business and Summary of Significant Accounting Policies

The Company

Answers Corporation (“the Parent”), formerly GuruNet Corporation, was founded as a Texas corporation on December 22, 1998, and reorganized as a Delaware corporation in April 1999. On December 27, 1998, the Parent formed a subsidiary based in Israel (“the Subsidiary”), primarily for the purpose of providing research and development services to the Parent. The Parent and its wholly owned Subsidiary are collectively referred to as “the Company.”

As of September 30, 2007, approximately $985,000 of the Company’s net assets were located outside of the United States.

The Company is an online answer engine. Its web properties currently consist of Answers.com and WikiAnswers.com.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Answers Corporation and its Subsidiary and are presented in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements were prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, which are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the interim financial statements, have been included. Nevertheless, these financial statements should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus supplement. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Company, through its websites Answers.com and WikiAnswers.com, generates revenues via advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-for-impression advertising. In the pay-per-performance model, the Company earns revenue based on the number of clicks associated with such ads; in the paid-for-impression model, the Company’s revenue is derived from the display of ads.

To date, the vast majority of the Company’s advertising revenue has been obtained through the efforts of third party ad networks. Third party ad networks generally compensate the Company by paying the Company a portion of the revenue they earn from advertisers for provisions of promotional space on the Company’s web properties. Amounts received from such third party ad networks are reflected as revenue in the period in which such advertising services are provided. In the fourth quarter of 2006, the Company began marketing directly to advertisers and generating direct advertising revenue.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2003, the Company sold lifetime subscriptions to its GuruNet product, which had no defined termination date. Cash received from such lifetime subscriptions was recorded as deferred revenues and amounted to $425,000 as of December 31, 2006. In February 2007, in accordance with the Company’s rights under the agreements it previously entered into with such lifetime subscribers, the Company terminated its GuruNet service and thereby extinguished its service obligation to such subscribers. Thus, the Company recognized the $425,000 previously deferred, as revenue in the first quarter of 2007.

The Company also earns revenues from partners that pay the Company for providing them with answer-based services that they then use in their own products, via co-branded web pages.

Derivatives and hedging

The Company accounts for derivatives and hedging based on Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. If the derivatives meet the definition of a hedge and are so designated, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings.

In June 2007, and during the third quarter of 2007, the Subsidiary entered into several forward contracts to hedge certain foreign currency denominated expenses. These derivatives were not designated as hedging instruments under the rules of SFAS 133 and therefore the net gains (losses) are recognized in earnings. During the three and nine months ended September 30, 2007, such gains amounted to $69,000, and are included in operating expenses as follows:

$ (in thousands)

Cost of revenue	8
Research and development	23
Sales and marketing	22
General and administrative	16

69

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes in current practice resulting from the application of the Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value remeasurement. The statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS 157 will have a material impact on its consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, cash flows, and results of operations.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 —	Stockholders’ Equity

General

The following table summarizes the changes in the Company’s stockholders’ equity during the nine-month period ending September 30, 2007:

$ (in thousands)

December 31, 2006	16,592
Exercise of stock options	145
Stock-based compensation	1,698
Other comprehensive loss	2
Net loss for the period	(3,501)

September 30, 2007	14,936

Common Stock

During the nine months ended September 30, 2007, the Company issued a total of 44,659 shares of common stock due to the exercise of 44,659 of the Company’s outstanding stock options, for a total consideration of approximately $145,000.

Stock Warrants

As of September 30, 2007 there were 1,157,763 outstanding stock warrants with a weighted average exercise price of $16.21 per warrant. All warrants are exercisable immediately. No warrants were exercised during the nine months ended September 30, 2007.

Stock Options

During the nine months ended September 30, 2007, the Company granted a total of 384,650 stock options to its employees, officers and directors at an average exercise price of $11.79 per option. All such options were granted under the Company’s 2005 Plan. Additionally, during the same period, 181,331 stock options were forfeited.

As of September 30, 2007, 101,707 and 96,754 options were available for grant under the 2005 Plan and the 2004 Stock Plan, respectively. All prior option plans are closed for future grants.

The total fair value of stock options vesting during the nine months ended September 30, 2007, amounted to $1,698,000 and was recorded as stock-based compensation expense.

Note 3 —	Commitments and Contingencies

(a) Future minimum lease payments under operating leases for office space and cars, as of September 30, 2007, are as follows:

Year ending December 31	$ (in thousands)

2007 (three months ending December 31)	116
2008	433
2009	383
2010	220

1,152

Rental expense for operating leases for the three months ended September 30, 2007 and 2006 was $126,000 and $83,000, respectively. Rental expense for operating leases for the nine months ended September 30, 2007 and 2006 was $370,000 and $292,000, respectively.

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) All of the Subsidiary’s obligations to its bank, including the bank guarantee given to the Subsidiary’s landlord, are secured by a lien on all of the Subsidiary’s deposits at such bank. As of September 30, 2007, deposits at such bank amounted to $995,000, including a restricted long-term deposit of $95,000.

(c) In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, web-hosting, marketing and investor relations arrangements. As of September 30, 2007, the total future cash commitments under these arrangements amount to approximately $1,221,000.

(d) On November 2, 2006 (the “Closing Date”), the Parent acquired certain assets of Interesting.com, Inc. including the domain names www.faqfarm.com and www.wikianswers.com in exchange for $2,000,000 in cash (the “Acquisition Costs”). For a period commencing on the Closing Date and ending one year thereafter, the parties to the agreement have agreed to indemnify each other for damages resulting from any breach of their respective representations, warranties and covenants provided under the agreement.

(e) On July 14, 2005, a former marketing employee of the Company (“the Employee”), filed a statement of claim (“the Claim) with the Regional Labor Court in Jerusalem, Israel (“the Court”), against the Parent, the Subsidiary, the Parent’s Chief Executive Officer and its Chief Financial Officer, in the amount of approximately US$50,000, for deferred salary, severance pay and unpaid commissions, as well as 43,441 options to purchase such number of our shares of common stock, with an exercise price of $2.76 per share. On June 27, 2007, the Company and the Employee entered into a settlement agreement. As a result of this settlement agreement, the Company paid the Employee $130,000, including the Employee’s legal fees, and the claim was dismissed without prejudice.

(f) From time to time, the Company receives various legal claims incidental to its normal business activities, such as intellectual property infringement claims and claims of defamation and invasion of privacy. Although the results of claims cannot be predicted with certainty, the Company believes the final outcome of such matters will not have a material adverse effect on its financial position, results of operations, or cash flows.

(g) On July 13, 2007, the Company entered into a purchase agreement to acquire all of the outstanding limited liability interests of Lexico Publishing Group, LLC for an aggregate purchase price of $100 million in cash, subject to adjustments for closing net working capital and transaction expenses. Transaction expenses incurred in connection with this acquisition are estimated to be $2.2 million. According to the terms of the purchase agreement, $10 million (the “Lexico Employee Bonuses”) may be paid to the employees of Lexico, subject to certain terms and conditions and a pre-determined payout schedule. In the event that these terms and conditions are not met, the portion of the Lexico Employee Bonuses not paid to employees will be due to the members. In addition, $10 million of the purchase price will be placed in escrow for 12 months to secure the indemnification obligations of the members under the agreement, as well as any post-closing purchase price adjustments for net working capital or transaction expenses.

In connection with the initial allocation of the purchase price, Lexico Employee Bonuses paid to Lexico employees will be recorded as compensation expense during the contracted service period, which in most cases is one year. The remaining purchase price will be recorded mostly as intangible assets, with estimated useful lives of one to ten years, and goodwill.

Consummation of the acquisition of Lexico is subject to the Company’s ability to secure financing for the acquisition, as well as customary conditions to closing, including absence of any legal prohibition on consummation of the acquisition, obtaining governmental and third party consents, the accuracy of the representations and warranties, and delivery of customary closing documents.

The purchase agreement may be terminated under the following circumstances, subject to the limitations described in the purchase agreement: (i) by mutual written consent; (ii) by Company or the sellers if the acquisition is not consummated by January 13, 2008 subject to certain extensions; (iii) by

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

either the Company or the sellers if there is a final, non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the acquisition; or (iv) by either the Company or the sellers upon an incurable material breach of the purchase agreement by the other party, which breach would result in the failure of the terminating party’s closing conditions to be fulfilled. The purchase agreement provides that, upon termination for an incurable material breach of the purchase agreement by the Company, which breach would result in the failure of the Company’s closing conditions to be fulfilled, the Company will be required to pay the sellers a $2.0 million termination fee. Similarly, the purchase agreement provides that, upon termination of the purchase agreement for an incurable material breach by the sellers, which breach would result in the failure of their closing conditions to be fulfilled, they will be required to pay the Company a $2.0 million termination fee. In addition, if the purchase agreement is terminated for failure of the financing condition, the Company will be required to reimburse the out-of-pocket transaction expenses of the sellers up to $400,000.

As of September 30, 2007, the Company has incurred approximately $498,000 in legal, accounting and investment banking fees that would have to be charged to operations, rather than capitalized as purchase price, in the event the Company does not close the transaction. Additionally, as of September 30, 2007, the Company incurred approximately $384,000 in financing costs that would have to be charged to operations, rather than charged to shareholders’ equity, in the event we do not close the transaction.

Note 4 —	Income Tax

(a) In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the provisions of FIN 48 as of January 1, 2007. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Since the date of adoption, as a result of tax positions taken in the current year, including associated estimated interest and penalties which were not material, the Company’s unrecognized tax benefits increased by $50,000, to a total of $230,000. Of the total unrecognized tax benefits at adoption date, approximately $90,000, if recognized, would impact the effective tax rate in 2007.

The Parent or its Subsidiary file income tax returns in the U.S. federal jurisdiction, and various state & local, and foreign jurisdictions. The Parent is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2003, whereas the Subsidiary is no longer subject to foreign examinations by its tax authority for years prior to 2004. The New York State Department of Taxation and Finance commenced an examination of the Company’s New York State income tax returns for 2003 through 2005 but has not yet reached any conclusions. The Company does not anticipate that their examination would result in a material change to the Company’s financial position.

(b) The 2006 financial statements as previously presented by the Company in reports and SEC filings, have been modified to account for an immaterial error in the income tax expense in the Consolidated Statements of Operations and deferred taxes on the Consolidated Balance Sheets involving an over-accrual of deferred income taxes relating to the Subsidiary’s accumulated earnings, as a result of applying the distributed tax rate as opposed to the undistributed tax rate.

Note 5 —	Major Customers

During the nine months ended September 30, 2007, the vast majority of the Company’s advertising revenue was generated through the efforts of third party ad networks. Additionally, during the three months ended September 30, 2007, the Company earned approximately 67% and 8% of its total revenue through two of its third party ad networks, Google and Shopping.com, compared to 70% and 15%,

ANSWERS CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively, of the total revenue during the third quarter of 2006. Of the total revenue during the nine months ended September 30, 2007, Google and Shopping.com accounted for approximately 65% and 9%, compared to 67% and 15% of our total revenue during the same period in 2006.

Note 6 —	Risks and Uncertainties

In July 2007, a search engine algorithm adjustment by Google led to a drop in Google directed traffic to Answers.com. As a result, overall traffic and revenue on Answers.com dropped by approximately 28% from levels immediately prior to the change. The Company has not been able to reverse the impact of this adjustment, and it does not anticipate that it will recover the lost traffic and revenue.

In response to the Google algorithm adjustment, the Company reduced its headcount and related recurring compensation costs by approximately 12%. As a result, the Company recorded a one time charge of approximately $250,000 in the third quarter of 2007.

As a result of the search engine algorithm adjustment by Google, the Company examined what impact the aforesaid event might have on the recoverability of its long-lived assets in accordance with the guidance contained in SFAS 142 and 144. As a result of the analysis, the Company concluded that the carrying value of its assets has not been impaired. However, while the Company uses available information to prepare its estimates and to perform impairment evaluations, the recoverability calculations and impairment tests require significant management judgment and estimates. Such estimates include projections of undiscounted cash flows and assumptions used in calculating projected growth of RPM’s, page-views, and expenses. In addition, a certain degree of judgment was exercised in determining asset groups in accordance with generally accepted accounting principles. Had the Company’s estimates and assumptions differed, the accounting treatment might have resulted differently. Future actual results could significantly differ from the anticipated results as reflected in the Company’s analysis.

The Company continues to rely heavily on search engines for a substantial portion of the users visiting its web properties. From time to time, search engines change their algorithms that direct search queries to Internet Web sites, including the Company’s web properties. Search engines may also restrict the flow of users visiting the Company’s web properties specifically. The Company cannot guarantee that it will successfully react to these actions and recover any lost traffic. Accordingly, changes in search engine algorithms or a restriction on the flow of users visiting the Company’s web properties from the search engines, could cause a significant decrease in traffic and revenues.

INDEPENDENT AUDITORS’ REPORT

To the Members of
Lexico Publishing Group, L.L.C.

We have audited the accompanying balance sheets of Lexico Publishing Group, L.L.C. (a limited liability company) as of December 31, 2006 and 2005, and the related statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexico Publishing Group, L.L.C. (a limited liability company) as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

July 13, 2007

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

BALANCE SHEETS

	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$2,315,481	$1,286,799
Accounts receivable	1,365,935	1,575,304
Prepaid expenses	92,661	139,065
Other current assets	8,104	4,725

Total current assets	3,782,181	3,005,893
Property and equipment, net	373,611	316,594
Licenses, net	506,583	473,292

Total assets	$4,662,375	$3,795,779

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$342,134	$326,468
Accrued salaries and benefits	256,800	739
Deferred revenue	129,600	114,107

Total current liabilities	728,534	441,314
Commitments and contingencies
Members’ equity	3,933,841	3,354,465

Total liabilities and members’ equity	$4,662,375	$3,795,779

See accompanying notes to financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005

Revenue	$7,015,307	$5,683,298
Costs and expenses:
Cost of revenues	1,648,288	924,442
Selling, general and administrative expenses	2,574,951	1,758,576

Total operating expenses	4,223,239	2,683,018

Operating income	2,792,068	3,000,280
Interest income	29,029	18,761

Income before income taxes	2,821,097	3,019,041
Income tax expense	12,840	19,301

Net income	$2,808,257	$2,999,740

See accompanying notes to financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

STATEMENTS OF MEMBERS’ EQUITY
Years ended December 31, 2006 and 2005

Members’ Equity

Balance, December 31, 2004	$2,519,673
Members’ distributions	(2,164,948)
Net income	2,999,740

Balance, December 31, 2005	3,354,465
Members’ distributions	(2,228,881)
Net income	2,808,257

Balance, December 31, 2006	$3,933,841

See accompanying notes to financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005

Operating activities
Net income	$2,808,257	$2,999,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	118,806	77,254
Amortization of licenses	216,709	133,761
Changes in operating assets and liabilities:
Accounts receivable	209,369	(552,722)
Prepaid expenses and other current assets	43,025	(62,587)
Accounts payable and accrued liabilities	15,666	217,191
Accrued salaries and benefits	256,061	739
Deferred revenue	15,493	14,172

Net cash provided by operating activities	3,683,386	2,827,548

Investing activities
Purchases of property and equipment	(175,823)	(239,089)
Purchases of licenses	(250,000)	(205,000)

Cash used in investing activities	(425,823)	(444,089)

Financing activities
Members’ distributions	(2,228,881)	(2,164,948)

Cash used in financing activities	(2,228,881)	(2,164,948)

Net increase in cash and cash equivalents	1,028,682	218,511
Cash and cash equivalents at beginning of year	1,286,799	1,068,288

Cash and cash equivalents at end of year	$2,315,481	$1,286,799

Cash paid for income taxes	$11,790	$7,511

See accompanying notes to financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business

Description of the Business

Lexico Publishing Group, L.L.C. (the Company) is a limited liability company (L.L.C.) that was formed in 1999 to provide online reference tools to users through its web sites which include Reference.com, Dictionary.com, and Thesaurus.com. The L.L.C. form of organization provides its members protection from liabilities incurred by the L.L.C. and expires automatically twenty-five years after formation, unless the members unanimously vote to continue the Company and file a certificate of continuation with appropriate governmental authorities.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company invests in highly liquid instruments, consisting primarily of money market accounts. The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. If necessary, the Company records an allowance for doubtful accounts to reflect the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, computed on a specific basis. No such allowance was deemed necessary as of the balance sheet dates. Uncollectible accounts receivable are charged-off when commercially reasonable collection methods have been exhausted.

Property and Equipment

Property and equipment are stated at cost, less depreciation and amortization which is provided using the straight-line method based on the estimated useful lives of individual assets as follows:

Office equipment, computers, and software	3-5 years
Web site development costs	3 years
Furniture	7 years

The Company evaluates internal use software and web site development costs in accordance with the American Institute of Certified Public Accountants’ Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, and Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (EITF) Issue No. 00-2, Accounting for Web Site Development Costs. Capitalized costs are amortized using the straight-line method over their estimated useful lives of three years.

Licenses

License fees consist of payments to suppliers of web site content pursuant to contractual arrangements which give the Company rights to the use the subject information. License fees are amortized using the straight-line method over the shorter of the useful life or the term of the license arrangement, which ranges from 1 to 15 years, with a weighted average amortization period of 8.9 years at December 31, 2006. Accumulated amortization amounted to $106,917 and $95,208 at December 31, 2006 and 2005, respectively. Expense resulting from the amortization of licenses that existed at December 31, 2006, without giving consideration to renewals that are expected to occur at the end of license periods, is estimated at $113,000, $103,000, $80,000, $20,000, and $20,000 for each of the years ended December 31, 2007, 2008, 2009, 2010, and 2011, respectively. During the years ended December 31, 2006 and 2005, licenses that cost $205,000 and $85,700, respectively, expired.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes that no impairment of the carrying value of its long-lived assets existed at December 31, 2006 or 2005.

Revenue Recognition

The Company, through its Reference.com and co-branded sub-domains of Reference.com, generates revenues via advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-for-impression advertising. In the pay-for performance model, the Company earns revenue based on the number of clicks associated with such ads; in the paid-for-impression model, the Company’s revenue is derived from the display of ads. The Company’s policy is to record revenue net of discrepancies between the Company’s and the customer’s tracking of web site activity. Such discrepancies are estimated based on the level of historical differences.

To date, the majority of the Company’s advertising revenue has been obtained through the efforts of third party monetization partners, and has not been the result of direct contracts with advertisers. The third party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company’s sale of promotional space on its Internet properties. Revenue is recorded in the period in which such advertising services are provided.

The Company sells subscriptions for premium, ad-free content on its web site. The Company recognizes revenue from sales of subscriptions over the life of the subscription, which is generally one year. Sales that do not yet meet the criteria for revenue recognition are classified as “Deferred Revenues” on the balance sheet and are amortized over the subscription period.

Income Taxes

Because the Company was established as an L.L.C., any tax attributes flow through to the members. The income tax provisions reflected in the accompanying financial statements relate to state L.L.C. fees, based on income. L.L.C. fees payable are included as a component of accounts payable and accrued liabilities in the accompanying balance sheets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of licenses, property, and equipment including the capitalization of internally developed software, recognition of revenue, valuation of accounts receivable, and accrual of liabilities. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments at December 31, 2006 and 2005 consisted of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and deferred revenue. The carrying amounts of all the aforementioned financial instruments, approximate fair value primarily due to the short-term maturities of these assets and liabilities.

Significant Customers and Concentrations of Credit Risk

During the years 2006 and 2005, the Company earned approximately 54% and 51% of its revenue, respectively, through three of its monetization partners, each of which accounted for more than 10% of revenues. Accounts receivable from the Company’s three significant customers amounted to approximately 48% and 31% of total outstanding receivables at December 31, 2006 and 2005,

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

respectively. Additionally, two customers at December 31, 2006 and one customer at December 31, 2005 each accounted for approximately 10% of outstanding accounts receivable.

At December 31, 2006 and 2005, the Company held cash and cash equivalents of $2,141,290 and $1,186,799 in uninsured money market funds and insured cash accounts with balances in excess of the Federal Deposit Insurance Corporation’s insurance limit.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes in current practice resulting from the application of the SFAS 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value re-measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS 157 will have a material impact on its financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, results of operations, or cash flows.

3.	Property and Equipment

The following is a summary of property and equipment:

	December 31,
	2006	2005

Office equipment, computers, and software	$385,704	$380,545
Web site development costs	201,000	129,000
Furniture	27,429	17,642

	614,133	527,187
Less accumulated depreciation and amortization	240,522	210,593

	$373,611	$316,594

4.	Commitments and Contingencies

Leases

The Company conducts its operations from leased facilities. The leases have initial terms ranging from month to month to three years. Certain leases require stated future rental increases and require payment of property taxes, insurance, and maintenance costs by the Company. Payments under the leases are guaranteed by a member of the L.L.C. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006 are approximately as follows:

2007	$88,454
2008	42,758
2009	3,639

Total minimum lease payments	$134,851

Rent expense was $67,316 and $51,998 for 2006 and 2005, respectively.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Other Commitments

In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, web-hosting and marketing. As of December 31, 2006, the total future commitments under these arrangements amount to approximately $847,000.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of its breach of agreements, services to be provided by it, or from intellectual property infringement claims made by third parties. Additionally, the Company, through its operating agreement, has indemnified its members, officers, employees, and agents serving at the request of the Company to the fullest extent permitted by applicable law.

It is not possible to determine the maximum potential amount of liability under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses. To date, the Company has not incurred costs as a result of obligations under these agreements and has not accrued any liabilities related to such indemnification obligations in its accompanying financial statements.

Litigation

From time to time, the Company is party to litigation relating to matters arising in the ordinary course of business. Management does not believe that the outcome of the matters will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

5.	401(k) Plan

The Company has a 401(k) plan (the Plan) available to substantially all employees of the Company and its members. Employee contributions are limited to a percentage of their base compensation as defined in the Plan, and may be supplemented by discretionary employer matching or profit sharing contributions, subject to vesting requirements, and other discretionary employer contributions that are not subject to vesting requirements. The Company made plan contributions of approximately $206,433 and $45,241 for 2006 and 2005, respectively.

6.	Related-Party Transactions

A member of the L.L.C. has guaranteed the Company’s obligations under the Company’s facility leases.

7.	Subsequent Event

On April 9, 2007, the members of the L.L.C. signed a non-binding letter of intent to sell their membership interests to an unrelated party. The close of the transaction is contingent upon the satisfaction of certain terms and conditions, including the approval of the acquirer’s board of directors.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,336,294	$2,315,481
Accounts receivable, net	1,647,573	1,365,935
Prepaid expenses	105,700	92,661
Other current assets	8,104	8,104

Total current assets	4,097,671	3,782,181
Property and equipment, net	348,089	373,611
Licenses, net	522,917	506,583

Total assets	$4,968,677	$4,662,375

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$523,229	$342,134
Accrued salaries and benefits	106,678	256,800
Deferred revenue	170,891	129,600

Total current liabilities	800,798	728,534
Commitments and contingencies
Members’ equity	4,167,879	3,933,841

Total liabilities and members’ equity	$4,968,677	$4,662,375

See accompanying notes to unaudited financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)

Revenue	$2,115,224	$1,552,430	$6,179,680	$4,988,825
Costs and expenses:
Cost of revenues	578,549	423,755	1,522,458	1,197,972
Selling, general and administrative expenses	939,579	588,890	2,293,632	1,726,748

Total operating expenses	1,518,128	1,012,645	3,816,090	2,924,720

Operating income	597,096	539,785	2,363,590	2,064,105
Interest income	13,346	8,462	47,891	18,416

Income before income taxes	610,442	548,247	2,411,481	2,082,521
Income tax expense	3,148	3,148	9,443	10,493

Net income	$607,294	$545,099	$2,402,038	$2,072,028

See accompanying notes to unaudited financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)

Operating activities
Net income	$2,402,038	$2,072,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	112,285	88,355
Amortization of licenses	193,666	178,135
Changes in operating assets and liabilities:
Accounts receivable	(281,638)	251,294
Prepaid expenses and other current assets	(13,039)	13,414
Accounts payable and accrued liabilities	181,095	(29,121)
Accrued salaries and benefits	(150,122)	87,092
Deferred revenue	41,291	12,931

Net cash provided by operating activities	2,485,576	2,674,128

Investing activities
Purchases of property and equipment	(86,763)	(136,372)
Purchases of licenses	(210,000)	(250,500)

Cash used in investing activities	(296,763)	(386,872)

Financing activities
Members’ distributions	(2,168,000)	(2,228,880)

Cash used in financing activities	(2,168,000)	(2,228,880)

Net increase in cash and cash equivalents	20,813	58,376
Cash and cash equivalents at beginning of period	2,315,481	1,286,799

Cash and cash equivalents at end of period	$2,336,294	$1,345,175

Cash paid for income taxes	$12,590	$12,590

See accompanying notes to unaudited financial statements.

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS

1.	Business and Summary of Significant Accounting Policies

Business

Lexico Publishing Group, L.L.C. (the Company) is a limited liability company (L.L.C.) that was formed in 1999 to provide on-line reference tools to users through its web sites which include Reference.com, Dictionary.com, and Thesaurus.com. The L.L.C. form of organization provides its members protection from liabilities incurred by the L.L.C. and expires automatically twenty-five years after formation, unless the members unanimously vote to continue the Company and file a certificate of continuation with appropriate governmental authorities.

Basis of Presentation

The accompanying unaudited interim financial statements do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, which are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the interim financial statements, have been included. These financial statements should be read in conjunction with the Company’s audited financial statements and related notes for the year ended December 31, 2006. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of licenses, property, and equipment including the capitalization of internally developed software, recognition of revenue, valuation of accounts receivable, and accrual of liabilities. Actual results could differ from those estimates.

Revenue Recognition

The Company, through its Reference.com and co-branded sub-domains of Reference.com, generates revenues via advertising in the form of sponsored links and image ads. This includes both pay-per-performance ads and paid-for-impression advertising. In the pay-for performance model, the Company earns revenue based on the number of clicks associated with such ads; in the paid-for-impression model, the Company’s revenue is derived from the display of ads. The Company’s policy is to record revenue net of discrepancies between the Company’s and the customer’s tracking of web site activity. Such discrepancies are estimated based on the level of historical differences.

To date, the majority of the Company’s advertising revenue has been obtained through the efforts of third-party monetization partners, and has not been the result of direct contracts with advertisers. The third-party is obligated to pay the Company a portion of the revenue it receives from advertisers, as compensation for the Company’s sale of promotional space on its Internet properties. Revenue is recorded in the period in which such advertising services are provided. Customers that comprise more than 10% of revenues are considered major customers. During the nine months ended September 30, 2007, the Company earned approximately 25% and 18% of its revenue through two major customers. Accounts receivable from these two major customers represented 29% of total accounts receivable at September 30, 2007. During the nine months ended September 30, 2006, five major customers accounted for 22%, 17%, 12%, 11% and 10% of revenue. Accounts receivable from these five major customers represented 65% of total accounts receivable at September 30, 2006.

The Company sells subscriptions for premium, ad-free content on its web site. The Company recognizes revenue from sales of subscriptions over the life of the subscription, which is generally one

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

year. Sales that do not yet meet the criteria for revenue recognition are classified as “Deferred Revenues” on the balance sheet and are recognized as revenue over the subscription period.

Income Taxes

Because the Company was established as an L.L.C., any tax attributes flow through to the members. The income tax provisions reflected in the accompanying financial statements relate to state L.L.C. fees, based on income. L.L.C. fees payable are included as a component of accounts payable and accrued liabilities in the accompanying balance sheets.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, (SFAS 157). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes in current practice resulting from the application of the SFAS 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value re-measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS 157 will have a material impact on its financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, results of operations, or cash flows.

2.	Balance Sheet Accounts

Property and Equipment

The following is a summary of property and equipment:

	September 30,	December 31,
	2007	2006

Office equipment, computers, and software	$472,466	$385,704
Web site development costs	201,000	201,000
Furniture	27,429	27,429

	700,895	614,133
Less accumulated depreciation and amortization	(352,806)	(240,522)

	$348,089	$373,611

Licenses

License fees consist of payments to suppliers of web site content pursuant to contractual arrangements which give the Company rights to use the subject information. Accumulated amortization amounted to $257,082 and $106,917 at September 30, 2007 and December 31, 2006, respectively.

3.	Commitments and Contingencies

Leases

The Company conducts its operations from leased facilities. The leases have initial terms ranging from month to month to three years. Certain leases require stated future rental increases and require payment of property taxes, insurance, and maintenance costs by the Company. Payments under the leases are guaranteed by a member of the L.L.C. Future minimum rental payments under operating leases that have

LEXICO PUBLISHING GROUP, L.L.C.
(a limited liability company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

initial or remaining non-cancelable lease terms in excess of one year as of September 30, 2007 are approximately as follows:

Remaining three months of 2007	$19,119
2008	42,758
2009	3,639

Total minimum lease payments	$65,516

Other Commitments

In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, web-hosting and marketing. As of September 30, 2007, the total future commitments under these arrangements amount to approximately $483,000.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of its breach of agreements, services to be provided by it, or from intellectual property infringement claims made by third parties. Additionally, the Company, through its operating agreement, has indemnified its members, officers, employees, and agents serving at the request of the Company to the fullest extent permitted by applicable law.

It is not possible to determine the maximum potential amount of liability under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses. To date, the Company has not incurred costs as a result of obligations under these agreements and has not accrued any liabilities related to such indemnification obligations in its accompanying financial statements.

Litigation

From time to time, the Company is party to litigation relating to matters arising in the ordinary course of business. Management does not believe that the outcome of the matters will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

4.	Pending Acquisition of Company

On April 9, 2007, the members of the L.L.C. signed a non-binding letter of intent to sell their membership interests to an unrelated party. On July 13, 2007, the members of the L.L.C. signed a purchase agreement in furtherance of the transaction contemplated in the non-binding letter of intent. The close of the transaction is contingent upon the satisfaction of certain terms and conditions, including the ability of the acquirer to raise the capital necessary to finance the transaction.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information (the “Pro Forma Consolidated Financial Information”) gives effect to our pending acquisition of Lexico as if it had been completed as of the beginning of the earliest period presented, January 1, 2006, with respect to the pro forma statements of operations data, and as of September 30, 2007 with respect to the pro forma balance sheet data. The Unaudited Pro Forma Consolidated Financial Statements assume that Answers Corporation will pay $104.9 million in cash, using the estimated net proceeds from the issuance of 14,961,091 shares of its common stock in this offering at the assumed public offering price of $7.01 per share, which is the closing sale price of its common stock as reported by the Nasdaq Global Market on November 8, 2007. The purchase price of $104.9 million is comprised by the pre-adjusted purchase price of $100 million, expected transaction expenses of $2.2 million and a working capital adjustment of $2.7 million. The unaudited Pro Forma Consolidated Financial Information includes adjustments to allocate the purchase price and estimated transaction expenses to Lexico’s assets and liabilities based upon a preliminary determination of the fair values of the related assets acquired and liabilities assumed. The purchase price of $104.9 million is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Lexico as of the closing of the Acquisition. Accordingly, the actual purchase accounting adjustments may differ significantly from the pro forma adjustments reflected herein.

The unaudited pro forma Consolidated Financial Information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only and should not be considered indicative of actual results of operations or financial position that would have been achieved had our acquisition of Lexico actually been consummated on the dates indicated and do not purport to be indicative of results of operations as of any future period. The unaudited Financial Information s should be read in conjunction with the historical financial statements and related notes of each of Answers and Lexico, and other financial information presented elsewhere in this prospectus. The unaudited pro forma consolidated Financial Information is based on the assumptions set forth in the notes thereto.

Preliminary Purchase Price Allocation

The Pro Forma unaudited Consolidated Financial Information reflects the allocation of the estimated purchase price of $104.9 million to the assets acquired and liabilities assumed of Lexico based on a preliminary determination of their fair values. The following table summarizes the preliminary purchase price allocation:

($ — in thousands)

Cash and cash equivalents	2,336
Accounts receivable	1,648
Prepaid expenses and other current assets	114
Property and equipment	282
Intangible assets	66
Prepaid expenses long-term	523
Subscribers’ customer base	119
Technology	78
Non-competition	894
Domain name	13,843
Prepaid compensation	10,000
Goodwill	75,775

Total assets acquired	105,678

Accounts payable and accrued liabilities	523
Accrued salaries and benefits	107
Deferred revenue	171

Total liabilities assumed	801

Total estimated purchase price	104,877

ANSWERS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2006

	Historical
		Lexico
	Answers	Publishing	Pro Forma		Pro Forma
	Corporation	Group, LLC	Adjustments	Notes	Combined
	(in thousands, except for share and per share data)

Revenue	$7,029	$7,015	—		$14,044
Costs and expenses:
Cost of revenue	3,406	1,648	(67)	1	7,661
			56	2
			2,500	3
			118	4
Research and development	5,865	—	67	1	9,228
			646	2
			2,650	3
Sales and marketing	3,253	—	1,018	2	7,371
			3,100	3
General and administrative	3,385	—	855	2	6,821
			750	3
			1,831	4
Selling, general and administrative expenses	—	2,575	(2,575)	2	—

Total operating expenses	15,909	4,223	10,949		31,081

Operating income (loss)	(8,880)	2,792	(10,949)		(17,037)
Interest income, net	553	29	—		582
Other expense, net	(176)	—	—		(176)

Income (loss) before income taxes	(8,503)	2,821	(10,949)		(16,631)
Income taxes	(68)	(13)	(2,054)	5	(2,135)

Net income (loss)	$(8,571)	$2,808	$(13,003)		$(18,766)

Basic and diluted net loss per common share	$(1.12)				$(0.83)

Weighted average shares used in computing basic and diluted net loss per common share	7,673,543		14,961,091	6	22,634,634

ANSWERS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2007

	Historical
		Lexico
	Answers	Publishing	Pro Forma		Pro Forma
	Corporation	Group, LLC	Adjustments	Notes	Combined
	(in thousands, except for share and per share data)

Revenue	$8,404	$6,180	—		$14,584
Costs and expenses:
Cost of revenue	3,643	1,522	(76)	1	5,160
			41	2
			30	4
Research and development	2,239	—	76	1	3,540
			475	2
			750	3
Sales and marketing	3,275	—	608	2	3,883
General and administrative	3,003	—	1,170	2	5,546
			1,373	4
Selling, general and administrative expenses		2,294	(2,294)	2	—

Total operating expenses	12,160	3,816	2,153		18,129

Operating income (loss)	(3,756)	2,364	(2,153)		(3,545
Interest income, net	299	48	—		347
Other expense, net	(11)	—	—		(11)

Income (loss) before income taxes	(3,468)	2,412	(2,153)		(3,209)
Income taxes	(33)	(9)	(1,541)	5	(1,583)

Net income (loss)	$(3,501)	$2,403	$(3,694)		$(4,792)

Basic and diluted net loss per common share	$(0.45)				$(0.21)

Weighted average shares used in computing basic and diluted net loss per common share	7,844,900		14,961,091	6	22,805,991

ANSWERS CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

1. Cost of revenues of Lexico has been reclassified to conform to Answers’ presentation as follows:

	Nine Months Ended	Year Ended
	September 30, 2007	December 31, 2006
	(in thousands)	(in thousands)

Cost of revenue	$1,446	$1,581
Research and development	76	67

Cost of revenue, as reported by Lexico	$1,522	$1,648

2. Selling, general and administrative expenses of Lexico have been reclassified to conform to Answers’ presentation as follows:

	Nine Months Ended	Year Ended
	September 30, 2007	December 31, 2006
	(in thousands)	(in thousands)

Cost of revenue	$41	$56
Research and development	475	646
Sales and marketing	608	1,018
General and administrative	1,170	855

Total Selling, general and administrative expenses, as reported by Lexico	$2,294	$2,575

3. As part of the total acquisition cost, $10.0 million may be paid to the employees of Lexico (the “Lexico Employee Bonuses”), subject to certain terms and conditions and a pre-determined payout schedule, which in most cases is one year. Based on the assumption that the acquisition of Lexico occurred on January 1, 2006, the Lexico Employee Bonuses would have been recorded as follows:

	Nine Months Ended	Year Ended
	September 30, 2007	December 31, 2006
	(in thousands)	(in thousands)

Cost of revenue	$—	$2,500
Research and development	750	2,650
Sales and marketing	—	3,100
General and administrative	—	750

Total Lexico Employee Bonuses	$750	$9,000

4. These pro-forma adjustments represent the additional amortization expense for the amortizable intangible assets acquired in connection with the Lexico acquisition, assuming the acquisition of Lexico occurred on January 1, 2006:

	Gross Carrying		Nine Months Ended	Year Ended
	Amount	Life	September 30, 2007	December 31, 2006
	(in thousands)	(years)	(in thousands)	(in thousands)

Cost of revenue:
Subscribers’ customer base	$119	3	$30	$40
Technology	78	1	—	78

			$30	$118

General and administrative
Domain name	$13,843	10	$1,038	$1,384
Non-compete	894	2	335	447

			$1,373	$1,831

5. The above pro forma adjustment represents the tax expense, in accordance with the provisions of Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes,” for temporary differences that will result from the amortization of the first component of goodwill for income tax reporting purposes at a statutory rate of 40.66%. The $10 million of compensation expense payable to

ANSWERS CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)

the employees of Lexico represents a second component of goodwill, the tax benefit of which will be recognized when realized on the tax return and will be applied as a reduction to goodwill related to the acquisition at such time.

6. This pro forma adjustment assumes that we issued 14,961,091 shares of Answers common stock to acquire Lexico on January 1, 2006. The number of shares issued is based on the preliminary purchase price of Lexico divided by $7.01, the closing sale price of our common stock as reported by the Nasdaq Global Market on November 8, 2007.

Shares used to calculate unaudited pro forma basic and diluted loss per share were computed by adding the 14,961,091 shares assumed to be issued, to the weighted average number of shares outstanding for each period.

ANSWERS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2007

	Historical
		Lexico
	Answers	Publishing	Pro Forma		Pro Forma
	Corporation	Group, LLC	Adjustments	Notes	Combined
	$	$	$		$
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	5,293	2,336	476	1	8,105
Investment securities	2,223	—			2,223
Accounts receivable	1,035	1,648			2,683
Prepaid expenses and other current assets	539	114	8,000	2	8,653

Total current assets	9,090	4,098			21,664

Long-term deposits (restricted)	497	—			497

Deposits in respect of employee severance obligations	1,052	—			1,052

Property and equipment, net	1,096	282			1,378

Other assets:
Intangible assets, net	5,069	66	14,934	3	20,069
Goodwill	437	—	75,775	3	76,212
Prepaid expenses, long-term, and other assets	245	523			768
Deferred charges	882		(476)	1	406

Total other assets	6,633	589			97,455

Total assets	18,368	4,969			122,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	392	347			739
Accrued expenses	1,250	176			1,426
Accrued compensation	610	107			717
Deferred revenues, short-term	22	171			193

Total current liabilities	2,274	801			3,075

Long-term liabilities
Liability in respect of employee severance obligations	1,147	—			1,147
Deferred tax liability	11	—			11

	1,158	—			1,158

Stockholders’ equity:
Common stock; $0.001 par value	8	—	15	4	23
Members’ equity	—	4,168	(4,168)	5	—
Additional paid-in capital	73,441	—	104,862	4	178,303
Accumulated other comprehensive loss	(28)	—			(28)
Accumulated deficit	(58,485)	—	(2,000)	6	(60,485)

Total stockholders’ equity	14,936	4,168			117,813

Total liabilities and stockholders’ equity	18,368	4,969			122,046

ANSWERS CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

1. Costs incurred in connection with the acquisition of Lexico, as of September 30, 2007, were recorded as deferred charges on our balance sheet, and amounted to $476 thousand. This pro-forma adjustment assumes that the acquisition of Lexico occurred on September 30, 2007, therefore such charges are reversed and added back to the cash and cash equivalents.

2. As part of the total cost of the Lexico acquisition, $10.0 million may be paid to the employees of Lexico (the “Lexico Employee Bonuses”). Of such amount, $2.0 million will be paid to said employees immediately after consummation of the acquisition, while the remaining $8.0 million is subject to certain terms and conditions and a pre-determined payout schedule. Based on the assumption that the acquisition of Lexico had occurred on September 30, 2007, the $8.0 million will be recorded as prepaid compensation expense.

3. These pro forma adjustments represent the purchase of the following intangible assets:

($ — in thousands)

Subscribers’ customer base	119
Technology	78
Non-compete	894
Domain name	13,843

14,934
Goodwill	75,775

90,709

4. These pro forma adjustments reflect the par value and the additional paid in capital from the assumed issuance of 14,961,091 shares of our common stock on September 30, 2007. The number of shares issued is based on the preliminary purchase price of Lexico, divided by $7.01, the closing sale price of our common stock as reported by the Nasdaq Global Market on November 8, 2007.

5. This adjustment eliminates the Members’ equity of Lexico as of September 30, 2007.

6. This pro forma adjustment reflects the $2.0 million compensation expense as described above in note 2.

ANSWERS CORPORATION

$140,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, or units having an aggregate initial offering price not exceeding $140,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on the Nasdaq Global Market under the symbol “ANSW.” Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any other securities exchange covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks.  See “Risk Factors” on page 3 for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors”. You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 6, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $140,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

OUR BUSINESS

We own and operate two ad supported Web properties: Answers.com, a leading Internet information portal, and WikiAnswers.com, a user generated content, or UGC, community-based Q&A site. According to comScore, a global Internet information provider, our Web properties had 13.4 million unique monthly visitors in June 2007, ranking Answers Corporation as the 61st largest U.S. Web property. In addition, according to our unaudited internal data we had over 430 million queries during the first quarter of 2007. Approximately 60-70% of our traffic is generated by search engine traffic (traffic originating from a search conducted on a search engine going directly to a Web page), 15-25% of our traffic is generated by the “definition link” appearing on Google’s website result pages, while the remaining 10-20% is generated by direct traffic (traffic resulting from users visiting a site via a direct type-in of the URL of the site in the address line of their Web browser, a bookmarked “Favorite,” a link from other websites or a Web-specific toolbar). Once user traffic is directed to our Web properties our business runs on the ability to monetize this Internet traffic through online advertising. Our goal is to become the Internet’s prime free destination site for users searching for any type of information and the premier online provider of answers to questions on any topic. We were incorporated in December 1998 and are a Delaware corporation. We have offices in New York, NY, and Jerusalem, Israel.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in Answers Corporation and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on

Form 10-KSB, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for acquisitions of other companies, products or technologies including, without limitation, the acquisition of the outstanding equity interests of Lexico Publishing Group, LLC in accordance with a Securities Purchase Agreement, dated July 13, 2007, as described in the Form 8-K filed on July 17, 2007 and incorporated by reference herein. We may also use net proceeds from the sale of securities for working capital and other general corporate purposes. Working capital and other general corporate purposes may include sales and marketing expenditures, research and development expenditures, capital expenditures and any other purposes that we may specify in any prospectus supplement. Except for the acquisition of Lexico Publishing Group, LLC, we have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in the applicable prospectus supplement relating to a specified offering of securities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, in one or more series;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended by a certificate of amendment and which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.01 par value. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

As of July 13, 2007, there were 7,854,053 shares of our common stock outstanding. The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws. Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets legally available for distribution to the stockholders after payment of all our debts and other liabilities, subject to prior distribution rights of our preferred stock, if any.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ANSW.” The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Preferred Stock

As of July 13, 2007, no shares of our preferred stock were outstanding. Our amended and restated certificate of incorporation, as amended, provides that our board of directors may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation, as amended, and any certificates of designation that the board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and the amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a) the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(b) the dividend rate and the times of payment of dividends on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption;

(f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(i) any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Options/Warrants

As of July 13, 2007, there were 2,247,586 shares of common stock reserved underlying stock options granted under our equity compensation plans and there were 50,103 shares available for future grants under our 2005 Incentive Compensation Plan and 2004 Stock Plan. Additionally, we have reserved 1,157,763 shares of common stock for issuance upon exercise of outstanding warrants.

Certain Provisions of Delaware Law and our Certificate of Incorporation and By-Laws

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

•	prior to such time our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the person.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

In addition, some provisions of our amended and restated certificate of incorporation, as amended, and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Board of Directors

Our amended and restated certificate of incorporation, as amended, provides that our board of directors be divided into three classes of directors. One class has been created for a term expiring at the annual meeting of stockholders to be held in 2008. The second class has been created for a term expiring at the annual meeting of stockholders to be held in 2009. The third class has been created for a term expiring at the annual meeting of stockholders to be held in 2010.

Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election. Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

The number of directors comprising our board of directors will be from five to nine directors as provided from time to time exclusively by our board of directors. Subject to the rights of the holders of any class or classes of stock or series thereof entitled to elect one or more directors, our amended and restated bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

The classification of our board of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. At any meeting of our board of directors, a majority of the authorized number of directors then in office will constitute a quorum for the transaction of business.

Preferred Stock; Authorized But Unissued Shares

The authorized but unissued shares of our preferred stock are available for future issuance without stockholder approval. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Indemnification

There are, in our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Our amended and restated certificate of incorporation also permits the indemnification of persons other than directors and officers in certain situations.

Amended and Restated Bylaws

Our amended and restated bylaws include provisions that restrict the ability of the stockholders to remove directors, take action without a meeting and call special meetings. Our amended and restated bylaws also contain advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting. Our amended and restated bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our board of directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Written Consent of Stockholders; Special Meeting of Stockholders

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting. Our amended and restated certificate of incorporation, as amended, provides that special meetings of the stockholders may only be called by the chairman of the board of directors, the president or by a majority of the board of directors and may not be called by the holders of our common stock.

Advance Notice Procedure for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 75 days nor more than 90 days before the annual meeting of stockholders. Each notice must contain:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal,

•	the class and number of shares of the Corporation which are beneficially owned by such stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder’s notice, and

•	any material interest of the stockholder in such proposal

Our corporate secretary will deliver all notices to the Corporate Governance Committee of our board of directors for review.

Business brought before an annual meeting without complying with these provisions will not be transacted. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and (iii) for any transaction from which the director derives an improper personal benefit.

The effect of the provision of our amended and restated certificate of incorporation, as amended, is to eliminate the rights of the company and its stockholders (through stockholders’ derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iii) above. This provision does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, Answers’ Certificate of Incorporation provides that the company shall indemnify to the fullest extent permitted by law its directors, officers and employees and any other persons to which Delaware law permits a corporation to provide indemnification against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Answers Corporation. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may “reopen,” or issue additional debt securities of, a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•	the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us). However, Senior Indebtedness will not include:

•	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Answers Corporation, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the debt securities and the Indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Answers Corporation; or

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an Event of Default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Indentures which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent, including without limitation the absence of a continuing Event of Default, have been complied with regarding such defeasance or covenant defeasance.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest. Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

Trustee

The trustee or trustees under the Indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to a particular series of warrants. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We may also choose to act as out own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the warrant agreement under which the warrants will be issued;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	anti-dilution provisions of the warrants, if any;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;

•	the identities of the warrant agent and any calculation or other agent for the warrants;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase common stock directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on the Nasdaq global market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Answers Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, and as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin a member firm of KPMG International, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 financial statements refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement 123R “Share-Based Payment.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K filed on February 20, 2007, May 7, 2007, May 8, 2007 and July 17, 2007; and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on August 1, 2005.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Answers Corporation
237 West 35th Street
Suite 1101
New York, New York 10001
Attn.: Corporate Secretary
Tel: (646) 502-4777
www.answers.com

          Shares
Common Stock

Thomas Weisel Partners LLC	Canaccord Adams

ThinkEquity Partners LLC	Maxim Group LLC

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.